Exhibit 99.2

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

X
:
In re	:	Chapter 11
:
DITECH HOLDING CORPORATION, et al.,	:	Case No. 19-10412 (JLG)
:
Debtors.[1]	:	(Jointly Administered)
:
X

DISCLOSURE STATEMENT FOR JOINT CHAPTER 11 PLAN OF

DITECH HOLDING CORPORATION AND ITS AFFILIATED DEBTORS

WEIL, GOTSHAL & MANGES LLP

Ray C. Schrock, P.C.

Sunny Singh, Esq.

767 Fifth Avenue

New York, New York 10153

Telephone: (212) 310-8000

Facsimile: (212) 310-8007

Proposed Counsel for Debtors

and Debtors in Possession

Dated: March 5, 2019

            New York, New York

THIS IS NOT A SOLICITATION OF VOTES OF ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT.

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are Ditech Holding Corporation (0486); DF Insurance Agency LLC (6918); Ditech Financial LLC (5868); Green Tree Credit LLC (5864); Green Tree Credit Solutions LLC (1565); Green Tree Insurance Agency of Nevada, Inc. (7331); Green Tree Investment Holdings III LLC (1008); Green Tree Servicing Corp. (3552); Marix Servicing LLC (6101); Mortgage Asset Systems, LLC (8148); REO Management Solutions, LLC (7787); Reverse Mortgage Solutions, Inc. (2274); Walter Management Holding Company LLC (9818); and Walter Reverse Acquisition LLC (8837). The Debtors’ principal offices are located at 1100 Virginia Drive, Suite 100, Fort Washington, Pennsylvania 19034.

A SOLICITATION OF VOTES IS BEING CONDUCTED TO OBTAIN SUFFICIENT ACCEPTANCES OF THE JOINT CHAPTER 11 PLAN OF DITECH HOLDING CORPORATION AND ITS AFFILIATED DEBTORS.

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 5:00 P.M., PREVAILING EASTERN TIME, ON MAY 24, 2019, UNLESS EXTENDED BY THE DEBTORS.

THE RECORD DATE FOR DETERMINING WHICH HOLDERS OF CLAIMS MAY VOTE ON THE PLAN IS APRIL 9, 2019 (THE “VOTING RECORD DATE”).

RECOMMENDATION BY THE DEBTORS

The Board of Directors of Ditech Holding Corporation and the board of directors, managers or members, as applicable, of each of its affiliated Debtors have unanimously approved the transactions contemplated by the Plan (as defined herein) and recommend that all creditors whose votes are being solicited submit ballots to accept the Plan. Holders of approximately 80.38% of the Term Loan Claims (as defined herein) have already agreed to vote in favor of the Plan.

HOLDERS OF CLAIMS OR INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS BEFORE VOTING ON THE PLAN.

THE ISSUANCE AND DISTRIBUTION UNDER THE PLAN OF NEW COMMON STOCK (AS DEFINED HEREIN) WILL BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND ANY OTHER APPLICABLE SECURITIES LAWS PURSUANT TO SECTION 1145 OF THE BANKRUPTCY CODE. THESE SECURITIES MAY BE RESOLD WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR OTHER FEDERAL SECURITIES LAWS PURSUANT TO THE EXEMPTION PROVIDED BY SECTION 4(a)(1) OF THE SECURITIES ACT, UNLESS THE HOLDER IS AN “UNDERWRITER” WITH RESPECT TO SUCH SECURITIES, AS THAT TERM IS DEFINED IN SECTION 1145(b)(1) OF THE BANKRUPTCY CODE. IN ADDITION, SUCH SECTION 1145 EXEMPT SECURITIES GENERALLY MAY BE RESOLD WITHOUT REGISTRATION UNDER STATE SECURITIES LAWS PURSUANT TO VARIOUS EXEMPTIONS PROVIDED BY THE RESPECTIVE LAWS OF THE SEVERAL STATES. THE AVAILABILITY OF THE EXEMPTION UNDER SECTION 1145 OF THE BANKRUPTCY CODE OR ANY OTHER APPLICABLE SECURITIES LAWS SHALL NOT BE A CONDITION TO THE OCCURRENCE OF THE EFFECTIVE DATE (AS DEFINED IN THE PLAN).

THE NEW COMMON STOCK TO BE ISSUED ON THE EFFECTIVE DATE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER THE SEC NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING STATEMENTS INCORPORATED BY REFERENCE, PROJECTED FINANCIAL INFORMATION, AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS. CERTAIN OF THESE FORWARD-LOOKING STATEMENTS CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS “BELIEVES,” “EXPECTS,” “PROJECTS,” “INTENDS,” “PLANS,” “ESTIMATES,” “ASSUMES,” “MAY,” “SHOULD,” “WILL,” “SEEKS,” “ANTICIPATES,” “OPPORTUNITY,” “PRO FORMA,” “PROJECTIONS,” OR OTHER SIMILAR EXPRESSIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED HEREIN AND IN DITECH HOLDING CORPORATION’S FILINGS WITH THE SEC.

READERS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS CONTAINED HEREIN ARE BASED ON ASSUMPTIONS THAT ARE BELIEVED TO BE REASONABLE, BUT ARE SUBJECT TO A WIDE RANGE OF RISKS, INCLUDING THOSE IDENTIFIED IN SECTION VIII OF THIS DISCLOSURE STATEMENT. IMPORTANT ASSUMPTIONS AND OTHER IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPECTED ALSO INCLUDE, BUT ARE NOT LIMITED TO, THOSE FACTORS, RISKS, AND UNCERTAINTIES DESCRIBED IN MORE

DETAIL UNDER THE HEADING “RISK FACTORS” AND ELSEWHERE IN THE ANNUAL AND QUARTERLY REPORTS OF DITECH HOLDING CORPORATION, INCLUDING AMENDMENTS THERETO, AND ITS OTHER FILINGS WITH THE SEC. DUE TO THESE UNCERTAINTIES, READERS CANNOT BE ASSURED THAT ANY FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT. THE DEBTORS ARE UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIM ANY OBLIGATION TO) UPDATE OR ALTER ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE, UNLESS INSTRUCTED TO DO SO BY THE BANKRUPTCY COURT (AS DEFINED BELOW).

NO INDEPENDENT AUDITOR OR ACCOUNTANT HAS REVIEWED OR APPROVED THE FINANCIAL PROJECTIONS OR THE LIQUIDATION ANALYSIS ATTACHED HERETO AS EXHIBITS D AND E, RESPECTIVELY.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THIS DISCLOSURE STATEMENT.

THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR IN CONNECTION WITH CONFIRMATION OF THE PLAN. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE.

ALL EXHIBITS TO THE DISCLOSURE STATEMENT ARE INCORPORATED INTO, AND ARE A PART OF, THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

ii

TABLE OF CONTENTS

I. INTRODUCTION		6

II. OVERVIEW OF COMPANY’S OPERATIONS		14

A.	Debtors’ Business	14

B.	Debtors’ Organizational Structure	19

C.	Directors and Officers	20

D.	Regulation of Company’s Business	20

E.	Debtors’ Existing Capital Structure	22

III. KEY EVENTS LEADING TO COMMENCEMENT OF CHAPTER 11 CASES		24

A.	Background and Prior Restructuring	24

B.	Events Leading to Commencement of These Chapter 11 Cases	24

C.	The Prepetition Marketing Process and Negotiations with Stakeholders	25

D.	Utilization of Grace Period, Forbearance, and Expiration of Certain Warehouse Facilities	27

IV. OVERVIEW OF THE CHAPTER 11 CASES		28

A.	Commencement of Chapter 11 Cases and First-Day Motions	28

B.	Procedural Motions and Retention of Professionals	31

C.	Bar Date	31

D.	Appointment of the Creditors’ Committee	31

E.	Statements and Schedules, and Rule 2015.3 Financial Reports	32

F.	Litigation Matters	32

G.	Marketing Process and Bidding Procedures	33

V. SUMMARY OF PLAN		33

A.	Administrative Expenses and Priority Claims	34

B.	Classification of Claims and Interests	35

C.	Treatment of Claims and Interests	36

D.	Means for Implementation	41

E.	Distributions	52

F.	Procedures for Disputed Claims	57

G.	Executory Contracts and Unexpired Leases	59

H.	Conditions Precedent to Confirmation of Plan and Effective Date	62

I.	Effect of Confirmation of Plan	64

J.	Retention of Jurisdiction	69

K.	Miscellaneous Provisions	71

VI. TRANSFER RESTRICTIONS AND CONSEQUENCES UNDER FEDERAL SECURITIES LAWS		75

VII. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF PLAN		76

A.	Consequences to the Debtors	77

B.	Consequences to Holders of Term Loan Claims	80

C.	Disposition of New Common Stock	83

D.	Ownership and Disposition of the New Term Loan	83

E.	Information Reporting and Backup Withholding	85

VIII. CERTAIN RISK FACTORS TO BE CONSIDERED		86

A.	Certain Bankruptcy Law Considerations	86

B.	Additional Factors Affecting Value of Reorganized Debtors	88

C.	Risks Relating to Debtors’ Business and Financial Condition	89

D.	Factors Relating to Securities to be Issued Under Plan, Generally	94

E.	Risk Related to Obtaining Exit Financing	94

F.	Risks Related to Investment in New Common Stock	94

G.	Additional Factors	95

IX. VOTING PROCEDURES AND REQUIREMENTS		96

A.	Voting Deadline	96

B.	Voting Procedures	97

C.	Parties Entitled to Vote	97

X. CONFIRMATION OF PLAN		100

A.	Confirmation Hearing	100

B.	Objections to Confirmation	100

C.	Requirements for Confirmation of Plan	102

XI. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF PLAN		106

A.	Alternative Plan of Reorganization	106

B.	Sale Under Section 363 of Bankruptcy Code	106

C.	Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law	106

XIII. CONCLUSION AND RECOMMENDATION		107

EXHIBIT A:	Joint Plan of Reorganization

EXHIBIT B:	Restructuring Support Agreement

EXHIBIT C:	Organizational Structure Chart

EXHIBIT D:	Financial Information and Projections

EXHIBIT E:	Liquidation Analysis

I.

INTRODUCTION

Ditech Holding Corporation (f/k/a Walter Investment Management Corp., “DHCP”) and its affiliated debtors (collectively, the “Debtors” and together with their non-debtor affiliates, the “Company”) submit this disclosure statement (the “Disclosure Statement”) pursuant to Section 1125 of the Bankruptcy Code in connection with the solicitation of votes with respect to the Joint Chapter 11 Plan of Ditech Holding Corporation and its Affiliated Debtors, dated March 5, 2019 (the “Plan”).2 The Plan is annexed hereto as Exhibit A and is incorporated herein by reference. The Debtors commenced their chapter 11 cases (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) on February 11, 2019 (the “Commencement Date”).

The purpose of this Disclosure Statement, including the exhibits annexed hereto, is to provide information of a kind, and in sufficient detail, to enable creditors of the Debtors that are entitled to vote on the Plan to make an informed decision on whether to vote to accept or reject the Plan. This Disclosure Statement contains summaries of the Plan, certain statutory provisions, events contemplated in the Chapter 11 Cases, and certain documents related to the Plan.

DHCP is the ultimate parent of 26 direct and indirect subsidiaries and trust companies, 13 of which are Debtors in these Chapter 11 Cases. The Company is an independent servicer and originator of forward mortgage loans and a servicer of reverse mortgage loans. The Company is an integrated enterprise with primary day-to-day operations carried out at the subsidiary level and corporate and similar functions carried out at the DHCP level. In particular, Ditech Financial LLC (“Ditech Financial”) primarily carries out the Company’s forward mortgage origination and servicing operations and Reverse Mortgage Solutions, Inc. (“RMS”) primarily carries out the Company’s reverse mortgage servicing operations.

The Company services a wide array of loans across the credit spectrum for its own portfolio and for the GSEs (as defined below), government entities, third-party securitization trusts, and other credit owners. The Company originates and purchases residential loans through the consumer, correspondent and wholesale lending channels that are predominantly sold to GSEs and government entities. The Company also operates two complimentary businesses: (i) asset receivables management and (ii) real estate owned property management and disposition.

Beginning in May 2018, the Company began its formal review of strategic alternatives, including a potential merger or sale of all or substantially all of the assets of the Company. As explained in more detail below, the Company was not able to consummate an out-of-court transaction with a third party purchaser. Accordingly, facing increased uncertainty in 2019, and an anticipated going-concern qualification from its auditors, the Company turned its focus toward planning for an in-court recapitalization transaction that would maximize value for creditors and preserve the enterprise as a going concern. To that end, in December 2018, the Company began in earnest negotiating with groups of holders of its corporate debt on the terms and implementation of an acceptable recapitalization structure, culminating in a restructuring support agreement (the “Restructuring Support Agreement”) with the Term Loan Ad Hoc Group (as defined below)—the Company’s senior creditors—holding, in the aggregate, approximately $722.8 million of Prepetition Term Loans (as defined below). A copy of the Restructuring Support Agreement is attached hereto as Exhibit B.3

[2]

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan. To the extent any inconsistencies exist between this Disclosure Statement and the Plan, the Plan shall govern.

[3]	The signature pages for the Consenting Term Lenders have been removed from Exhibit B.

By virtue of the Restructuring Support Agreement, the Company commenced the Chapter 11 Cases with a clear path to a confirmable chapter 11 plan of reorganization and a viable recapitalization—in which, among other things, over $800 million in funded debt would be extinguished, leaving a significantly deleveraged reorganized Company, wholly owned by the holders of the Prepetition Term Loans, with $400 million of new term loan debt, and an appropriately sized exit working capital facility or consummation of another liquidity enhancing transaction (the “Reorganization Transaction”). As a toggle to the Reorganization Transaction, the Restructuring Support Agreement also provides for the continuation of the Company’s prepetition review of strategic alternatives whereby any and all bids for the Company or its assets will be evaluated as a precursor to confirmation of any chapter 11 plan of reorganization (the “Marketing Process”).

Specifically, the Marketing Process will provide a public and comprehensive forum in which the Debtors seek bids or proposals for three (3) potential transactions that, if representing higher or better value, will either be incorporated into a Reorganization Transaction or pursued as an alternative to the Reorganization Transaction in consultation with and subject to the rights of the Term Loan Ad Hoc Group under the Restructuring Support Agreement and the DIP Lenders under the DIP Facilities (as defined below). The three types of transactions for which bids will be solicited are:

•	“Sale Transaction” meaning, a sale of substantially all of the Company’s assets as provided in the Restructuring Support Agreement;

•

“Asset Sale Transaction” meaning, the sale of a portion of the Company’s assets other than a Sale Transaction consummated on or as soon as is reasonably practicable after the Effective Date; provided such sale shall only be conducted with the consent of the Requisite Term Lenders (as defined in the Plan); and

•

“Master Servicing Transaction” meaning, as part of a Reorganization Transaction to the extent the terms thereof are acceptable to the Requisite Term Lenders, entry by the Company into an agreement or agreements with an approved subservicer or subservicers (a “New Subservicer”) whereby, following the Effective Date, all or substantially all of the Company’s mortgage servicing rights are subserviced by the New Subservicer.

Although the Debtors will pursue the Marketing Process in earnest, the Reorganization Transaction will serve as a backstop and provide the Company the optionality to enter into such other transactions that can either augment the Reorganization Transaction (such as the Master Servicing Transaction) or, if representing higher or better value, replace the Reorganization Transaction (such as the Sale Transaction). Further, if during the Marketing Process the Debtors receive separate bids for certain of their assets that represent higher or better value for the estate, the Debtors can elect to proceed with such Asset Sale Transaction in conjunction with either a Reorganization Transaction or a Sale Transaction, as applicable.

In recognition of the Prepetition Term Loan holders’ position as the Debtors’ fulcrum creditors, under the Restructuring Support Agreement, within five (5) business days following the earlier of (a) the conclusion of the Company’s Marketing Process and (b) 95 days after the Commencement Date (the earliest such date, the “Election Date”), holders of at least 66 2/3% in aggregate principal amount outstanding of the Prepetition Term Loans (the “Electing Term Lenders”) may deliver a notice (the “Election Notice”) to the Company stating that the Electing Term Lenders wish to consummate a transaction (the “Elected Transaction”), as follows: (i) a Reorganization Transaction, (ii) a Master Servicing Transaction (as part of a Reorganization Transaction), or (iii) a Sale Transaction, and, if applicable, (iv) in connection and together with an election of (i), (ii), or (iii), any Asset Sale Transaction(s); provided that inclusion of any such Asset Sale Transaction(s) is not incompatible with the successful consummation of the elected transaction in (i), (ii), or (iii). If the Debtors do not proceed with the Elected Transaction, the Consenting Term Lenders can terminate the Restructuring Support Agreement.

As part of the restructuring contemplated by the Restructuring Support Agreement, the Company refinanced all of its prepetition warehouse and advance facilities by entering into the DIP Facilities, guaranteed by DHCP, which provide up to $1.9 billion in liquidity to Ditech Financial and RMS to support their operations and these Chapter 11 Cases. The DIP Facilities will be paid or refinanced in full in cash under any Elected Transaction or combination of Elected Transactions.

The Restructuring Support Agreement presently contemplates the following treatment for certain key classes of creditors under the Reorganization Transaction:

•

Term Loan Claims. On the Effective Date, the holders of Term Loan Claims will receive their pro rata share of new term loans (the “New Term Loan”) under the Amended and Restated Credit Facility Agreement in the aggregate principal amount of $400 million and 100% of the New Common Stock.

•	Second Lien Notes Claims. On the Effective Date, the holders of Second Lien Notes Claims will not receive any distribution.

•

Go-Forward Trade Claims. On the Effective Date, holders of Go-Forward Trade Claims (i.e., trade creditors identified by the Company (with the consent of the Requisite Term Lenders) as being integral to and necessary for the ongoing operations of reorganized DHCP (“Reorganized DHCP”)) will receive a distribution in Cash in an amount equaling a certain percentage of their Claim, subject to an aggregate cap.

•	General Unsecured Claims. On the Effective Date, the holders of General Unsecured Claims will not receive any distribution.

•	Parent Equity Interests. On the Effective Date, Parent Equity Interests will be extinguished.

•	All Priority Non-Tax Claims, Other Secured Claims, Intercompany Claims, and Intercompany Interests are Unimpaired under the Plan.

•

Following the Effective Date, Reorganized DHCP will adopt a post-restructuring management incentive plan (the “Management Incentive Plan”), under which up to 10% of the New Common Stock (after taking into account the shares to be issued under the Management Incentive Plan) will be reserved for issuance as awards under the Management Incentive Plan.

The Reorganization Transaction is expected to leave the Company’s businesses intact and its balance sheet delevered. It is also expected to enhance the Company’s long-term growth prospects and to allow the Company’s management team to increase its focus on operational performance and value creation.

Accomplishing a speedy and efficient resolution of the Chapter 11 Cases is essential to maximizing the value of the Company. Under the Restructuring Support Agreement and pursuant to the terms of the DIP Documents, the Debtors are obligated to meet certain milestones. Specifically, the Restructuring Support Agreement and the DIP Facilities may be terminated if, among other things, the Debtors fail to satisfy the following milestones:4

[4]

At the hearing held on February 13, 2019, the Bankruptcy Court declined to approve at that time certain of the milestones set forth in the DIP Documents. The Debtors have agreed with the DIP Lenders to request that each of the milestones set forth in the DIP Documents be approved in the final DIP Order.

Milestone	Deadline
File the Plan, Disclosure Statement, and Bidding Procedures Motion	Within 22 Days of the Commencement Date (March 5, 2019).

Entry of Final DIP Order, OCB Orders, and Cash Management Order	Within 35 Days of the entry of the Interim DIP Order (March 20, 2019).

Entry of order(s) approving Disclosure Statement and Bid Procedures	Within 65 Days of the Commencement Date (April 17, 2019).

Commence Auction (if necessary)	Within 95 Days of the Commencement Date (May 17, 2019).

Commence Sale and Confirmation Hearing	Within 115 Days of the Commencement Date (June 6, 2019).

Occurrence of Effective Date	Within 125 Days of the Commencement Date (June 16, 2019).

THE DEBTORS SUPPORT CONFIRMATION OF THE PLAN AND URGE ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN TO VOTE TO ACCEPT THE PLAN. THE DEBTORS BELIEVE THAT THE PLAN PROVIDES THE HIGHEST AND BEST RECOVERY FOR ALL STAKEHOLDERS.

WHO IS ENTITLED TO VOTE: Under the Bankruptcy Code, only holders of claims or interests in “impaired” Classes are entitled to vote on the Plan (unless, for reasons discussed in more detail below, such holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code). Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” unless (i) the Plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the Plan, among other things, cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

Holders of Claims in Class 3 (Term Loan Claims) are the only Class being solicited under, and the only Class entitled to vote on, the Plan.

THE PLAN PROVIDES THAT THE HOLDERS OF CLAIMS IN CLASS 3 WHO VOTE TO ACCEPT THE PLAN, OR WHO ABSTAIN FROM VOTING OR VOTE TO REJECT THE PLAN BUT DO NOT OPT-OUT OF THE RELEASES CONTAINED IN SECTION 10.6(b) OF THE PLAN, ARE DEEMED TO HAVE GRANTED THE RELEASES CONTAINED IN SECTION 10.6(b) OF THE PLAN.

The following table summarizes (i) the treatment of Claims and Interests that are classified under the Plan, (ii) which Classes are impaired by the Plan, (iii) which Class is entitled to vote on the Plan, and (iv) the estimated recoveries for holders of Claims and Interests in the Reorganization Transaction. The table is qualified in its entirety by reference to the full text of the Plan. For a more detailed summary of the terms and provisions of the Plan, see Article V—Summary of Plan below. A discussion of the amount of Claims in each Class is set forth in Article II.E.1 hereof.

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitled to Vote on the Plan	Approx. Recovery in Reorganization[5]
1	Priority Non-Tax Claims	Except to the extent that a holder of an Allowed Priority Non-Tax Claim against the Debtors agrees to a less favorable treatment of such Claim, in full and final satisfaction of such Allowed Priority Non-Tax Claim, at the sole option of the Debtors, the Reorganized Debtors, or the Plan Administrator, as applicable: (i) each such holder shall receive payment in Cash in an amount equal to such Claim, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim, or as soon thereafter as is reasonably practicable; (ii) such holder’s Allowed Priority Non-Tax Claim shall be Reinstated; or (iii) such holder shall receive such other treatment so as to render such holder’s Allowed Priority Non-Tax Claim Unimpaired.	Unimpaired	No (Presumed to accept)	100%

2	Other Secured Claims

Except to the extent that a holder of an Allowed Other Secured Claim agrees to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Other Secured Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Other Secured Claim will receive, on account of such Allowed Claim, at the sole option of the Debtors, Reorganized Debtors, or the Plan Administrator, as applicable: (i) Cash in an amount equal to the Allowed amount of such Claim; (ii) Reinstatement of such holder’s Allowed Other Secured Claim; (iii) such other treatment sufficient to render such holder’s Allowed Other Secured Claim Unimpaired; or (iv) return of the applicable collateral in satisfaction of the Allowed amount of such Other Secured Claim.

Upon the Effective Date and solely with respect to the Reorganization Transaction, the National Founders Facility shall be Reinstated and shall either be paid in full in Cash on account of the National Founders Facility Claim or receive such other treatment as agreed to among the Debtors and National Founders.

			Unimpaired	No (Presumed to accept)	100%

[5]	Approximate recovery in a Sale Transaction will be determined by the sale proceeds.

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitled to Vote on the Plan	Approx. Recovery in Reorganization
3	Term Loan Claims

Except to the extent that a holder of an Allowed Term Loan Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for an Allowed Term Loan Claim, each such holder thereof shall receive:

(i) If the Sale Transaction occurs, on the Effective Date, such holder’s Pro Rata share of Net Cash Proceeds until all Allowed Term Loan Claims are satisfied in full in cash. On the Effective Date, the Prepetition Credit Agreement shall be deemed cancelled (except as set forth in Section 5.12 of the Plan).

(ii) If the Reorganization Transaction occurs, on the Effective Date, such holder’s Pro Rata share of (a) term loans under the Amended and Restated Credit Facility Agreement; (b) 100% of the New Common Stock; provided, that the New Common Stock shall be subject to dilution by the Management Incentive Plan; and (c) if applicable, the Asset Sale Proceeds. On the Effective Date, the Prepetition Credit Agreement shall be deemed cancelled (except as set forth in Section 5.12 of the Plan) and replaced by the Amended and Restated Credit Facility Agreement, without the need for any holder of a Term Loan Claim that does not vote for the Plan or votes to reject the Plan executing the Amended and Restated Credit Facility Agreement, and each Lien, mortgage and security interest that secures the obligations arising under the Prepetition Credit Agreement as of the Commencement Date shall be reaffirmed, ratified and deemed granted by the Reorganized Debtors to secure all obligations of the Reorganized Debtors arising under the Amended and Restated Credit Facility Agreement.

			Impaired	Yes	[•]%

4	Second Lien Notes Claims

Except to the extent that a holder of an Allowed Second Lien Notes Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for an Allowed Second Lien Notes Claim, each such holder thereof shall receive:

(i) If the Sale Transaction occurs, on the Effective Date, such holder’s Pro Rata share of Net Cash Proceeds as such holders are entitled to under applicable nonbankruptcy law (subject to the Credit Agreement) after the Term Loan Claims are satisfied in full in Cash, until all Allowed Second Lien Notes Claims are satisfied in full.

(ii) If the Reorganization Transaction occurs, holders of Second Lien Notes Claims shall not receive or retain any property under the Plan on account of such Claims.

(iii) If either the Sale Transaction or the Reorganization Transaction occurs, on the Effective Date, the Second Lien Notes shall be deemed cancelled (except as set forth in Section 5.12 of the Plan) without further action by or order of the Bankruptcy Court.

			Impaired	No (Deemed to reject)	0%

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitled to Vote on the Plan	Approx. Recovery in Reorganization
5	General Unsecured Claims

Except to the extent that a holder of an Allowed General Unsecured Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for an Allowed General Unsecured Claim, each such holder thereof shall receive:

(i) If the Sale Transaction occurs, on the Effective Date, such holder’s Pro Rata share of Net Cash Proceeds (until all Allowed General Unsecured Claims are satisfied in full) after the Term Loan Claims and Second Lien Notes Claims are satisfied in full in Cash.

(ii) If the Reorganization Transaction occurs, holders of General Unsecured Claims shall not receive or retain any property under the Plan on account of such Claims.

			Impaired	No (Deemed to reject)	0%

6	Go-Forward Trade Claims	Except to the extent that a holder of an Allowed Go-Forward Trade Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for an Allowed Go-Forward Trade Claim, each such holder thereof shall receive, on the Effective Date or as soon as practicable thereafter, with a carve out from the collateral (or value of such collateral) securing the Term Loan Claims, distribution in Cash in an amount equaling not less than a percentage of such holder’s Claim to be identified in the solicitation documents, subject to an aggregate cap to be agreed to by the Debtors and the Requisite Term Lenders, which shall be identified in the solicitation documents; provided, that any further payments in excess of such cap on account of an Allowed Go-Forward Trade Claim shall be subject to the consent of the Requisite Term Lenders.	Impaired	No (Deemed to reject)	[•]%

7	Intercompany Claims	On or after the Effective Date, all Intercompany Claims will be adjusted, continued, settled, reinstated, discharged, or eliminated as determined by the Debtors, Reorganized Debtors, or Plan Administrator, as applicable, and the Requisite Term Lenders, in their respective reasonable discretion.	Unimpaired	No (Presumed to accept)	N/A

8	Intercompany Interests	On or after the Effective Date, all Intercompany Interests shall be cancelled, reinstated, or receive such other treatment as determined by the Debtors or Reorganized Debtors, as applicable, and the Requisite Term Lenders, in their respective reasonable discretion.	Unimpaired	No (Presumed to accept)	N/A

12

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitled to Vote on the Plan	Approx. Recovery in Reorganization
9	Parent Equity Interests

Except to the extent that a holder of Parent Equity Interests agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for Parent Equity Interests, each such holder thereof shall receive:

(i) If the Sale Transaction occurs, (A) on the Effective Date, all Parent Equity Interests shall be cancelled and one share of Parent Equity Interest (the “Single Share”) shall be issued to the Plan Administrator to hold in trust as custodian for the benefit of the former holders of DHCP stock consistent with their former relative priority and economic entitlements. To the extent not previously filed, on or promptly after the Effective Date, a Form 15 for the purpose of terminating the registration of DHCP’s common stock and suspending DHCP’s reporting obligations, as applicable, shall be filed with the Securities and Exchange Commission to the extent permitted by applicable law; (B) each holder of a Parent Equity Interests (through their interest in the Single Share) shall neither receive nor retain any property of the Estate or direct interest in property of the Estate on account of such Parent Equity Interests; provided, that in the event that all Allowed Claims have been satisfied in full in accordance with the Bankruptcy Code and the Plan, each holder of a Parent Equity Interest may receive its share of any remaining assets of DHCP consistent with such holder’s rights of payment existing immediately prior to the Commencement Date. Unless otherwise determined by the Plan Administrator, on the date that DHCP’s Chapter 11 Case is closed in accordance with Section 5.16 of the Plan, the Single Share issued on the Effective Date shall be deemed cancelled and of no further force and effect provided that such cancellation does not adversely impact the Debtors’ Estates; (C) The continuing rights of holders of Parent Equity Interests (including through their interest in Single Share or otherwise) shall be nontransferable except (i) by operation of law or (ii) for administrative transfers where the ultimate beneficiary has not changed, subject to the Plan Administrator’s consent.

(ii) If the Reorganization Transaction occurs, on the Effective Date, all Parent Equity Interests shall be deemed cancelled without further action by or order of the Bankruptcy Court, and shall be of no further force and effect, whether surrendered for cancellation or otherwise.

			Impaired	No (Deemed to reject)	0%

10	Subordinated Securities Claims	Holders of Subordinated Securities Claims shall not receive or retain any property under the Plan on account of such Subordinated Securities Claims. On the Effective Date, all Subordinated Securities Claims shall be deemed cancelled without further action by or order of the Bankruptcy Court, and shall be of no further force and effect, whether surrendered for cancellation or otherwise.	Impaired	No (Deemed to reject)	0%

WHERE TO FIND ADDITIONAL INFORMATION: DHCP files annual reports and quarterly reports with, and furnishes other information to, the SEC. Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov and performing a search under the “Company Filings” link. Each of the following filings is incorporated as if fully set forth herein and is part of the Disclosure Statement:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on April 16, 2018;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 filed with the SEC on June 6, 2018;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 filed with the SEC on August 9, 2018;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 filed with the SEC on November 14, 2018; and

•

Current Reports on Form 8-K filed with the SEC on October 4, 2018; November 6, 2018; December 7, 2018; January 17, 2019; January 24, 2019; February 11, 2019; and February 21, 2019 (other than information furnished pursuant to Item 2.02 or 7.01 and any related exhibits of any Form 8-K, unless expressly stated otherwise therein).

Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Disclosure Statement, shall be deemed to be modified or superseded for purposes of this Disclosure Statement to the extent that a statement contained herein or in any other subsequently dated or filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

You should carefully read the entire Disclosure Statement and the documents incorporated by reference herein. Financial data included herein as of December 31, 2018 remains subject to the customary review procedures associated with the completion of the Company’s public reporting requirements.

II.

OVERVIEW OF COMPANY’S OPERATIONS

A.	Debtors’ Business

1)	Business Operations

The Debtors’ business was established in 1958 and operated as a captive financing business of Walter Energy, Inc. (“Walter Energy”), originating and purchasing residential loans and then servicing those loans to maturity. In 1997, DHCP’s predecessor, Walter Investment Management Corp. (“WIMC”), was incorporated in Maryland. In April 2009, WIMC spun off from Walter Energy, merged with Hanover Capital Mortgage Holdings, Inc., qualified as a real estate investment trust, and began operating as an independent, publicly traded company. After the spin-off, WIMC acquired Marix Servicing LLC, a high-touch specialty mortgage servicer, in 2010 and acquired GTCS Holdings LLC (“Green Tree”) in 2011, a leading independent mortgage loan servicer that provided high-touch servicing of GSE, government agency, and third-party mortgage loans. WIMC subsequently acquired RMS, which resulted in the addition of 330 employees and four offices in three states. As a result of the Green Tree acquisition, WIMC no longer qualified as a real estate investment trust. As discussed more fully in Article III hereof, WIMC commenced a chapter 11 case in the United States Bankruptcy Court for the Southern District of New York on November 30, 2017 and emerged from chapter 11 on February 9, 2018 as Ditech Holding Corporation.

The Company’s businesses are comprised of three primary segments: (i) forward mortgage originations; (ii) forward mortgage servicing; and (iii) reverse mortgage servicing.

a.	Forward Mortgage Origination Business (Ditech Financial)

The Company originates forward mortgage loans exclusively through Ditech Financial. Virtually all of the loans that Ditech Financial originates are loans eligible for securitization by government-sponsored enterprises, such as Fannie Mae and Freddie Mac,6 or federally insured or guaranteed and eligible for Ginnie Mae securitization as mortgage-backed securities (“MBS”).7 Ditech Financial sells substantially all of the mortgage loans it originates into Fannie Mae- and Freddie Mac-sponsored securitizations or into mortgage pools insured by Ginnie Mae.

Ditech Financial originates or acquires mortgage loans through the following channels:

a.

Consumer Lending: contacts and solicits (i) consumers within its existing servicing portfolio, and (ii) referrals and leads generated through direct mail, internet, telephone, and general advertising campaigns;

b.	Correspondent Lending: purchases closed mortgage loans from a network of lenders in the marketplace; and

c.	Wholesale Lending: originates mortgage loans identified through a network of approved brokers.

In 2018, Ditech Financial originated or purchased over $12.6 billion in mortgage loans. Of these loans approximately 30% were originated through the consumer lending channel, approximately 6% were originated through the wholesale lending channel, and approximately 64% were purchased in the correspondent lending channel. Based on the unpaid principal balance (“UPB”) of the loans originated by Ditech Financial during this time period, approximately 30% were eligible for securitization by Fannie Mae, approximately 13% were eligible for securitization by Freddie Mac, and approximately 57% were eligible for private securitization guaranteed by Ginnie Mae. To the extent that Ditech Financial identifies a loan ineligible for GSE securitization and/or securitization and Ginnie Mae guarantee during its origination process, it may elect to close and fund such loan as long as it lines up a private buyer for such loan at the pre-closing stage of the process. Such loans constitute a relatively small percentage of all loans originated by Ditech Financial.

[6]

As used herein, “Fannie Mae” means the Federal National Mortgage Association, and “Freddie Mac” means the Federal Home Loan Mortgage Corporation. Fannie Mae and Freddie Mac are government-sponsored enterprises (each a “GSE” and collectively the “GSEs”) chartered by Congress that buy and securitize mortgage loans originated by mortgage lenders, enabling the lenders quick access to liquidity fueled by the market demand for residential mortgage backed securities.

[7]

As used herein, “Ginnie Mae” means the Government National Mortgage Association. Ginnie Mae is a federal corporation within the U.S. Department of Housing and Urban Development (“HUD”), a federal agency, that guarantees investors the timely payment of principal and interest on MBS backed by federally insured or guaranteed loans, primarily loans insured by the Federal Housing Administration (“FHA”) or guaranteed by the Department of Veterans Affairs (“VA”) or the Department of Agriculture (“USDA”).

Ditech Financial’s consumer originations operations offer a range of home purchase and refinance mortgage loan options, including fixed and adjustable rate conforming, Ginnie Mae, FHA, VA, USDA and jumbo products. A conforming loan is a mortgage loan that conforms to GSE guidelines, which include, but are not limited to, limits on loan amount, loan-to-value ratios, debt-to-income ratios, and minimum credit scores. The mortgage loans that Ditech Financial funds are generally eligible for sale to GSEs or insured by government agencies.

Ditech Financial underwrites the mortgage loans it originates generally to secondary market standards, including the standards set by Fannie Mae, Freddie Mac, Ginnie Mae, the FHA, the USDA, the VA, and jumbo loan investor programs. Loans are reviewed by Ditech Financial’s underwriters in an attempt to ensure each mortgage loan is documented according to, and its terms comply with, the applicable secondary market standard. Ditech Financial’s underwriters determine loan eligibility based on specific loan product requirements, such as loan-to-value, FICO, or maximum loan amount. Third-party diligence tools are utilized by Ditech Financial’s underwriters to validate data supplied by the potential borrower and to uncover potential discrepancies. Ditech Financial conducts audits on its underwriters to confirm proper adherence to its internal guidelines and polices, which audits are in addition to Ditech Financial’s standard quality control review. These audits are designed to provide an additional layer of internal review in an attempt to further mitigate quality defects and repurchase risk in the originations process.

Within its correspondent lending channel, Ditech Financial generally purchases the same types of loans that it originates in its consumer originations channel, although the mix varies among these channels. Correspondent lenders with which Ditech Financial does business agree to comply with Ditech Financial’s client guide, which sets forth the terms and conditions for selling loans to Ditech Financial and generally governs the business relationship. Ditech Financial monitors and attempts to mitigate counterparty risk related to loans that Ditech Financial acquires through its correspondent lending channel by conducting quality control reviews of correspondent lenders, reviewing compliance by correspondent lenders with applicable underwriting standards and Ditech Financial’s client guide, and evaluating the credit worthiness of correspondent lenders on a periodic basis. In 2018, the Company correspondent lending channel purchased loans from 452 lenders in the marketplace, of which 38 were associated with approximately half of Ditech Financial’s purchases.

Within its wholesale lending channel, Ditech Financial originates loans through mortgage brokers. Loans sourced by mortgage brokers are underwritten and funded by Ditech Financial and generally close in Ditech Financial’s name. Through the wholesale channel, Ditech Financial generally originates the same types of loans that it originates in its consumer originations channel, although the mix varies among these channels. Ditech Financial underwrites and processes all loan applications submitted by the mortgage brokers in a manner consistent with that described above for the consumer originations channel. Mortgage brokers with whom Ditech Financial does business agree to comply with its client guide, which sets forth the terms and conditions for brokering loans to Ditech Financial and generally governs the business relationship. Ditech Financial monitors and attempts to mitigate counterparty risk related to loans that Ditech Financial originates through its wholesale lending channel by conducting quality control reviews of mortgage brokers, reviewing compliance by brokers with applicable underwriting standards and Ditech Financial’s client guide, and evaluating the credit worthiness of brokers on a periodic basis.

Ditech Financial’s capital markets group is responsible for pricing loans and managing the interest rate risk through the time a loan is sold to third parties and managing the risk (which Ditech Financial calls the “pull-through risk”) that loans Ditech Financial has locked will not be closed and funded in an attempt to maximize loan sale profitability through Ditech Financial’s various originations channels. The capital markets group uses models and hedging analysis in an attempt to maximize profitability while minimizing the risks inherent in the originations business.

Ditech Financial’s originations segment revenue, which is primarily net gains on sales of loans, is impacted by interest rates and the volume of loans locked and sold. The margins earned by Ditech Financial’s originations segment are impacted by its cost to originate the loans including underwriting, fulfillment and lead costs.

As a Fannie Mae- and Freddie Mac-approved seller/servicer of mortgages, Ditech Financial is a party to certain agreements with each GSE, which agreements generally incorporate the applicable GSE selling and servicing guidelines (such agreements, together with the addenda and amendments thereto, respectively, the “Fannie Sales Agreements” and “Freddie Sales Agreements,” and collectively, the “GSE Sales Agreements”). In general, when Ditech Financial originates a mortgage loan it funds the loan utilizing borrowings under a master repurchase agreement (“MRA”), pledges the loan as security for such borrowings, subsequently sells the loans into a GSE-sponsored securitization, and uses the proceeds from the sale of the mortgage backed securities to repay the borrowings under the MRA.

As a Ginnie Mae issuer, Ditech Financial pools and securitizes certain mortgage loans conforming to the requirements of the Ginnie Mae Mortgage-Backed Securities Guide and all special announcements, agreements, and other written communications made by Ginnie Mae to Ditech Financial (collectively, the “Ginnie Agreements”). The Ginnie Agreements employ a custodial account mechanism whereby the issuer, such as Ditech Financial, forwards to an eligible document custodian approved by Ginnie Mae all of the loan documentation. After the pool of mortgages is approved by a Ginnie Mae pool processing agent, it directs Ditech Financial to issue MBS to third-party investors. In connection with the approval process, Ditech Financial remits guarantee fees and base servicing fees to Ginnie Mae.

The Ginnie Agreements provide for continuing recourse obligations on Ginnie Mae-approved issuers, such as Ditech Financial. Specifically, upon the discovery of a defective loan within four months after the mortgage origination date, the issuer is required either to cure the defect or purchase the loan from the mortgage pool at the outstanding principal balance (such loans, the “Ginnie Buyouts”).

For the year ended December 31, 2018, Ditech Financial sold mortgage loans of $12.4 billion in UPB, consisting of approximately (i) $5.4 billion in Fannie Mae/Freddie Mac conventional conforming loans, (ii) $7.0 billion of Ginnie Mae loans, and (iii) $28.3 million of jumbo and other loans. On average, Ditech Financial sells or securitizes loans funded through warehouse borrowings in approximately 20 days from the date of origination. As of December 31, 2018, the total UPB of the warehoused loans held by Ditech Financial and awaiting securitization was approximately $746.2 million.

b.	Forward Mortgage Servicing Business

Ditech Financial, a debtor in these Chapter 11 Cases, performs loan servicing of mortgage loans that fall into two categories: (i) mortgage loans for which Ditech Financial owns the mortgage service rights (“MSRs”), and (ii) subservicing for third party owners of MSRs. With respect to mortgage loans for which Ditech Financial owns the MSRs, Ditech Financial performs mortgage servicing primarily in accordance with Fannie Mae, Freddie Mac, and Ginnie Mae servicing guidelines, as applicable. Ditech Financial typically originates the mortgage loans associated with such MSRs and sells them into securitization trusts owned by Fannie Mae or Freddie Mac or into mortgage pools insured by Ginnie Mae. The servicing segment also operates complementary businesses including a collections agency that performs collections of post charge-off deficiency balances for third parties and Ditech Financial. The subservicing contracts pursuant to which Ditech Financial is retained to subservice mortgage loans generally provide that the customer, the owner of the subserviced MSR, can terminate Ditech Financial as subservicer with or without cause. Each such subservicing contract has unique terms establishing the fees that Ditech Financial will be paid for Ditech Financial’s work under the contract or upon the termination of the contract, if any. The standards of performance that Ditech Financial is required to meet in servicing the relevant mortgage loans and the profitability of the subservicing activity may vary among different contracts.

As of December 31, 2018, Ditech Financial serviced approximately 1.4 million residential loans with UPB of $170.1 billion. Of those, Ditech Financial was the subservicer for 0.7 million accounts with an unpaid principal loan balance of $104.3 billion. These subserviced accounts represented approximately 58% of its total servicing portfolio based on unpaid principal loan balance at that date. Ditech Financial’s largest subservicing customer, New Residential Mortgage LLC (“NRM”), represented approximately 78% of its total subservicing portfolio and 48% of its total servicing portfolio based on unpaid principal loan balance on December 31, 2018. The Company’s next largest subservicing customer represented approximately 17% of its total subservicing portfolio based on unpaid principal loan balance on December 31, 2018. For additional information about the Debtors relationship with NRM, see Section III.C below.

c.	Reverse Mortgage Servicing Business

RMS, a debtor in these Chapter 11 Cases, primarily focuses on servicing and subservicing reverse mortgage loans, also known as a home equity conversion mortgage (“HECM”). A HECM is a type of loan that allows homeowners aged sixty-two (62) or older to borrow money against the equity value of their homes. Unlike traditional home equity loans, HECMs are non-recourse loans without a fixed term and the balance increases over time as interest and other fees, such as servicing-related advances, are added to the borrower’s total obligations. HECMs are insured by the FHA.

A borrower under a HECM does not make monthly mortgage payments—rather, the borrower receives cash in monthly installments or a lump sum up to a principal limit, which limit is calculated based on, among other things, the age of the borrower, the appraisal value of the borrower’s home, and the loan interest rate. Generally, a borrower is obligated to repay the HECM when the borrower no longer uses the home as his or her principal residence, upon the death of the borrower, if title to the property is transferred, or if the borrower fails to meet certain requirements of the loan (e.g., paying property taxes, insurance, or homeowners association fees) or otherwise defaults under the loan.

RMS began originating HECMs in 2010 and exited the origination business effective as of January 2017. Although RMS does not have any reverse loans remaining in its originations pipeline, RMS has remaining origination-related obligations in connection with the mortgage loans it previously originated, which obligations consist primarily of funding and securitizing subsequent borrower draws on such loans. In addition, RMS performs loan servicing for mortgage loans that fall into two categories: (i) mortgage loans originated by RMS, for which RMS acts as a servicer, and (ii) mortgage loans owned by third parties, for which RMS acts as a subservicer. Reverse mortgage servicing accounts for approximately thirteen percent 13% of the Debtors’ revenues. RMS performs mortgage servicing in accordance with HUD servicing guidelines8 and performs securitization activities in accordance with Ginnie Mae guidelines. RMS also provides management and disposition services in connection with real estate owned property (“REO Property”) of the Debtors or third-party reverse mortgage servicers or investors.

[8]

The U.S. Department of Housing and Urban Development servicing guidelines (the “HUD Guide”) is available at https://www.hud.gov/programoffices/housing/sfh/hecm. The Ginnie Mae Mortgage-Backed Securities Guide (the “Ginnie Mae Guide”) is available at https://www.ginniemae.gov.

RMS is an issuer of Ginnie Mae-guaranteed HECM Mortgage Backed Securities (“HMBS”) and virtually all loans RMS originated were sold into HMBS. Under the HMBS program, RMS is required to repurchase loans from the securitization when the loans reach 98% of the maximum claim amount (which is established at origination to reflect the value of the property subject to federal limits). Performing repurchased loans are conveyed to HUD, and a payment is received from HUD typically within a short time of repurchase. Nonperforming loans are either cured or liquidated through foreclosure and subsequent sale of REO Property. RMS typically files a claim with HUD for reimbursement of costs associated with nonperforming loans shortly after such sales occur, or, in any event, no later than approximately six months after foreclosing and obtaining marketable title on the property.

As of December 31, 2018, RMS serviced or subserviced approximately 88,000 loans with an unpaid principal balance of $17.1 billion.

2)	Employees

As of the Commencement Date, the Debtors employ approximately 2,900 full-time employees, 10 part-time employees, and 15 temporary employees who perform a variety of critical functions, including administrative, legal, accounting, finance, and management-related tasks. In addition, the Debtors rely on services from a supplemental workforce comprised of approximately 1,300 independent contractors and consultants that provide services related to the Debtors’ operations. Specifically, the supplemental workforce provides consulting services with respect to financial services, information technology, claims management, and other shared services.

3)	Competition

The Company competes with a number of institutions in the mortgage banking market for both the servicing and originations businesses as well as in the reverse mortgage and complementary businesses. In the servicing area, the Company competes with other servicers to acquire MSR and for the right to subservice mortgages for others. Competitive factors in the servicing business include: a servicer’s scale of operations and financial strength; a servicer’s access to capital to fund acquisitions of MSR; a servicer’s ability to meet contractual and regulatory obligations and to achieve favorable performance (e.g., in default management) relative to other servicers; a servicer’s ability to provide a favorable experience for the borrower; a servicer’s ability to recapture borrowers as they refinance; and a servicer’s cost to service or subservice. In the mortgage originations area, the Company competes to refinance or provide new mortgage loans to borrowers whose mortgages are in the Company’s existing servicing portfolio. In this area, the price and variety of the Company’s mortgage products are important factors of competition, as is the reputation of the Company’s servicing business and the quality of the experience the borrower may have had with the Company’s servicing business. Since mid-2015, the Company’s forward loan origination and servicing businesses have operated under a single “Ditech” brand. The Company also competes, principally on the basis of price and process efficiency, to acquire mortgages from correspondent lenders. In the future, the Company will also increasingly compete on the basis of brand awareness.

Across the Company’s servicing and originations businesses, technology is an important competitive factor. In particular, the Company believes it will be increasingly important to enable servicing and originations customers to access the Company’s services through its website and mobile devices.

B.	Debtors’ Organizational Structure.

DHCP owns, directly or indirectly, 100% of the ownership interest in each of the Debtors and their non-debtor affiliates. The organizational chart, attached hereto as Exhibit C, illustrates the Debtors’ organizational structure, as of the date hereof.

C.	Directors and Officers.

The following table sets forth the names of the members of DHCP’s current Board of Directors:

Name	Director Since	Position

Thomas F. Marano	February 2018	CEO, President & Chairman of the Board

David S Ascher	February 2018	Director

George M. Awad	June 2016	Director

Seth L. Bartlett	February 2018	Lead Independent Director

Daniel G. Beltzman	December 2015	Director

John R. Brecker	February 2018	Director

Neal P. Goldman	January 2017	Director

Thomas G. Miglis	February 2018	Director

Samuel T. Ramsey	February 2018	Director

The following table sets forth the names of DHCP’s current executive officers:

Name	Position

Thomas F. Marano	CEO and President

Gerald A. Lombardo	Chief Financial Officer

John J. Haas	General Counsel, Chief Legal Officer and Secretary

Alfred W. Young, Jr.	Chief Risk and Compliance Officer

Elizabeth F. Monahan	Chief Human Resources Officer

Jeffrey P. Baker	President of Reverse Mortgage Solutions, Inc.

The composition of the board of directors of the reorganized DHCP will be disclosed prior to the entry of the order confirming the Plan in accordance with section 1129(a)(5) of the Bankruptcy Code.

D.	Regulation of Company’s Business

The Company’s operations are conducted in the United States and are subject to extensive regulation by federal, state and local authorities, including the Consumer Financial Protection Bureau (“CFPB”), HUD, VA, the SEC and various state agencies that license, audit and conduct examinations of the Company’s mortgage servicing and mortgage originations businesses. The Company is also subject to a variety of regulatory and contractual obligations imposed by credit owners, investors, insurers, and guarantors of the mortgages the Company originates and services, including, but not limited to, Fannie Mae, Freddie Mac, Ginnie Mae, FHFA, USDA, VA, and the FHA. Furthermore, the industry has been under scrutiny by federal and state regulators over the past several years, and the Company expects this scrutiny to continue. Laws, rules, regulations, and practices that have been in place for many years may be changed, and new laws, rules, regulations, and administrative guidance have been, and may continue to be, introduced in order to address real and perceived problems in the industry’s history. The Company expects to incur ongoing operational, legal, and system costs in order to comply with these rules and regulations.

For example, the Company is required to comply with federal consumer protection and other laws, including, but not limited to:

•

The Gramm-Leach-Bliley Act and Regulation P, which require initial and periodic communication with consumers on privacy matters and the maintenance of privacy matters and the maintenance of privacy regarding certain consumer data in the Debtor’s possession.

•	The Fair Debt Collection Practices Act, which regulates the timing and content of communications on debt collections.

•

The Truth in Lending Act, including Home Ownership and Equity Protection Act and Regulation Z, which regulate mortgage loan origination activities, require certain disclosures be made to mortgagors regarding terms of mortgage financing, regulate certain high-cost mortgages, mandate home ownership counseling for mortgage applicants and regulate certain mortgage servicing activities.

•

The Fair Credit Reporting Act, as amended by the Fair and Accurate Credit Transactions Act, and Regulation V, which collectively regulate the use and reporting of information related to the credit history of consumers.

•

The Equal Credit Opportunity Act and Regulation B, which prohibit discrimination on the basis of age, race, and certain other characteristics in the extension of credit and require certain disclosures to applicants for credit.

•	The Homeowners Protection Act, which requires the cancellation of mortgage insurance once certain equity levels are reached.

•	The Home Mortgage Disclosure Act and Regulation C, which require reporting of certain public loan data.

•	The Fair Housing Act and its implementing regulations, which prohibit discrimination in housing on the basis of race, sex, national origin, and certain other characteristics.

•	The Service members Civil Relief Act, as amended, which provides certain legal protections and relief to members of the military.

•

The Real Estate Settlement Procedures Act and Regulation X, which govern certain mortgage loan origination activities and practices and related disclosures and the actions of servicers related to various items, including escrow accounts, servicing transfers, lender-placed insurance, loss mitigation, error resolution, and other customer communications.

•	Regulation AB under the Securities Act, which requires registration, reporting, and disclosure for mortgage-backed securities.

•	Certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, which among other things, created the CFPB and prohibits unfair, deceptive or abusive acts or practices.

•	The Federal Trade Commission Act, the FTC Credit Practices Rules, and the FTC Telemarketing Sales Rule, which prohibit unfair and certain related practices.

•	The Telephone Consumer Protection Act, which restricts telephone solicitations and automatic telephone equipment.

•	Regulation N, which prohibits certain unfair and deceptive acts and practices related to mortgage advertising.

•	The Bankruptcy Code and bankruptcy injunctions and stays, which can restrict collection of debts.

•	The Secure and Fair Enforcement for Mortgage Licensing Act.

•	Various federal flood insurance laws that require the lender and servicer to provide notice and ensure appropriate flood insurance is maintained when required.

E.	Debtors’ Existing Capital Structure

1.	Prepetition Indebtedness

The following description is for informational purposes only and is qualified in its entirety by reference to the documents setting forth the specific terms of such obligations and their respective related agreements.

(a)	Prepetition Credit Agreement

As of the Commencement Date, the Debtors have outstanding first lien secured debt obligations in the aggregate principal amount of approximately $961.4 million, which amount consists of secured term loan borrowings (the “Prepetition Term Loans”) under the Second Amended and Restated Credit Agreement (as amended by that certain Amendment No. 1 to Second Amended and Restated Credit Agreement, dated as of March 29, 2018) among DHCP, each of the other loan parties named therein, Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, and other lenders party thereto, dated as of February 9, 2018 (the “Prepetition Credit Agreement”), plus interest, fees and other expenses arising thereunder. The Prepetition Credit Agreement is secured by a lien on substantially all the assets of the Debtors.

(b)	Prepetition Second Lien Notes Indenture

As of the Commencement Date, the Debtors have outstanding second lien note obligations consisting of $253.9 million plus accrued and unpaid interest in aggregate outstanding principal of 9.0% Second Lien Senior Subordinated PIK Toggle Notes due 2024 issued pursuant to that certain Second Lien Notes Indenture by and between DHCP (f/k/a WIMC), certain other debtors as guarantors, and Wilmington Savings Fund Society, FSB, a national banking association, as trustee and collateral agent, dated as of February 9, 2018 (the “Second Lien Notes Indenture”). The Second Lien Notes Indenture is secured on a second-lien basis on substantially all the assets of the Debtors.

(c)	Prepetition Warehouse Facilities

As of the Commencement Date, the Debtors were party to the following agreements with respect to the following facilities:9

[9]	As of the Commencement Date, the Debtors were also party to the Prepetition MSFTAs and the Prepetition Netting Agreement (each as defined in the DIP Orders).

A.	Mortgage Loan Warehouse Facility:

•

Amended and Restated Master Repurchase Agreement, dated as of November 18, 2016, between Credit Suisse First Boston Mortgage Capital LLC, as administrative agent, Credit Suisse AG, as committed buyer, Alpine Securitization Ltd, as a buyer, Barclays Bank PLC, as a buyer and other Buyers from time to time, and Ditech Financial LLC, as seller, with a committed capacity level of $1 billion (the “Prepetition Forward MRA”), subject to a combined maximum capacity level of $1.9 billion together with the Prepetition Reverse MRA, DPAT II Facility, and DAAT Facility (each as defined below).

B.	Reverse Mortgage Facilities:

•

Second Amended and Restated Master Repurchase Agreement, dated as of November 30, 2017 and effective as of December 5, 2018, between Credit Suisse First Boston Mortgage Capital LLC, as administrative agent, Credit Suisse AG, as committed buyer, Alpine Securitization Ltd, as a buyer, Barclays Bank PLC, as a committed buyer and other Buyers from time to time, and Reverse Mortgage Solutions, Inc., as a seller, RMS REO CS, LLC, and RMS REO BRC, LLC, with a committed capacity level of $800 million (the “Prepetition Reverse MRA”), subject to a combined maximum capacity level of $1.9 billion together with the Prepetition Forward MRA, DPAT II Facility, and DAAT Facility; and

•

Master Repurchase Agreement, dated April 23, 2018 (as may be amended, restated, supplemented, or otherwise modified), between Barclays Bank PLC, as purchaser and agent and Reverse Mortgage Solutions, Inc., as seller, with a committed capacity level of $412 million.

•

Participation Interest Sale and Contribution Agreement, dated as of October 1, 2018, by and among RMS and a non-debtor subsidiary, and the related Note Purchase Agreement of even date therewith, between such subsidiary and National Founders LP (together with its affiliates, “National Founders” and, such facility, the “National Founders Facility”).

C.	Mortgage Loan Servicing Facilities:

•

Ditech PLS Advance Trust II Advance Receivables Backed Notes, Issuable in Series (the “DPAT II Notes”) issued pursuant to that certain Indenture between Ditech PLS Advance Trust II (“DPAT II”), as issuer, Wells Fargo Bank N.A, as indenture trustee, calculation agent, paying agent and securities intermediary, Ditech Financial, as servicer and administrator, and Credit Suisse First Boston Mortgage Capital LLC, as administrative agent, dated as of February 9, 2018 and effective as of February 12, 2018, with a committed capacity level of $85 million (the “DPAT II Facility”), subject to a combined maximum capacity level of $1.9 billion together with the Prepetition Forward MRA, Prepetition Reverse MRA, and DAAT Facility; and

•

Ditech Agency Advance Trust Advance Receivables Backed Notes, Issuable in Series (the “DAAT Notes”) issued pursuant to that certain Indenture between Ditech Agency Advance Trust (“DAAT”), as issuer, Wells Fargo Bank N.A, as indenture trustee, calculation agent, paying agent and securities intermediary, Ditech Financial, as servicer and administrator, and Credit Suisse First Boston Mortgage Capital LLC, as administrative agent, dated as of February 9, 2018 and effective as of February 12, 2018, with a committed capacity level of $465 million (the “DAAT Facility”), subject to a combined maximum capacity level of $1.9 billion together with the Prepetition Forward MRA, Prepetition Reverse MRA, and DPAT II Facility.

(d)	Go-Forward Trade Claims

Go-Forward Trade Claims consisting of any Claims against the Debtors (other than any Intercompany Claims or General Unsecured Claims) existing as of the Commencement Date that are neither secured by collateral nor entitled to priority under the Bankruptcy Code (or any order of the Bankruptcy Court) and are identified by the Debtors (with the consent of the Requisite term Lenders) as being integral to and necessary for the ongoing operations of the Reorganized Debtors.

(e)	General Unsecured Claims

General Unsecured Claims consisting of any Claims against the Debtors (other than any Intercompany Claims or Go-Forward Trade Claims) existing as of the Commencement Date that are neither secured by collateral nor entitled to priority under the Bankruptcy Code (or any order of the Bankruptcy Court).

2.	Equity Ownership

DHCP is a public company that files annual reports with, and furnishes other information to, the SEC. As of December 31, 2018, 90 million shares of DHCP $0.01 par value common stock had been authorized with 5,328,417 shares of common stock issued and outstanding. As of December 31, 2018, there were 87 record holders of DCHP’s common stock. As of December 31, 2018, 91,408 shares of mandatorily convertible preferred stock were issued and outstanding. DHCP’s common stock was delisted from the New York Stock Exchange on December 1, 2018 and currently trades over-the-counter.

III.

KEY EVENTS LEADING TO COMMENCEMENT OF CHAPTER 11 CASES

A.	Background and Prior Restructuring

In the beginning of the third quarter of 2016, the Company engaged Houlihan Lokey Capital, Inc. as investment banker (“Houlihan”) and Weil, Gotshal & Manges LLP as legal counsel (“Weil”) and, on November 30, 2017, WIMC commenced a prepackaged chapter 11 case (In re Walter Investment Management Corp., 17-13446 (JLG) (Bankr. S.D.N.Y. Nov. 30, 2017)) (the “WIMC Chapter 11 Case”) with the Bankruptcy Court to address its overleveraged capital structure. The plan of reorganization in the WIMC Chapter 11 Case had the overwhelming support of its creditors. In less than two months, WIMC confirmed its plan of reorganization, eliminating more than $800 million in funded debt. On February 9, 2018, WIMC emerged from the WIMC Chapter 11 Case as Ditech Holding Corporation, and a final decree was entered closing the WIMC Chapter 11 Case on August 14, 2018. The goal of the WIMC Chapter 11 Case was to deleverage the capital structure sufficiently to enable the reorganized debtor to implement its business plan. As set out below, due to circumstances largely out of the control of the Debtors, the Company has faced significant hardships and must again address its capital structure through these Chapter 11 Cases.

B.	Events Leading to Commencement of These Chapter 11 Cases

Notwithstanding the Company’s efforts to implement its business plan, which included further cost reductions, operational enhancements and streamlining of its business, following emergence from the WIMC Chapter 11 Case, the Company continued to face liquidity and performance challenges that were more persistent and widespread than anticipated. Coupled with the industry and market factors, these performance challenges have resulted in less liquidity than projected, making the implementation of key operational enhancements more difficult, and in certain cases, resulting in their postponement.

In addition, a number of industry factors have caused the Company increased uncertainty with respect to its future performance, including the projected decrease in total originations, and for reverse mortgages, the impact of changes in HUD regulations, among other things. The increase in interest rates has also negatively impacted mortgage originators and servicers generally—the Debtors are no exception. As interest rates have risen, fewer borrowers are refinancing loans in a higher interest rate environment, resulting in lower origination volume for the Company.

The Company’s liquidity has also suffered from burdensome interest and amortization obligations on its corporate debt and tightening of rates from its lending counterparties. In the normal course of business, the Company utilizes its mortgage loan servicing advance facilities and master repurchase agreements to finance, on a short-term basis, mortgage loan related servicing advances, the repurchase of HECMs out of Ginnie Mae securitization pools, and funding of newly originated mortgage loans. These facilities are typically subject to annual renewal requirements and typically contain provisions that, in certain circumstances, prevent the Company from utilizing unused capacity under the facility and/or accelerate the repayment of amounts under the facility.

The Company’s ability to fund its business operations is a significant factor that affects its liquidity and ability to operate and grow. The Company is dependent on the ability to secure these types of arrangements on acceptable terms and to renew, replace or resize existing financing facilities as they expire. Continued growth in Ginnie Buyouts activity have required the Company to continue to seek additional financing for Ginnie Buyouts or to otherwise sell or securitize Ginnie Mae buyout assets, and the Company entered into a number of transactions relating to these types of assets during the past year.

The Company has taken a number of measures to address forecasted reductions in liquidity and compliance with its various facilities, including entry into amendments under its Prepetition Credit Agreement, the DAAT Facility, the DPAT II Facility, and each of Ditech Financial’s and RMS’s master repurchase agreements.

The Company has entered into new agreements or transactions to generate additional liquidity. In April 2018, the Company entered into an additional master repurchase agreement that, as of December 31, 2018, provides up to $412 million in total capacity, and a minimum of $400 million in committed capacity to fund the repurchase of certain HECMs and real estate owned from Ginnie Mae securitization pools for a period of one year. In June 2018, the Company sold a pool of defaulted reverse Ginnie Buyouts owned by the Company and financed under an existing master repurchase agreement for a sales price of $241.3 million. The proceeds from the sale were used to repay the related amount financed under the master repurchase agreement and to fund additional Ginnie Buyouts. The Company continues to service these loans on behalf of the purchaser under a servicing agreement. In June 2018, the Company agreed to sell to New Penn Financial additional MSRs relating to mortgage loans having an aggregate unpaid principal balance of approximately $4.7 billion, and received approximately $56.7 million in cash proceeds. The proceeds from the sale were used primarily to make mandatory principal payments under the Prepetition Credit Agreement. In addition, in October 2018, pursuant to the National Founders Facility, the Company executed a transaction that provided $230 million of additional secured financing for certain HECMs and owned real estate.

Notwithstanding these liquidity initiatives, the Company still faced scheduled amortization payments of approximately $110 million in 2019. Accordingly, the Company was at significant risk of receiving a going-concern qualification from its auditors, which would have triggered a domino effect of defaults and terminations throughout its corporate debt and working capital facilities. Instead, the Company has sought to forge a different path with the cooperation of the Term Loan Ad Hoc Group and its major stakeholders—a path that will lead either to a significantly deleveraged and recapitalized Company through a Reorganization Transaction or, if it provides higher or better return to creditors, one of the three types of transactions as contemplated by the Restructuring Support Agreement, consistent with the goals of the Company’s strategic alternatives review process discussed below.

C.	The Prepetition Marketing Process and Negotiations with Stakeholders

In May 2018, the Company initiated a process to evaluate strategic alternatives to enhance stockholder value and re-engaged Houlihan and Weil to assist in such process. Subsequently, in October 2018, the Company engaged AlixPartners, LLP to assist and advise in its contingency planning process, acknowledging at that time that it may ultimately become necessary to implement a transaction through an in-court process.

The Company’s efforts were overseen by the Board of Directors of DHCP and a Special Committee of the Board (the “Special Committee”), which is composed of four (4) DHCP independent directors. The Special Committee, with the assistance of Houlihan and Weil, evaluated a range of potential strategic alternatives, including (i) a sale of the entire Company; (ii) a sale of certain assets and business platforms; (iii) a merger; or (iv) continuing as a standalone entity.

The Company undertook an extensive marketing effort (the “Prepetition Marketing Process”), including soliciting interest from thirty-three (33) potentially interested parties including strategic and financial buyers with the financial and operational wherewithal to complete a transaction. The Company formally engaged with multiple potential bidders, executing ten (10) confidentiality agreements and providing a Confidential Information Memorandum, financial projections and data room access to such potential bidders.

The deadline for interested parties to submit initial bids was July 17, 2018. The Company received four (4) indications of interest (“IOIs”). Following extensive discussions with the Board, the Special Committee and its legal and financial advisors, the Company selected three (3) bidders to proceed to a second round of negotiations and diligence, including onsite management presentations during the last week of July 2018. Following the management presentations, the Company and its advisors continued to facilitate due diligence with the remaining bidders in advance of the second round of IOIs. The Company received three (3) second round IOIs on or about August 21, 2018, two (2) of which were bids for the sale of certain servicing and reverse assets with subservicing retained by the Company (the “Alternative Bids”) and one (1) of which was a bid for substantially all of the Company’s net assets as a going concern (the “All-Company Bid”). Over the course of September and October 2018, the Company and its advisors engaged in extensive discussions with the final three bidders.

In October 2018, it became clear that (i) the Alternative Bids would require additional capital and liquidity to fund the restructured business plan and (ii) the proposed valuation levels of the All-Company Bid would not exceed the outstanding amount of the Company’s Second Lien Notes. As a result, the Company decided to engage with an ad hoc group of second lien noteholders (the “Second Lien Ad Hoc Group”) to explore the Company’s strategic alternatives and solicit input with respect to the All-Company Bid and the Alternative Bids. On October 8, 2018, the Second Lien Ad Hoc Group signed a confidentiality agreement and began engaging with the Company to evaluate the sale alternatives and develop a competing potential recapitalization transaction. The Company continued to have periodic discussions with the Second Lien Ad Hoc Group as it analyzed the sale options and various recapitalization scenarios. In November 2018, the Second Lien Ad Hoc Group retained Centerview Partners (“Centerview”) and Milbank, Tweed, Hadley & McCloy LLP (“Milbank”) to assist with its analysis of the potential strategic alternatives and to assist in preparing a recapitalization transaction proposal supported by the Second Lien Ad Hoc Group.

The Company’s financial and legal advisors engaged with the Second Lien Ad Hoc Group’s advisors to develop potential viable alternatives to an All-Company Bid. Among other things, the Second Lien Ad Hoc Group proposed equitizing a portion of the Second Lien Notes and obtaining amortization relief from the Term Lenders under the Prepetition Credit Agreement (the “Second Lien Proposal”).

In December 2018, the Company engaged in parallel discussions with an ad hoc group of prepetition secured term loan lenders (the “Term Loan Ad Hoc Group”) to discuss the Prepetition Marketing Process and the Second Lien Proposal. The Term Loan Ad Hoc Group retained FTI Consulting (“FTI”) and Kirkland & Ellis LLP (“Kirkland”) as its advisors. The Debtors and their advisors held in-person meetings in December 2018 with each of the Term Loan Ad Hoc Group and the Second Lien Ad Hoc Group and their respective advisors to discuss strategic alternatives, including analyzing the All-Company Bid.

Despite extensive negotiations with the bidder who submitted the All-Company Bid, such bidder ultimately rescinded the All-Company Bid in late December 2018, immediately after the Company had utilized the grace period with respect to its Second Lien Notes (explained in more detail below). Following such rescission, the Company re-engaged a previous bidder in connection with a potential bid for substantially all of the Company’s assets. After several weeks of negotiations with such bidder, and after consultation with the Term Loan Ad Hoc Group and its advisors, the Company ultimately decided not to pursue the sale transaction.

In early January 2019, the Term Loan Ad Hoc Group submitted a proposal for a recapitalization transaction, pursuant to which a portion of the Prepetition Term Loan would be equitized and incremental liquidity would be provided through, among other things, a new revolving credit facility and a reduction in scheduled amortization payments. Shortly thereafter, the Second Lien Ad Hoc Group submitted a revised Second Lien Proposal. Over the course of several weeks, the Company, with the assistance of its financial and legal advisors, engaged in extensive discussions with the Term Loan Ad Hoc Group and the Second Lien Ad Hoc Group regarding the competing recapitalization transactions proposed by such parties. Following extensive diligence and numerous meetings with the Company’s management and advisors, the advisors to the Term Loan Ad Hoc Group provided the Company with a proposal for the recapitalization of the Company. As a precondition to seeking the approval of the Board for such terms, the Company agreed with the Term Loan Ad Hoc Group to share the proposal with certain of the Company’s key counterparties, including NRM.

Notwithstanding the Debtors’ good faith efforts to cooperate with NRM throughout the Company’s strategic alternatives review process, NRM repeatedly threatened to issue a termination notice under its Subservicing Agreement with the Company, dated August 8, 2016 (as amended) (the “Subservicing Agreement”) while simultaneously participating as a bidder in the Company’s sale process. Ultimately, on January 17, 2019—the morning after the Company shared with NRM a recapitalization proposal from the Term Loan Ad Hoc Group—NRM issued a notice purporting to terminate the Subservicing Agreement (“Termination Notice”). The Debtors have disputed NRM’s basis for termination and intend to explore all legal remedies against NRM in connection with the timing and issuance of the Termination Notice. The Debtors are, however, cooperating with NRM to transition the servicing of the loans under the Subservicing Agreement.

D.	Utilization of Grace Period, Forbearance, and Expiration of Certain Warehouse Facilities

On December 17, 2018, the Company elected not to make the approximately $9 million cash interest payment (the “Interest Payment”) due and payable on December 17, 2018 with respect to the Company’s outstanding Second Lien Notes and entered the 30-day grace period. Although the Company had sufficient liquidity to make the Interest Payment, the Company elected not to make the payment as discussions were still ongoing with various stakeholders regarding the Company’s strategic alternatives. The Company’s failure to make the Interest Payment within thirty days after it was due and payable constitutes an “event of default” under the Second Lien Notes Indenture. As active discussions were still ongoing, the Board determined that the Company would not make the Interest Payment prior to the expiration of the grace period, even though it had sufficient liquidity to do so, resulting in an event of default under the Second Lien Notes Indenture. An event of default under the Indenture also constitutes an “event of default” under the Prepetition Credit Agreement and certain of the Company’s warehouse facility agreements (the “Warehouse Facility Agreements”), among others.

On January 16, 2019, the Company and, as applicable, certain of its subsidiaries, entered into forbearance agreements (each a “Forbearance Agreement” and collectively the “Forbearance Agreements”) with (i) certain holders of greater than 75% of the aggregate principal amount of the outstanding Second Lien Notes (the “Notes Forbearing Parties”), (ii) certain lenders holding greater than 50% of the sum of (a) the Term Loans outstanding, (b) letter of credit exposure, and (c) unused commitments under the Prepetition Credit Agreement at such time and the administrative agent and collateral agent under the Prepetition Credit Agreement (collectively, the “Credit Agreement Forbearing Parties”), and (iii) the requisite buyers and variable funding noteholders, as applicable, under the Warehouse Facility Agreements (collectively, the “Warehouse Lenders Forbearing Parties”).

Pursuant to the Forbearance Agreements, subject to certain terms and conditions, the Notes Forbearing Parties, Credit Agreement Forbearing Parties and Warehouse Lenders Forbearing Parties agreed to temporarily forbear from the exercise of any rights or remedies they may have in respect of the aforementioned events of default or other defaults or events of default arising out of or in connection therewith.

The deadline of the Forbearance Agreements was tied to the maturity date of certain of the Company’s repurchase loan agreements with the Warehouse Lenders Forbearing Parties. Without a viable recapitalization of the Company in hand, the Warehouse Lenders Forbearing Parties were not in a position to commit to a significant extension of their facilities with the Company. As noted above, these facilities are critical to the Company’s ordinary course of business operations. Accordingly, the Company focused instead on obtaining the DIP Facilities to refinance such obligations, and will, during the Marketing Process, continue to seek commitments for post-emergence facilities.

Before the termination of the Forbearance Agreements on February 8, 2019, the Company entered into new forbearance agreements with the Credit Agreement Forbearing Parties and the Warehouse Lenders Forbearing Parties (the “Forbearance Extension”). The Forbearance Extension was scheduled to terminate on February 11, 2019.

IV.

OVERVIEW OF THE CHAPTER 11 CASES

A.	Commencement of Chapter 11 Cases and First-Day Motions

On February 11, 2019, the Debtors commenced the Chapter 11 Cases. The Debtors continue to manage their estates as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. To that end, the Debtors filed various motions seeking relief from the Bankruptcy Court to promote a seamless transition between the Debtors’ prepetition and postpetition business operations, facilitate a smooth restructuring through the Chapter 11 Cases, and minimize any disruptions to the Debtors’ operations (the “First Day Motions”). At the first day hearing held on February 13, 2019, the Bankruptcy Court granted substantially all of the relief requested in the First Day Motions and entered various orders authorizing the Debtors to, among other things:

•	Continue paying employee wages and benefits;

•	Continue to use the Debtors’ cash management system, bank accounts, and business forms;

•	Continue insurance programs and the workers’ compensation program, the processing of workers’ compensation claims, and continue the Debtors’ surety bond program;

•

Continue to pay all taxes, fees, and similar charges and assessments, whether arising prepetition or postpetition, to the appropriate taxing, regulatory, or other governmental authority in the ordinary course;

•	Establish procedures for utility companies to request adequate assurance of payment and to prohibit utility companies from altering or discontinuing services;

•	Continue to conduct their forward and reverse mortgage businesses in the ordinary course, as discussed in more detail below in Section 2; and

•	Obtain debtor-in-possession financing and use of cash collateral, as discussed in more detail below in Section 1.

1.	DIP Facilities and Cash Collateral

(a)	DIP Facilities:

To address the working capital needs of the Debtors and support the transactions contemplated by the Restructuring Support Agreement, the Debtors filed a motion (the “DIP Motion”) (ECF No. 26) to enter into the DIP Facilities, which provide the Debtors’ two primary operating entities, Ditech Financial and RMS, as applicable, (a) up to $1.9 billion in warehouse financing under three master repurchase agreements and two advance facilities and (b) access to $1.9 billion in hedging capacity under certain master securities forward transaction agreements and related netting agreement (collectively, the “DIP Facilities”). The DIP Facilities will ensure that the Company’s financing needs will continue to be met and access to such financing will not be abruptly interrupted. The interim order granting the relief requested in the DIP Motion can be found at ECF No. 53 (“Interim DIP Order”).

The DIP Facilities provide the Debtors with the flexibility to use the commitment amount in the manner that best suits their capital needs. Specifically, during the Chapter 11 Cases, (i) up to $650 million will be available to fund Ditech Financial’s origination business, (ii) up to $1.0 billion will be available to RMS, and (iii) up to $250 million will be available to finance the advance receivables related to Ditech Financial’s servicing activities. In addition, the lenders under the DIP Facilities will provide Ditech Financial up to $1.9 billion in trading capacity to hedge its interest rate exposure with respect to the loans in its origination pipeline, as well as those loans that will be subject to repurchase obligations with the DIP Facilities lenders prior to being securitized.

(b)	Cash Collateral

In addition, the Debtors are authorized, on an interim basis, to consensually use the cash collateral of the Prepetition Term Lenders for the duration of the Chapter 11 Cases. In exchange, the Debtors are providing the Prepetition Term Lenders, with the consent of the Prepetition Administrative Agent, acting at the direction of the Required Term Lenders with the following:

•

Adequate Protection Lien. The Prepetition Administrative Agent (on behalf of itself and the Prepetition Term Lenders) shall receive a replacement security interest in and lien on the same property of the Debtors on which the Prepetition Administrative Agent has a perfected, first-priority security interest and lien prior to the Commencement Date pursuant to the Prepetition Credit Agreement and related security documents, whether arising prepetition or postpetition of any nature whatsoever, which liens and security interests shall be subordinate only to Permitted Liens (as defined in the Prepetition Credit Agreement) to the extent any such Permitted Liens are senior in priority under applicable non-bankruptcy law to the liens securing the obligations under the Prepetition Credit Agreement, and a customary professional fee “carve-out” in an amount to be agreed upon by the Company and the Requisite Term Lenders (the “Carve Out”). The adequate protection liens shall not be (i) subject, or junior to, any lien or security interest that is avoided and preserved for the benefit of the Debtors’ estates under section 551 of the Bankruptcy Code or (ii) subordinated to or made pari passu with any other lien or security interest, whether under section 364(d) of the Bankruptcy Code or otherwise, except as expressly provided in the interim and final orders (collectively, the “DIP Orders”).

•

507(b) Claim. The Prepetition Administrative Agent (on behalf of itself and the Prepetition Term Lenders) shall receive an administrative expense claim pursuant to Bankruptcy Code section 507(b), subject to the Carve Out and the priorities set out in the DIP Facilities.

•

Adequate Protection Payments. The Debtors’ prompt payment of, whether incurred prior to or following the Commencement Date, all reasonable fees and expenses of the Prepetition Administrative Agent (in accordance with the Prepetition Credit Agreement, including, without limitation, the reasonable fees, costs, and expenses of Davis Polk & Wardwell LLP, as counsel to the Prepetition Administrative Agent) and the Term Loan Ad Hoc Group.

•

Financial Reporting. The Debtors will, until the Effective Date, continue to provide the Term Loan Ad Hoc Group and the Prepetition Administrative Agent, and their advisors, financial and other reporting on a monthly basis in a form and substance reasonably acceptable to them.

(c)	National Founders Facility

The Debtors are also providing, among other things, the following adequate protection to National Founders, the Debtors’ existing lender under the National Founder Facility, including:

•	Reimbursement of reasonable and documented fees and expenses of National Founders;

•

Covenant by RMS to perform under the existing servicing agreement, and stipulation and agreement by Debtors that any Claim for actual damages arising from RMS’s failure to perform or otherwise breach the existing servicing agreement shall constitute superpriority Administrative Expense Claims against RMS, subject to subordination as expressly provided in the DIP Orders; and

•	Superpriority administrative claim against RMS for all draws on advance account funds, which Claims shall be subordinated in priority and payment to the DIP Lender’s superpriority Claims.

In exchange for the adequate protection provided to National Founders, the Debtors received assurances for the continuation of the National Founders Facility and the continued use of National Founders’ cash collateral for the duration of these Chapter 11 Cases, as well as assurances that National Founders will not declare an event of default or servicer termination event as a result of the commencement of the Chapter 11 Cases or the insolvency of RMS.

2.	Operations in the Ordinary Course for Ditech Financial and RMS

To avoid any disruption to their business operations, the Debtors have obtained interim relief to continue to conduct their forward and reverse mortgage businesses in the ordinary course (the “Interim OCB

Orders”) (ECF Nos. 54, 55). As discussed above, RMS no longer originates reverse mortgage loans, but it has remaining origination-related obligations in connection with the mortgage loans it previously originated, which obligations consist primarily of funding and securitizing subsequent borrower draws on such loans. The Debtors will also continue to comply with their obligations to Fannie Mae, Freddie Mac, and Ginnie Mae, and to continue their securitization activities and servicing businesses in the ordinary course to avoid disruption and uncertainty in the market. As part of this relief, the Debtors have agreed to provide Fannie Mae, Freddie Mac, and Ginnie Mae certain undertakings for assurance of performance of the obligations (“Operating Undertakings”) and to seek Bankruptcy Court approval of the Operating Undertakings.

B.	Procedural Motions and Retention of Professionals

The Debtors have also filed several other motions that are common to chapter 11 proceedings of similar size and complexity as the Chapter 11 Cases, including applications to retain various professionals to assist the Debtors in the Chapter 11 Cases.

C.	Bar Date

On February 22, 2019, the Bankruptcy Court entered an order, which, among other things, (i) established April 1, 2019, at 5:00 p.m., prevailing Eastern Time, as the deadline for all non-governmental units (as defined in section 101(27) of the Bankruptcy Code) to file proofs of claim in the Chapter 11 Cases (the “General Bar Date”); (ii) established August 10, 2019, at 5:00 p.m., prevailing Eastern Time, as the deadline for all governmental units (as defined in section 101(27) of the Bankruptcy Code) to file proofs of claim in the Chapter 11 Cases (the “Governmental Bar Date”); (iii) established the later of (a) the General Bar Date or the Governmental Bar Date, as applicable, and (b) 5:00 p.m., prevailing Eastern Time, on the date that is thirty (30) days from the date on which the Debtors provide notice of a previously unfiled Schedule or an amendment or supplement to the Schedule as the deadline by which persons or entities affected by such filing, amendment, or supplement must file proofs of claim in the Chapter 11 Cases; and (iv) established the later of (y) the General Bar Date or the Governmental Bar Date, as applicable, and (z) 5:00 p.m., prevailing Eastern Time, on the date that is thirty (30) days following the service of an order approving rejection of any executory contract or unexpired lease of the Debtors as the deadline by which persons or entities asserting claims resulting from such rejection must file proofs of claim in the Chapter 11 Cases.

D.	Appointment of the Creditors’ Committee

On February 27, 2019, the Official Committee of Unsecured Creditors (the “Creditors’ Committee”) was appointed by the Office of the United States Trustee for Region 2 (the “U.S. Trustee”) pursuant to section 1102 of the Bankruptcy Code to represent the interests of unsecured creditors in the Chapter 11 Cases (ECF No. 127).

The members of the Creditors’ Committee are Safeguard Properties Managmeent, LLC, Wilmington Savings Fund Society, FSB, Lee Kamimura, ISGN Solutions, Inc., Black Knight Financial Technology Solutions, LLC, Cognizant Technology Solutions, and Deutsche Bank National Trust Company as RMBS Trustee.

The Creditors’ Committee retained Pachulski Stang Ziehl & Jones LLP and Rich Michaelson Magaliff, LLP as its attorneys and Goldin & Associates as its financial advisor.

E.	Statements and Schedules, and Rule 2015.3 Financial Reports

[Reserved]

F.	Litigation Matters

In the ordinary course of business, the Debtors are defendants in, or parties to, pending and threatened legal actions and proceedings, including actions brought on behalf of various classes of claimants. Many of these actions and proceedings are based on alleged violations of consumer protection laws governing the Company’s servicing and origination activities, and in certain instances, claims for substantial monetary damages are asserted against the Company. The Company is also subject to regulatory and governmental examinations, information requests and subpoenas, inquiries, investigations, and threatened legal actions and proceedings. In connection with formal and informal inquiries, the Company receives numerous requests in connection with various aspects of the Company’s activities.

1.	Courtney Elkin, et al. vs. Walter Investment Management Corp., et al.

A federal securities fraud complaint was filed against the Company, George M. Awad, Denmar J. Dixon, Anthony N. Renzi, and Gary L. Tillett on March 16, 2017. The case, captioned Courtney Elkin, et al. vs. Walter Investment Management Corp., et al., Case No. 2:17-cv-02025-JCJ, is pending in the Eastern District of Pennsylvania. An amended complaint was filed on September 15, 2017 by the court-appointed lead plaintiff, and the amended complaint sought monetary damages and asserted claims under Section 10(b) and 20(a) of the Securities Exchange Act of 1934 during a class period alleged to begin on August 9, 2016 and conclude on August 1, 2017. From December 1, 2017 to February 9, 2018, the action was stayed pursuant to section 362 of the Bankruptcy Code, and on July 13, 2018, the parties entered into a formal settlement agreement to settle the action for $2.95 million, subject to notice to the alleged class and court approval. On December 18, 2018, the court approved the settlement on a final basis. The settlement was paid by the Company’s directors’ and officers’ insurance carrier.

2.	Michael E. Vacek, Jr., et al. vs. George M. Awad, et al.

A stockholder derivative suit was filed against current and former members of the Board on June 22, 2017. The case, captioned Michael E. Vacek, Jr., et al. vs. George M. Awad, et al., Case No. 2:17-cv-02820-JCJ, is pending in the Eastern District of Pennsylvania. An amended complaint was filed on September 13, 2017, which sought monetary damages for the Company and equitable relief and asserted a claim for breach of fiduciary duty arising out of: (i) a material weakness in the Company’s internal controls over financial reporting related to operation processes associated with Ditech Financial’s default servicing activities; (ii) an accounting error that caused an overstatement of the value of the Company’s deferred tax assets; and (iii) subpoenas seeking documents relating to RMS’s origination and underwriting of reverse mortgages and loans. On October 17, 2018, the parties entered into a formal settlement agreement to settle the action based on the Company’s adoption of certain corporate governance measures. On December 3, 2018, the court issued an order preliminarily approving the proposed settlement, and on February 1, 2019, the court approved the proposed settlement on a final basis. The Company’s directors’ and officers’ insurance carrier has agreed to pay $257,500 in attorneys’ fees to plaintiff’s counsel. The implementation of corporate governance measures has been stayed by the automatic stay under section 362 of the Bankruptcy Code.

3.	Other Litigation

As mentioned above, in the ordinary course of business, the Company is involved in pending and threatened legal actions and proceedings. Such litigation is stayed pursuant to section 362 of the Bankruptcy Code during the pendency of the Chapter 11 Cases, subject to the limited relief granted under the Interim OCB Orders.

G.	Marketing Process and Bidding Procedures

In support of the Debtors’ Marketing Process, the Debtors and their advisors have developed bidding and auction procedures for the marketing and sale of their assets in these Chapter 11 Cases in an orderly and value maximizing manner (the “Bidding Procedures”). Under the Bidding Procedures, parties may submit bids for the purchase and sale of any and all of the Debtors’ assets in accordance with the terms of the Bidding Procedures. The Bidding Procedures are designed to promote a competitive and expedient bidding process, and are intended to generate the greatest level of interest in the Debtors’ assets. The Bidding Procedures are intended to provide the Debtors with flexibility to solicit proposals, negotiate transactions, provide stalking horse protections (if necessary and appropriate), hold an auction (if necessary and appropriate) and consummate a Sale Transactions for the highest and best value, all while protecting the due process rights of all interested parties and ensuring that there is a full and fair opportunity to review and consider proposed transactions. The Bidding Procedures are filed at ECF No. [•]. Below are the proposed dates related to the Bidding Procedures.

Key Event	Proposed Date
Deadline to Submit Non-Binding Indications of Interest	No later than April 15, 2019 at 4:00 p.m. (ET)

Deadline to Submit Bids	May 6, 2019 at 4:00 p.m. (ET)

Deadline for Debtors to Notify Bidders of Status as Qualified Bidders	May 10, 2019 at 4:00 p.m. (ET)

Auction, if necessary, to be conducted at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153	May 13, 2019 at 10:00 a.m. (ET)

Deadline to File Notice of (a) Successful Bid and Back-Up Bid and (b) Identity of Successful Bidder and Back-Up Bidder	One (1) business day following conclusion of the Auction

Deadline to File Objections to (a) Sale Transaction, (b) Cure Costs, and (c) Adequate Assurance of Future Performance (same as Plan Confirmation Objection Deadline)	May 24, 2019 at 4:00 p.m. (ET)

Sale and Confirmation Hearing	June 5, 2019 at 11:00 a.m. (ET)

V.

SUMMARY OF PLAN

This section of the Disclosure Statement summarizes the Plan, a copy of which is annexed hereto as Exhibit A.

A.	Administrative Expenses and Priority Claims

1.	Treatment of Administrative Expense Claims

Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to less favorable treatment, each holder of an Allowed Administrative Expense Claim (other than a Fee Claim, a DIP Claim, or a Restructuring Expense) shall receive, in full and final satisfaction of such Claim, Cash in an amount equal to such Allowed Administrative Expense Claim on, or as soon thereafter as is reasonably practicable, the later of (a) the Effective Date and (b) the first Business Day after the date that is thirty (30) calendar days after the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim; provided, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as Debtors in Possession, shall be paid by the Debtors, the Reorganized Debtors, or the Plan Administrator, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any course of dealing or agreements governing, instruments evidencing, or other documents relating to such transactions.

2.	Treatment of Fee Claims

(a) All Entities seeking an award by the Bankruptcy Court of Fee Claims shall file and serve on counsel to the Debtors, the U.S. Trustee, and counsel to the Requisite Term Lenders, on or before the date that is forty-five (45) days after the Effective Date, their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred from the Commencement Date through the Effective Date. Objections to any Fee Claims must be filed and served on counsel to the Debtors, counsel to the Requisite Term Lenders, and the requesting party no later than twenty-one (21) calendar days after the filing of the final applications for compensation or reimbursement (unless otherwise agreed by the Debtors or the Reorganized Debtors, as applicable, and the party requesting compensation of a Fee Claim).

(b) Allowed Fee Claims shall be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court (i) on the date upon which an order relating to any such Allowed Fee Claim is entered or as soon as reasonably practicable thereafter; or (ii) upon such other terms as may be mutually agreed upon between the holder of such an Allowed Fee Claim and the Debtors, the Reorganized Debtors, or the Plan Administrator, as applicable. Notwithstanding the foregoing, any Fee Claims that are authorized to be paid pursuant to any administrative orders entered by the Bankruptcy Court may be paid at the times and in the amounts authorized pursuant to such orders.

(c) On or about the Effective Date, holders of Fee Claims shall provide a reasonable estimate of unpaid Fee Claims incurred in rendering services before the Effective Date to the Debtors or the Creditors’ Committee, as applicable, and the Debtors or Reorganized Debtors, as applicable, shall separately escrow such estimated amounts for the benefit of the holders of the Fee Claims until the fee applications related thereto are resolved by Final Order or agreement of the parties. If a holder of a Fee Claim does not provide an estimate, the Debtors, Reorganized Debtors, or Plan Administrator, as applicable, may estimate the unpaid and unbilled reasonable and necessary fees and out-of-pocket expenses of such holder of a Fee Claim. When all such Allowed Fee Claims have been paid in full, any remaining amount in such escrow shall promptly be released from such escrow and revert to, and ownership thereof shall vest in, the Reorganized Debtors without any further action or order of the Bankruptcy Court.

(d) The Reorganized Debtors or the Plan Administrator, as applicable, are authorized to pay compensation for services rendered or reimbursement of expenses incurred after the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.

3.	Treatment of Priority Tax Claims

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to less favorable treatment, each holder of an Allowed Priority Tax Claim shall receive, in full and final satisfaction of such Allowed Priority Tax Claim, at the sole option of the Debtors, the Reorganized Debtors, or the Plan Administrator, as applicable, (a) Cash in an amount equal to such Allowed Priority Tax Claim on, or as soon thereafter as is reasonably practicable, the later of (i) the Effective Date, to the extent such Claim is an Allowed Priority Tax Claim on the Effective Date; (ii) the first Business Day after the date that is thirty (30) calendar days after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim; and (iii) the date such Allowed Priority Tax Claim is due and payable in the ordinary course as such obligation becomes due; provided, that the Debtors reserve the right to prepay all or a portion of any such amounts at any time under this option without penalty or premium; or (b) equal annual Cash payments in an aggregate amount equal to the amount of such Allowed Priority Tax Claim, together with interest at the applicable rate under section 511 of the Bankruptcy Code, over a period not exceeding five (5) years from and after the Commencement Date.

4.	Treatment of DIP Claims

On the Effective Date, in full and final satisfaction of the Allowed DIP Claims, the commitments of the DIP Credit Parties under the DIP Documents shall be terminated and DIP Claims shall be (a) paid in full in Cash upon the consummation of the Sale Transaction if the Sale Transaction occurs or (b) refinanced in full in Cash by the Exit Warehouse Facilities if the Reorganization Transaction occurs. The Debtors’ and their respective Affiliates’ contingent or unliquidated expense reimbursement and indemnity obligations under the DIP Documents, to the extent not paid in full in Cash on the Effective Date or otherwise satisfied by the Debtors and their respective Affiliates in a manner reasonably acceptable to the DIP Agent, shall survive the Effective Date and shall not be released or discharged pursuant to the Plan or Confirmation Order, notwithstanding any provision thereof to the contrary.

5.	Restructuring Expenses

During the period commencing on the Commencement Date through the Effective Date, the Debtors will promptly pay in full in Cash any Restructuring Expenses in accordance with the terms of the RSA. Without limiting the foregoing, to the extent that any Restructuring Expenses remain unpaid as of the Business Day prior to the Effective Date, on the Effective Date, the Reorganized Debtors or Plan Administrator, as applicable, shall pay in full in Cash any outstanding Restructuring Expenses that are invoiced without the requirement for the filing of retention applications, fee applications, or any other applications in the Chapter 11 Cases, and without any requirement for further notice or Bankruptcy Court review or approval. For the avoidance of doubt, any Restructuring Expenses invoiced after the Effective Date shall be paid promptly, but no later than ten (10) business days of receiving an invoice.

B.	Classification of Claims and Interests

1.	Classification in General

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under the Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Allowed Claim or Allowed Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

2.	Summary of Classification

The following table designates the Classes of Claims against and Interests in the Debtors and specifies which of those Classes are (a) Impaired or Unimpaired by the Plan; (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code; and (c) deemed to accept or reject the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims have not been classified.

Class	Designation	Treatment	Entitled to Vote
1	Priority Non-Tax Claims	Unimpaired	No (Presumed to accept)

2	Other Secured Claims	Unimpaired	No (Presumed to accept)

3	Term Loan Claims	Impaired	Yes

4	Second Lien Notes Claims	Impaired	No (Deemed to reject)

5	General Unsecured Claims	Impaired	No (Deemed to reject)

6	Go-Forward Trade Claims	Impaired	No (Deemed to reject)

7	Intercompany Claims	Unimpaired	No (Presumed to accept)

8	Intercompany Interests	Unimpaired	No (Presumed to accept)

9	Parent Equity Interests	Impaired	No (Deemed to reject)

10	Subordinated Securities Claims	Impaired	No (Deemed to reject)

3.	Special Provision Governing Unimpaired Claims

Nothing under the Plan shall affect the rights of the Debtors or the Reorganized Debtors, as applicable, in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

4.	Elimination of Vacant Classes

Any Class of Claims against or Interests in the Debtors that, as of the commencement of the Confirmation Hearing, does not have at least one holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from the Plan for purposes of voting to accept or reject the Plan, and disregarded for purposes of determining whether the Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to that Class.

C.	Treatment of Claims and Interests

1.	Priority Non-Tax Claims (Class 1)

(a) Classification: Class 1 consists of Priority Non-Tax Claims.

(b) Treatment: Except to the extent that a holder of an Allowed Priority Non-Tax Claim against the Debtors agrees to a less favorable treatment of such Claim, in full and final satisfaction of such Allowed Priority Non-Tax Claim, at the sole option of the Debtors, the Reorganized Debtors, or the Plan Administrator, as applicable: (i) each such holder shall receive payment in Cash in an amount equal to such Claim, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim, or as soon thereafter as is reasonably practicable; (ii) such holder’s Allowed Priority Non-Tax Claim shall be Reinstated; or (iii) such holder shall receive such other treatment so as to render such holder’s Allowed Priority Non-Tax Claim Unimpaired.

(c) Voting: Class 1 is Unimpaired, and holders of Priority Non-Tax Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Priority Non-Tax Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to Priority Non-Tax Claims.

2.	Other Secured Claims (Class 2)

(a) Classification: Class 2 consists of the Other Secured Claims. To the extent that Other Secured Claims are secured by different collateral or different interests in the same collateral, such Claims shall be treated as separate subclasses of Class 2 for purposes of voting to accept or reject the Plan and receiving distributions under the Plan.

(b) Treatment:

(i) Except to the extent that a holder of an Allowed Other Secured Claim agrees to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Other Secured Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Other Secured Claim will receive, on account of such Allowed Claim, at the sole option of the Debtors, Reorganized Debtors or the Plan Administrator, as applicable: (i) Cash in an amount equal to the Allowed amount of such Claim; (ii) Reinstatement of such holder’s Allowed Other Secured Claim; (iii) such other treatment sufficient to render such holder’s Allowed Other Secured Claim Unimpaired; or (iv) return of the applicable collateral in satisfaction of the Allowed amount of such Other Secured Claim.

(ii) Upon the Effective Date and solely with respect to the Reorganization Transaction, the National Founders Facility shall be Reinstated and shall either be paid in full in Cash on account of the National Founders Facility Claim or receive such other treatment as agreed to among the Debtors and National Founders.

(c) Voting: Class 2 is Unimpaired, and holders of Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Other Secured Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Other Secured Claims.

3.	Term Loan Claims (Class 3)

(a) Classification: Class 3 consists of Term Loan Claims.

(b) Allowance: The Term Loan Claims are Allowed pursuant to section 506(a) of the Bankruptcy Code against the Debtors in the aggregate principal amount of $961,355,635.34, plus amounts owing (if any) on account of call protections contained in the Prepetition Credit Agreement, plus all accrued but unpaid interest, costs, fees, and expenses then outstanding under the Prepetition Credit Agreement. The Prepetition Administrative Agent and the Term Loan Lenders shall not be required to file proofs of Claim on account of any Term Loan Claims.

(c) Treatment: Except to the extent that a holder of an Allowed Term Loan Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for an Allowed Term Loan Claim, each such holder thereof shall receive:

(i) If the Sale Transaction occurs, on the Effective Date, such holder’s Pro Rata share of Net Cash Proceeds until all Allowed Term Loan Claims are satisfied in full in cash. On the Effective Date, the Prepetition Credit Agreement shall be deemed cancelled (except as set forth in Section 5.12 of the Plan).

(ii) If the Reorganization Transaction occurs, on the Effective Date, such holder’s Pro Rata share of (a) term loans under the Amended and Restated Credit Facility Agreement; (b) 100% of the New Common Stock; provided, that the New Common Stock shall be subject to dilution by the Management Incentive Plan; and (c) if applicable, the Asset Sale Proceeds. On the Effective Date, the Prepetition Credit Agreement shall be deemed cancelled (except as set forth in Section 5.12 of the Plan) and replaced by the Amended and Restated Credit Facility Agreement, without the need for any holder of a Term Loan Claim that does not vote for the Plan or votes to reject the Plan executing the Amended and Restated Credit Facility Agreement, and each Lien, mortgage and security interest that secures the obligations arising under the Prepetition Credit Agreement as of the Commencement Date shall be reaffirmed, ratified and deemed granted by the Reorganized Debtors to secure all obligations of the Reorganized Debtors arising under the Amended and Restated Credit Facility Agreement.

(d) Voting: Class 3 is Impaired, and holders of Term Loan Claims in Class 3 are entitled to vote to accept or reject the Plan.

4.	Second Lien Notes Claims (Class 4).

(a) Classification: Class 4 consists of Second Lien Notes Claims.

(b) Treatment: Except to the extent that a holder of an Allowed Second Lien Notes Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for an Allowed Second Lien Notes Claim, each such holder thereof shall receive:

(i) If the Sale Transaction occurs, on the Effective Date, such holder’s Pro Rata share of Net Cash Proceeds as such holders are entitled to under applicable nonbankruptcy law (subject to the Intercreditor Agreement) after the Term Loan Claims are satisfied in full in Cash, until all Allowed Second Lien Notes Claims are satisfied in full.

(ii) If the Reorganization Transaction occurs, holders of Second Lien Notes Claims shall not receive or retain any property under the Plan on account of such Claims.

(iii) If either the Sale Transaction or the Reorganization Transaction occurs, on the Effective Date, the Second Lien Notes shall be deemed cancelled (except as set forth in Section 5.12 of the Plan) without further action by or order of the Bankruptcy Court.

(c) Voting: Class 4 is Impaired, and holders of Second Lien Notes Claims are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Second Lien Notes Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Second Lien Notes Claims.

5.	General Unsecured Claims (Class 5)

(a) Classification: Class 5 consists of General Unsecured Claims.

(b) Treatment: Except to the extent that a holder of an Allowed General Unsecured Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for an Allowed General Unsecured Claim, each such holder thereof shall receive:

(i) If the Sale Transaction occurs, on the Effective Date, such holder’s Pro Rata share of Net Cash Proceeds (until all Allowed General Unsecured Claims are satisfied in full) after the Term Loan Claims and Second Lien Notes Claims are satisfied in full in Cash.

(ii) If the Reorganization Transaction occurs, holders of General Unsecured Claims shall not receive or retain any property under the Plan on account of such Claims.

(c) Voting: Class 5 is Impaired, and holders of General Unsecured Claims are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of General Unsecured Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such General Unsecured Claims.

6.	Go-Forward Trade Claims (Class 6)

(a) Classification: Class 6 consists of Go-Forward Trade Claims.

(b) Treatment: Except to the extent that a holder of an Allowed Go-Forward Trade Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for an Allowed Go-Forward Trade Claim, each such holder thereof shall receive, on the Effective Date or as soon as practicable thereafter, with a carve out from the collateral (or value of such collateral) securing the Term Loan Claims, distribution in Cash in an amount equaling not less than a percentage of such holder’s Claim to be identified in the solicitation documents, subject to an aggregate cap to be agreed to by the Debtors and the Requisite Term Lenders, which shall be identified in the solicitation documents; provided, that any further payments in excess of such cap on account of an Allowed Go-Forward Trade Claim shall be subject to the consent of the Requisite Term Lenders.

(c) Voting: Class 6 is Impaired, and holders of Go-Forward Trade Claims are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Go-Forward Trade Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Go-Forward Trade Claims.

7.	Intercompany Claims (Class 7)

(a) Classification: Class 7 consists of Intercompany Claims.

(b) Treatment: On or after the Effective Date, all Intercompany Claims will be adjusted, continued, settled, reinstated, discharged, or eliminated as determined by the Debtors, Reorganized Debtors, or Plan Administrator, as applicable, and the Requisite Term Lenders, in their respective reasonable discretion.

(c) Voting: Class 7 is Unimpaired, and holders of Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Intercompany Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Intercompany Claims.

8.	Intercompany Interests (Class 8)

(a) Classification: Class 8 consists of Intercompany Interests.

(b) Treatment: On or after the Effective Date, all Intercompany Interests shall be cancelled, reinstated, or receive such other treatment as determined by the Debtors or Reorganized Debtors, as applicable, and the Requisite Term Lenders, in their respective reasonable discretion.

(c) Voting: Class 8 is Unimpaired, and holders of Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Intercompany Interests are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Intercompany Interests.

9.	Parent Equity Interests (Class 9)

(a) Classification: Class 9 consists of Parent Equity Interests.

(b) Treatment: Except to the extent that a holder of an Parent Equity Interests agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for Parent Equity Interests, each such holder thereof shall receive:

(i) If the Sale Transaction occurs, (A) on the Effective Date, all Parent Equity Interests shall be cancelled and one share of Parent Equity Interest (the “Single Share”) shall be issued to the Plan Administrator to hold in trust as custodian for the benefit of the former holders of DHCP stock consistent with their former relative priority and economic entitlements. The Single Share shall be recorded on the books and records maintained by the Plan Administrator. To the extent not previously filed, on or promptly after the Effective Date, a Form 15 for the purpose of terminating the registration of DHCP’s common stock and suspending DHCP’s reporting obligations, as applicable, shall be filed with the Securities and Exchange Commission to the extent permitted by applicable law; (B) each holder of a Parent Equity Interests (through their interest in the Single Share) shall neither receive nor retain any property of the Estate or direct interest in property of the Estate on account of such Parent Equity Interests; provided, that in the event that all Allowed Claims have been satisfied in full in accordance with the Bankruptcy Code and the Plan, each holder of a Parent Equity Interest may receive its share of any remaining assets of DHCP consistent with such holder’s rights of payment existing immediately prior to the Commencement Date. Unless otherwise determined by the Plan Administrator, on the date that DHCP’s Chapter 11 Case is closed in accordance with Section 5.16 of the Plan, the Single Share issued on the Effective Date shall be deemed cancelled and of no further force and effect provided that such cancellation does not adversely impact the Debtors’ Estates; (C) The continuing rights of holders of Parent Equity Interests (including through their interest in Single Share or otherwise) shall be nontransferable except (i) by operation of law or (ii) for administrative transfers where the ultimate beneficiary has not changed, subject to the Plan Administrator’s consent.

(ii) If the Reorganization Transaction occurs, on the Effective Date, all Parent Equity Interests shall be deemed cancelled without further action by or order of the Bankruptcy Court, and shall be of no further force and effect, whether surrendered for cancellation or otherwise.

(c) Voting: Class 9 is Impaired, and holders of Parent Equity Interests are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Parent Equity Interests are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Parent Equity Interests.

10.	Subordinated Securities Claims (Class 10)

(a) Classification: Class 10 consists of Subordinated Securities Claims.

(b) Treatment: Holders of Subordinated Securities Claims shall not receive or retain any property under the Plan on account of such Subordinated Securities Claims. On the Effective Date, all Subordinated Securities Claims shall be deemed cancelled without further action by or order of the Bankruptcy Court, and shall be of no further force and effect, whether surrendered for cancellation or otherwise.

(c) Voting: Class 10 is Impaired, and the holders of Subordinated Securities Claims are conclusively deemed to have rejected the Plan. Therefore, holders of Subordinated Securities Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders of Subordinated Securities Claims will not be solicited.

D.	Means for Implementation

1.	No Substantive Consolidation

The Plan is being proposed as a joint plan of reorganization of the Debtors for administrative purposes only and constitutes a separate chapter 11 plan of reorganization for each Debtor. The Plan is not premised upon the substantive consolidation of the Debtors with respect to the Classes of Claims or Interests set forth in the Plan.

2.	Compromise and Settlement of Claims, Interests, and Controversies

Pursuant to sections 363 and 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a creditor or an Interest holder may have with respect to any Claim or Interest or any distribution to be made on account of an Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and holders of such Claims and Interests, and is fair, equitable, and reasonable.

3.	Marketing Process

Following the Commencement Date, the Debtors shall oversee and manage the sale process relating to any potential Sale Transaction, Master Servicing Transaction, and, if applicable, an Asset Sale Transaction, in good-faith consultation with the Requisite Term Lenders the DIP Agent, the Creditors’ Committee, Freddie Mac, Fannie Mae, and Ginnie Mae. The Requisite Term Lenders, the DIP Agent, the Creditors’ Committee, Freddie Mac, Fannie Mae, and Ginnie Mae and their respective advisors shall have the right to review all information, diligence, and materials provided by the Debtors to any bidder or prospective bidder, subject to confidentiality, with respect to the sale and to consult with the Debtors with respect to any potential Sale Transaction, Master Servicing Transaction, or Asset Sale Transaction. The Debtors, the Requisite Term Lenders, the DIP Agent, the Creditors’ Committee, Freddie Mac, Fannie Mae, and Ginnie Mae shall consult in good faith regarding the sale process, including any diligence and other information requested by the Requisite Term Lenders. The Debtors shall solicit bids on any and all bases, including soliciting bids that do not satisfy the Term Loan Claims in full.

4.	Election Notice.

Unless extended by the Debtors, within five (5) business days following the earlier of (a) the conclusion of the Debtors’ marketing and sale process and (b) ninety-five (95) calendar days after the Commencement Date (the earliest such date, the “Election Date”), holders of at least 66 2/3% in aggregate principal amount outstanding under the Prepetition Credit Agreement (the “Electing Term Lenders”) shall deliver a notice (the “Election Notice”) to the Debtors stating that the Electing Term Lenders wish to consummate a transaction (the “Elected Transaction”), being a: (i) Reorganization Transaction, (ii) Master Servicing Transaction (as part of a Reorganization Transaction), or (iii) Sale Transaction, and, if applicable, (iv) in connection and together with an election of (i), (ii), or (iii), any Asset Sale Transaction(s); provided, that inclusion of any such Asset Sale Transaction(s) is not incompatible with the successful consummation of the Elected Transaction in (i), (ii), or (iii).

5.	Sources of Consideration for Plan Distributions

(a) Sale Transaction. The Debtors shall fund distributions and satisfy applicable Allowed Claims and Allowed Interests under the Plan with respect to the Sale Transaction using Cash on hand, the Sale Transaction Proceeds, and, if applicable, the Asset Sale Proceeds.

(b) Reorganization Transaction. The Debtors shall fund distributions and satisfy applicable Allowed Claims and Allowed Interests under the Plan with respect to the Reorganization Transaction with Cash on hand, the Amended and Restated Credit Facility, Exit Working Capital Facility, the Exit Warehouse Facilities, New Common Stock, and, if applicable, the Asset Sale Proceeds.

6.	Sale Transaction

(a) Closing of Sale Transaction (If Any)

On the Effective Date, the Debtors shall be authorized to consummate the Sale Transaction contemplated by the Successful Bid and, among other things, the Debtors’ assets (including executory contracts and unexpired leases assumed and assigned to the Successful Bidder pursuant to Article VIII hereof) shall be transferred to and vest in the applicable Successful Bidder free and clear of all Liens, Claims, charges, or other encumbrances pursuant to the terms of the applicable purchase agreement and Confirmation Order.

(b) Wind Down and Dissolution of the Debtors

(i) The Plan Administrator shall have the authority and right on behalf of each of the Debtors, without the need for Bankruptcy Court approval (unless otherwise indicated), to carry out and implement all provisions of the Plan, including, without limitation, to: (a) except to the extent Claims have been previously Allowed, control and effectuate the Claims reconciliation process, including to object to, seek to subordinate, compromise or settle any and all Claims against the Debtors; (b) make distributions to holders of Allowed Claims in accordance with the Plan; (c) prosecute all Causes of Action on behalf of the Debtors, elect not to pursue any Causes of Action, and determine whether and when to compromise, settle, abandon, dismiss, or otherwise dispose of any such Causes of Action, as the Plan Administrator may determine is in the best interests of the Debtors; (d) retain professionals to assist in performing its duties under the Plan; (e) maintain the books, records, and accounts of the Debtors; (f) complete and file, as necessary, all final or otherwise required federal, state, and local tax returns for the Debtors; and (g) perform other duties and functions that are consistent with the implementation of the Plan.

(ii) After the Effective Date, pursuant to the Plan, the Plan Administrator shall wind down, sell, liquidate, and may operate, use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action remaining with the Debtors’ after consummation of the Sale Transaction contemplated by the Successful Bid without approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

(iii) Each of the Debtors shall indemnify and hold harmless the Plan Administrator solely in its capacity as such for any losses incurred in such capacity, except to the extent such losses were the result of the Plan Administrator’s gross negligence, willful misconduct, or criminal conduct.

(iv) Subject to Section 6.3(b) of the Plan, the Debtors shall make an initial distribution on the Effective Date and thereafter, the Plan Administrator shall, in an expeditious but orderly manner, make timely distributions pursuant to the Plan and the Confirmation Order.

(v) The Plan Administrator shall be authorized to file on behalf of the Debtors and any non-Debtor subsidiaries, certificates of dissolution and any and all other corporate and company documents necessary to effectuate the Wind Down without further action under applicable law, regulation, order, or rule, including any action by the stockholders, members, the board of directors, or board of directors or similar governing body of the Debtors.

(vi) The Plan Administrator shall effectuate the Wind Down with the amounts reserved in the Wind Down Budget.

7.	Reorganization Transaction.

(a) If the Debtors pursue the Reorganization Transaction, the Debtors shall implement the Reorganization Transaction as set forth in the Plan.

(b) Amended and Restated Credit Facility

(i) On the Effective Date, the Amended and Restated Credit Facility Agreement shall be executed and delivered, and the Reorganized Debtors shall be authorized to execute, deliver and enter into, the Amended and Restated Credit Facility Agreement and the other Amended and Restated Credit Facility Documents, without the need for any further corporate action and without further action by the holders of Claims or Interests.

(ii) Except as otherwise modified by the Amended and Restated Credit Facility Agreement, all Liens, mortgages and security interests securing the obligations arising under the Amended and Restated Credit Facility Agreement and the other Amended and Restated Credit Facility Documents that were collateral securing the Term Loan Claims as of the Commencement Date are unaltered by the Plan, and all such liens, mortgages and security interests are created and perfected with respect to the Amended and Restated Credit Facility Documents to the same extent, in the same manner and on the same terms and priorities as they were with respect to the Term Loan Claims, except as the foregoing may be modified pursuant to the Amended and Restated Credit Facility Documents. All Liens and security interests granted and continuing pursuant to the Amended and Restated Credit Facility Documents shall be (i) valid, binding, perfected, and enforceable Liens and security interests in the personal and real property described in and subject to such document, with the priorities established in respect thereof under applicable non-bankruptcy law; (ii) granted in good faith and deemed not to constitute a fraudulent conveyance or fraudulent transfer; and (iii) not otherwise subject to avoidance, recharacterization, or subordination (whether equitable, contractual or otherwise) under any applicable law. The Debtors, the Reorganized Debtors, and the Entities granted such Liens and security interests are authorized to make, and to the extent contemplated by the Amended and Restated Credit Facility Documents, the Debtors, the Reorganized Debtors, and their respective Affiliates will make, all filings and recordings, and to obtain all governmental approvals and consents necessary (but otherwise consistent with the consents and approvals obtained in connection with the Prepetition Credit Agreement) to establish, attach and perfect such Liens and security interests under any applicable law, and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interest to third parties. For purposes of all mortgages and deposit account control agreements that secured the obligations arising under the Prepetition Credit Agreement, the Amended and Restated Credit Facility Agreement is deemed an amendment and restatement of the Prepetition Credit Agreement, and such mortgages and control agreements shall survive the Effective Date, shall not be cancelled, and shall continue to secure the Amended and Restated Credit Facility Agreement, except as expressly set forth in the Amended and Restated Credit Facility Agreement.

(iii) The Reorganized Debtors shall be authorized to execute, deliver, and enter into and perform under the Amended and Restated Credit Facility Documents without the need for any further corporate or limited liability company action and without further action by the holders of Claims or Interests.

(c) Exit Warehouse Facilities

On the Effective Date, the Reorganized Debtors shall be authorized to execute and perform under the Exit Warehouse Facilities Documents without the need for any further corporate action and without further action by the holders of Claims or Interests.

(d) Authorization and Issuance of New Plan Securities

(i) On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, are authorized to issue or cause to be issued and shall issue the New Common Stock in accordance with the terms of the Plan and the Amended Organizational Documents without the need for any further corporate or stockholder action. All of the New Common Stock issuable under the Plan, when so issued, shall be duly authorized, validly issued, fully paid, and non-assessable.

(ii) The distribution of the New Common Stock pursuant to the Plan may be made by means of book-entry registration on the books of a transfer agent for shares of New Common Stock or by means of book-entry exchange through the facilities of a transfer agent reasonably satisfactory to the Debtors, in accordance with the customary practices of such agent, as and to the extent practicable.

(e) Continued Corporate Existence

(i) The Debtors shall continue to exist after the Effective Date as Reorganized Debtors as a private company in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the Amended Organizational Documents unless otherwise determined in accordance with Section 5.10 of the Plan.

(ii) On or after the Effective Date, the Reorganized Debtors may take such action that may be necessary or appropriate as permitted by applicable law and the Reorganized Debtors’ Amended Organizational Documents, as the Reorganized Debtors may determine is reasonable and appropriate to effect any transaction described in, approved by, or necessary or appropriate to effectuate the Plan.

(f) Officers and Board of Directors

(i) Upon the Effective Date, the New Board shall consist of five (5) directors. Four (4) directors shall be selected by the Requisite Term Lenders and one (1) director shall be the chief executive officer (“CEO”) of Reorganized DHCP, who shall be Thomas F. Marano. The identities of the directors and officers of the Reorganized Debtors, to the extent known, shall be disclosed prior to the Confirmation Hearing in accordance with section 1129(a)(5) of the Bankruptcy Code.

(ii) Except to the extent that a member of the board of directors or managers, as applicable, of a Debtor continues to serve as a director or manager of such Debtor on and after the Effective Date, the members of the board of directors or managers of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such director or manager will be deemed to have resigned or shall otherwise cease to be a director or manager of the applicable Debtor on the Effective Date.

(g) Reorganized Debtors’ Authority

(i) The Reorganized Debtors shall have the authority and right on behalf of each of the Debtors, without the need for Bankruptcy Court approval (unless otherwise indicated), to carry out and implement all provisions of the Plan, including, without limitation, to: (a) except to the extent Claims have been previously Allowed, control and effectuate the Claims reconciliation process, including to object to, seek to subordinate, compromise or settle any and all Claims against the Debtors; (b) make distributions to holders of Allowed Claims in accordance with the Plan; (c) prosecute all Causes of Action on behalf of the Debtors, elect not to pursue any Causes of Action, and determine whether and when to compromise, settle, abandon, dismiss, or otherwise dispose of any such Causes of Action, as the Plan Administrator may determine is in the best interests of the Debtors; (d) retain professionals to assist in performing its duties under the Plan; (e) maintain the books, records, and accounts of the Debtors; (f) complete and file, as necessary, all final or otherwise required federal, state, and local tax returns for the Debtors; and (g) perform other duties and functions that are consistent with the implementation of the Plan.

(ii) After the Effective Date, the Reorganized Debtors may operate the Debtors’ business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

(h) Master Servicing Transaction

(i) On the Effective Date, the Reorganized Debtors shall be authorized to execute and perform under the Master Servicing Agreements without the need for any further corporate action and without further action by the holders of Claims or Interests.

8.	Fannie Mae; Freddie Mac; Ginnie Mae

(a) Fannie Mae. Notwithstanding anything in the Disclosure Statement, the Plan or in the Confirmation Order, Plan Supplement, Exit Warehouse Facilities Documents, Exit Working Capital Facility Documents, the Amended and Restated Credit Facility Documents, or any other order in the Chapter 11 Cases to the contrary, (i) the Debtors’ mortgage servicing rights and obligations relating to Fannie Mae shall not be transferred by the Debtors to a Successful Bidder (or any other person or entity) without the express prior written consent of Fannie Mae in its sole and absolute discretion; (ii) the assumption or assumption and assignment of any agreements between any of the Debtors and Fannie Mae, including, without limitation, the Fannie Mae Lender Contracts, shall be subject to the express prior written consent of Fannie Mae in its sole and absolute discretion; (iii) any proposed severance of rights and obligations or any other proposed modification of any agreement, including, without limitation, the Fannie Mae Lender Contracts, between any of the Debtors and Fannie Mae shall be subject to the prior written consent of Fannie Mae in its sole and absolute discretion; (iv) Fannie Mae’s rights, powers, prerogatives, remedies, payment or lien priorities, and claims against the Debtors, any non-Debtor affiliate or any other person or entity under the Fannie Mae Lender Contracts (including, without limitation, any guaranty by any Debtor of the obligations thereunder) shall not be impaired, released, modified, or limited in any respect, except as otherwise expressly agreed in writing by Fannie Mae; (v) no lien or security interest shall attach to, modify, prime or otherwise affect (A) mortgage servicing rights with respect to mortgages which are now or hereafter serviced by Ditech or RMS (or any of their affiliates) for Fannie Mae, except as otherwise expressly authorized by Fannie Mae pursuant to the applicable Fannie Mae Acknowledgment Agreements, (B) any other rights related to the Fannie Mae Lender Contracts, between any of the Debtors and Fannie Mae, including the “Purchased Servicing Advance Receivables” as defined and referenced in, and except as otherwise expressly authorized by, the Fannie Mae Acknowledgment Agreements, or (C) any cash, accounts, securities, or other collateral (and any proceeds thereof) pledged to Fannie Mae pursuant to any collateral pledge agreement or other security agreement between Ditech and Fannie Mae (including the Collateral as defined in that certain Pledge and Security Agreement in favor of Fannie Mae dated as of December 19, 2014 (as amended)); (vi) the term of Fannie Mae Acknowledgment Agreements shall remain unchanged, and any extension of the term or changes to other provisions of the Fannie Mae Acknowledgment Agreements must be expressly agreed to by the parties in a separate written agreement; (vii) Fannie Mae does not, and shall not be deemed to, release any Released Party or any other person or entity from any claims or causes of action that it may have, nor shall Fannie Mae be enjoined from pursuing any such claims or causes of action; (viii) in a Reorganization Transaction, the Fannie Mae Lender Contracts shall be, upon the Effective Date, assumed by the Reorganized Debtors; and (ix) all transactions with and transfers to Fannie Mae prior to the Effective Date are hereby reaffirmed and ratified by the Debtors and shall not be subject to avoidance. Without limiting the generality of, and subject to, the foregoing, in connection with the proposed assumption or assumption and assignment of any agreement, including, without limitation, the Fannie Mae Lender Contracts, between any of the Debtors and Fannie Mae, such agreements may be assumed or assumed and assigned only upon (i)(1) the Reorganized Debtors agreeing to honor all obligations under the Fannie Mae Lender Contracts whether incurred prior to or after the Effective Date; (2) in the case of an assignment in a Sale Transaction repayment in full of the Cure Amounts; or (3) such other treatment of the Cure Amount or any other obligations as shall be agreed to by Fannie Mae and the Debtors in good faith negotiations and (ii) adequate assurance of future performance.

(b) Freddie Mac.

(i) Notwithstanding any other provision of the Plan or any order in these Chapter 11 Cases, (1) Freddie Mac’s rights, powers, prerogatives, remedies, payment or lien priorities, and claims against the Debtors or any other person or entity under the Freddie Mac Agreements shall not be impaired, released, modified, or limited in any respect, except as otherwise expressly agreed in writing by Freddie Mac; (2) no lien or security interest shall (a) attach to, modify, include or otherwise affect mortgage servicing rights with respect to mortgages which are now or hereafter serviced by Ditech (or any of its affiliates) for Freddie Mac, (b) attach to, modify, include or otherwise affect the “Servicing Collateral” (as defined and referenced in, and except as otherwise expressly authorized by, the Freddie Mac Acknowledgment Agreement), (c) attach to, modify, include or otherwise affect any cash, accounts, securities, or other collateral (and any proceeds thereof) pledged to Freddie Mac pursuant to any collateral pledge agreement or other security agreement between Ditech and Freddie Mac (including, without limitation, the Freddie Mac Pledge Agreement), or (d) impair Freddie Mac’s rights, remedies, powers, interests, payment or lien priority, or prerogatives set forth in any of the foregoing; and (3) Freddie Mac does not, and shall not be deemed to, release any Released Party or any other person or entity from any claims or causes of action that it may have, nor shall Freddie Mac be enjoined from pursuing any such claims or causes of action.

(ii) Notwithstanding any other provision of the Plan or any order in these Chapter 11 Cases, (1) the Debtors’ mortgage servicing rights with respect to mortgages which are now or hereafter serviced by Ditech (or any of its affiliates) for Freddie Mac shall not be transferred by the Debtors to a Successful Bidder (or any other entity) without the express prior written consent of Freddie Mac in its sole and absolute discretion; (2) the Debtors and the Reorganized Debtors shall not assume or assume and assign any agreement between any of the Debtors and Freddie Mac, including, without limitation, the Freddie Mac Agreements, without the express prior written consent of Freddie Mac in its sole and absolute discretion; and, (3) any proposed severance of rights and obligations or any other proposed modification of any agreement, including, without limitation, the Freddie Mac Agreements, between any of the Debtors and Freddie Mac shall be subject to the prior written consent of Freddie Mac in its sole and absolute discretion. The Debtors and Freddie Mac shall enter into good faith negotiations and use commercially reasonable efforts to resolve the claims of Freddie Mac and the assumption or assumption and assignment of the Freddie Mac Agreements in the Reorganization Transaction or the Sale Transaction, as applicable.

(c) Ginnie Mae. Notwithstanding anything in the Plan to the contrary, (i) the Debtors’ mortgage servicing and securitization obligations relating to Ginnie Mae shall not be transferred by the Debtors to a Successful Bidder without the express prior written consent of Ginnie Mae in its sole and absolute discretion; (ii) the assumption or assumption and assignment of any agreements between any of the Debtors and Ginnie Mae, including, without limitation, the Ginnie Mae Agreements, shall be subject to the express prior written consent of Ginnie Mae in its sole and absolute discretion; and (iii) any proposed severance of rights and obligations or any other proposed modification of any agreement, including, without limitation, the Ginnie Mae Agreements, between any of the Debtors and Ginnie Mae shall be subject to the prior written consent of Ginnie Mae in its sole and absolute discretion. The Debtors and Ginnie Mae shall enter into good faith negotiations and use commercially reasonable efforts to resolve the claims of Ginnie Mae and the assumption or assumption and assignment of the Ginnie Mae Agreements in the Reorganization Transaction or the Sale Transaction, as applicable.

9.	Employee Matters

(a) Subject to Section 5.9(c) of the Plan, on the Effective Date, solely with respect to the Reorganization Transaction, the Reorganized Debtors shall be deemed to have assumed all employee compensation plans, Benefit Plans, employment agreements, offer letters, or award letters to which the Debtors are a party (collectively, the “Employee Arrangements”). Notwithstanding the foregoing, if an Employee Arrangement, other than any postpetition employee incentive program approved by the Bankruptcy Court, provides in part for a payment, premium, or other award upon the occurrence of a change of control, change in control, or other similar event, then such Employee Arrangement shall only be assumed to the extent that the Reorganization Transaction, including consummation of the Plan, shall not be treated as a change of control, change in control, or other similar event under such Employee Arrangement.

(b) Following the Effective Date, solely with respect to the Reorganization Transaction, the applicable Reorganized Debtors shall enter into the Management Incentive Plan. All awards issued under the Management Incentive Plan will be dilutive of all other New Common Stock issued pursuant to the Plan. Within thirty (30) days following the Effective Date, the Management Incentive Plan and individual grants thereunder shall be independently considered and, subject to the exercise of its fiduciary duties and to the extent it deems appropriate, approved by the New Board.

(c) For the avoidance of doubt, (i) if an Employee Arrangement provides for an award or potential award of Interests or consideration based on the value of Interests prior to the Effective Date, such Interest shall be treated in accordance with Section 4.9 of the Plan and cancelled notwithstanding assumption of the applicable Employee Arrangement, and (ii) the Ditech Holding Corporation 2018 Equity Incentive Plan (as amended and restated) shall not be assumed and shall be deemed terminated.

10.	Effectuating Documents; Further Transactions

(a) On or as soon as practicable after the Effective Date, the Reorganized Debtors, or the Plan Administrator, as applicable, shall take such actions as may be or become necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, financing, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may determine; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any Asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms to which the applicable parties agree; (iii) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, or dissolution and the Amended Organizational Documents pursuant to applicable state law; (iv) the issuance of securities, all of which shall be authorized and approved in all respects, in each case, without further action being required under applicable law, regulation, order, or rule; and (v) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law or to reincorporate in another jurisdiction, subject, in each case, to the Amended Organizational Documents.

(b) Each officer, manager, or member of the board of directors of the Debtors is (and each officer, manager, or member of the board of directors of the Reorganized Debtors and the Plan Administrator, as applicable, shall be) authorized and directed to issue, execute, deliver, file, or record such contracts, securities, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors or Wind Down Estates, all of which shall be authorized and approved in all respects, in each case, without the need for any approvals, authorization, consents, or any further action required under applicable law, regulation, order, or rule (including, without limitation, any action by the stockholders or directors or managers of the Debtors, the Reorganized Debtors, or Wind Down Estates) except for those expressly required pursuant to the Plan.

(c) In order to preserve the Reorganized Debtors’ or Wind Down Estates’ ability to utilize certain tax attributes that exist as of the Effective Date, the charter, bylaws, and other organizational documents may restrict certain transfers of the New Common Stock.

(d) The Debtors shall be authorized to implement the Reorganization Transaction, Asset Sale Transaction or Sale Transaction, as applicable, in the manner most tax efficient to the Reorganized Debtors or Wind Down Estates, as determined by the Debtors in their business judgment, given the totality of the circumstances.

(e) All matters provided for in the Plan involving the corporate structure of the Debtors. Reorganized Debtors, or Wind Down Estates, to the extent applicable, or any corporate or related action required by the Debtors, Reorganized Debtors, or Wind Down Estates in connection herewith shall be deemed to have occurred and shall be in effect, without any requirement of further action by the stockholders, members, or directors or managers of the Debtors or Reorganized Debtors, and with like effect as though such action had been taken unanimously by the stockholders, members, directors, managers, or officers, as applicable, of the Debtors, Reorganized Debtors, or Wind Down Estates.

11.	Section 1145 Exemption

(a) The offer, issuance, and distribution of the New Common Stock hereunder to holders of the Term Loan Claims under Section 4.3 of the Plan shall be exempt, pursuant to section 1145 of the Bankruptcy Code, without further act or action by any Entity, from registration under (i) the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder and (ii) any state or local law requiring registration for the offer, issuance, or distribution of Securities.

(b) The New Common Stock shall be freely tradable by the recipients thereof, subject to (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act of 1933; (ii) compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments; (iii) any restrictions, to the extent necessary for the Debtors to preserve their ability to utilize certain tax attributes that exist as of the Effective Date, on the transferability and ownership of New Common Stock, (iv) applicable regulatory approval, and (v) the Stockholders Agreement.

12.	Cancellation of Existing Securities and Agreements

(a) Solely with respect to the Reorganization Transaction, except for the purpose of evidencing a right to a distribution under the Plan and except as otherwise set forth in the Plan, including with respect to executory contracts or unexpired leases that shall be assumed by the Reorganized Debtors, and subject in all respects to the Prepetition Intercreditor Agreement, on the Effective Date, all agreements, instruments, and other documents evidencing or issued pursuant to the Prepetition Credit Agreement, the Prepetition Second Lien Notes Indenture, or any indebtedness or other obligations thereunder, and any Interest, and any rights of any holder in respect thereof, shall be deemed cancelled, discharged, and of no force or effect, and the obligations of the Debtors thereunder shall be deemed fully satisfied, released, and discharged.

(b) Notwithstanding such cancellation and discharge, the Prepetition Credit Agreement and the Prepetition Second Lien Notes Indenture shall continue in effect to the extent necessary (i) to allow the holders of such Claims to receive distributions under the Plan; (ii) to allow the Debtors, the Reorganized Debtors, the Prepetition Administrative Agent, and the Prepetition Second Lien Notes Trustee to make post-Effective Date distributions or take such other action pursuant to the Plan on account of such Claims and to otherwise exercise their rights and discharge their obligations relating to the interests of the holders of such Claims; (iii) to allow holders of Claims to retain their respective rights and obligations vis-à-vis other holders of Claims pursuant to any applicable loan documents; (iv) to allow the Prepetition Administrative Agent and the Prepetition Second Lien Notes Trustee to enforce their rights, claims, and interests vis-à-vis any party other than the Debtors, including any rights with respect to priority of payment and/or to exercise charging liens; (v) to preserve any rights of the Prepetition Administrative Agent and the Prepetition Second Lien Notes Trustee to payment of fees, expenses, and indemnification obligations as against any money or property distributable to lenders under the Prepetition Credit Agreement and holders under the Prepetition Second Lien Notes Indenture, as applicable, including any rights to priority of payment and/or to exercise charging liens; (vi) to allow the Prepetition Administrative Agent and the Prepetition Second Lien Notes Trustee to enforce any obligations owed to it under the Plan; (vii) to allow the Prepetition Administrative Agent and the Prepetition Second Lien Notes Trustee to exercise rights and obligations relating to the interests of lenders under the Prepetition Credit Agreement and holders under the Prepetition Second Lien Notes Indenture, as applicable; (viii) to permit the Prepetition Administrative Agent and the Prepetition Second Lien Notes Trustee to perform any function necessary to effectuate the foregoing; (ix) to allow the Prepetition Administrative Agent and the Prepetition Second Lien Notes Trustee to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court relating to the Prepetition Credit Agreement or the Prepetition Second Lien Notes Indenture; and (x) to permit the continuation of the collateral, security, and related agreements under the Prepetition Credit Agreement with respect to the Amended and Restated Credit Facility Agreement as provided under the Plan; provided, that nothing in this Section 5.12 shall affect the discharge of Claims pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan or result in any liability or expense to the Reorganized Debtors. In a Reorganization Transaction, notwithstanding anything to the contrary in the Plan, the indemnity obligations of the Debtors under the Prepetition Credit Agreement shall survive the termination thereof and shall not be discharged or released pursuant to the Plan or the Confirmation Order.

(c) Except for the foregoing, subsequent to the performance by the Prepetition Administrative Agent of its obligations pursuant to the Plan, the Prepetition Administrative Agent and its agents shall be relieved of all further duties and responsibilities related to the Prepetition Credit Agreement, except with respect to any duties and responsibilities of the Prepetition Administrative Agent that, pursuant to the Amended and Restated Credit Facility Agreement, survive the termination of the Prepetition Credit Agreement.

(d) Except for the foregoing, subsequent to the performance by the Prepetition Second Lien Notes Trustee of its obligations pursuant to the Plan, the Prepetition Second Lien Notes Trustee and its agents shall be relieved of all further duties and responsibilities related to the Prepetition Second Lien Notes Indenture. Nothing in this Section 5.12 shall in any way affect or diminish the rights of the Prepetition Second Lien Notes Trustee to exercise any charging lien against distributions to holders of Second Lien Notes Claims with respect to any unpaid fees.

(e) Notwithstanding anything to the contrary in the Plan, all rights under the Prepetition Second Lien Notes Indenture shall remain subject to the Prepetition Intercreditor Agreement.

(f) Notwithstanding the foregoing, any provision in any document, instrument, lease, or other agreement that causes or effectuates, or purports to cause or effectuate, a default, termination, waiver, or other forfeiture of, or by, the Debtors as a result of the cancellations, terminations, satisfaction, releases, or discharges provided for in the Plan shall be deemed null and void and shall be of no force and effect. Nothing contained in the Plan shall be deemed to cancel, terminate, release, or discharge the obligation of the Debtors or any of their counterparties under any executory contract or lease to the extent such executory contract or lease has been assumed by the Debtors pursuant to a Final Order of the Bankruptcy Court or hereunder.

13.	Cancellation of Liens

Except as otherwise specifically provided in the Plan, upon the payment in full in Cash of an Other Secured Claim, any Lien securing an Other Secured Claim that is paid in full, in Cash, shall be deemed released, and the holder of such Other Secured Claim shall be authorized and directed to release any collateral or other property of the Debtors (including any Cash collateral) held by such holder and to take such actions as may be requested by the Reorganized Debtors, to evidence the release of such Lien, including the execution, delivery and filing or recording of such releases as may be requested by the Reorganized Debtors.

14.	Subordination Agreements

Pursuant to section 510(a) of the Bankruptcy Code, all subordination agreements, including but not limited to, the Prepetition Intercreditor Agreement, governing Claims or Interests shall be enforced in accordance with such agreement’s terms.

15.	Nonconsensual Confirmation

The Debtors intend to undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code as to any Classes that reject or are deemed to reject the Plan.

16.	Closing of Chapter 11 Cases

After an Estate has been fully administered, the Reorganized Debtors or Plan Administrator shall seek authority from the Bankruptcy Court to close the applicable Chapter 11 Case(s) in accordance with the Bankruptcy Code and Bankruptcy Rules.

17.	Notice of Effective Date

As soon as practicable, but not later than three (3) Business Days following the Effective Date, the Debtors shall file a notice of the occurrence of the Effective Date with the Bankruptcy Court.

18.	Separability

Notwithstanding the combination of the separate plans of reorganization for the Debtors set forth in the Plan for purposes of economy and efficiency, the Plan constitutes a separate chapter 11 plan for each Debtor. Accordingly, if the Bankruptcy Court does not confirm the Plan with respect to one or more Debtors, it may still, subject to the consent of the applicable Debtors, confirm the Plan with respect to any other Debtor that satisfies the confirmation requirements of section 1129 of the Bankruptcy Code.

E.	Distributions

1.	Distributions Generally

One or more Disbursing Agents shall make all distributions under the Plan to the appropriate holders of Allowed Claims in accordance with the terms of the Plan.

2.	Distribution Record Date

As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims or Interests as maintained by the Debtors or their respective agents shall be deemed closed for purposes of determining whether a holder of such a Claim or Interest is a record holder entitled to distributions under the Plan, and there shall be no further changes in the record holders or the permitted designees of any such Claims or Interests. The Debtors, the Reorganized Debtors, or the Plan Administrator, as applicable, shall have no obligation to recognize any transfer or designation of such Claims or Interests occurring after the close of business on the Distribution Record Date. In addition, with respect to payment of any Cure Amounts or assumption disputes, neither the Debtors nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease as of the close of business on the Distribution Record Date, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim for a Cure Amount. For the avoidance of doubt, the Distribution Record Date shall not apply to the Second Lien Notes, the holders of which shall receive a distribution (if any), in accordance with Article IV of the Plan and the customary procedures of DTC on or as soon as practical after the Effective Date. For the further avoidance of doubt, all distributions made pursuant to the Plan on account of the Second Lien Notes shall be made by the Disbursing Agent to, or at the direction of, the Indenture Trustee, for further distribution to holders of Second Lien Notes, in accordance with the Plan and the Confirmation Order, subject to and in accordance with the terms of the applicable Indenture, including, without limitation, subject to the application of the charging lien of the Indenture Trustee for payment of any unpaid fees and expenses.

3.	Date of Distributions

(a) Except as otherwise provided in the Plan, any distributions and deliveries to be made under the Plan shall be made on the Effective Date or as otherwise determined in accordance with the Plan, including, without limitation, the treatment provisions of Article IV of the Plan, or as soon as practicable thereafter; provided, that the Reorganized Debtors or the Plan Administrator, as applicable, shall from time to time determine subsequent distribution dates to the extent they determine them to be appropriate.

(b) In a Sale Transaction, the Plan Administrator shall reserve an amount sufficient to pay holders of Disputed Administrative Expense Claims and Disputed Priority Tax Claims the amount such holders would be entitled to receive under the Plan if such Claims were to become Allowed Claims. After the resolution of all Disputed Administrative Expense Claims and Disputed Priority Tax Claims, the Plan Administrator shall treat any amounts that were reserved for Disputed Administrative Expense Claims and Disputed Priority Tax Claims that do not become Allowed Claims as Net Cash Proceeds.

4.	Disbursing Agent

All distributions under this Plan shall be made by the Disbursing Agent on and after the Effective Date as provided in the Plan. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties. The Reorganized Debtors or Plan Administrator shall use all commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtors) with the amounts of Claims and the identities and addresses of holders of Claims, in each case, as set forth in the Debtors’, Reorganized Debtors’, or Wind Down Estates’, as applicable, books and records. The Reorganized Debtors or Plan Administrator shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting and withholding requirements outlined in Section 6.19 of the Plan.

5.	Rights and Powers of Disbursing Agent

(a) From and after the Effective Date, the Disbursing Agent, solely in its capacity as Disbursing Agent, shall be exculpated by all Entities, including, without limitation, holders of Claims against and Interests in the Debtors and other parties in interest, from any and all Claims, Causes of Action, and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Disbursing Agent by the Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Disbursing Agent. No holder of a Claim or Interest or other party in interest shall have or pursue any claim or Cause of Action against the Disbursing Agent, solely in its capacity as Disbursing Agent, for making distributions in accordance with the Plan or for implementing provisions of the Plan, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Disbursing Agent.

(b) A Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties hereunder; (ii) make all distributions contemplated hereby; and (iii) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

6.	Expenses of Disbursing Agent

Except as otherwise ordered by the Bankruptcy Court, any reasonable and documented fees and expenses incurred by the Disbursing Agent acting in such capacity (including reasonable documented attorneys’ fees and expenses) on or after the Effective Date shall be paid in Cash.

7.	No Postpetition Interest on Claims

Except as otherwise provided in the Plan, the Confirmation Order, the DIP Order, or another order of the Bankruptcy Court or required by the Bankruptcy Code (including postpetition interest in accordance with sections 506(b) and 726(a)(5) of the Bankruptcy Code), interest shall not accrue or be paid on any Claims on or after the Commencement Date; provided, that if interest is payable pursuant to the preceding sentence, interest shall accrue at the federal judgment rate pursuant to 28 U.S.C. § 1961 on a non-compounded basis from the date the obligation underlying the Claim becomes due and is not timely paid through the date of payment.

8.	Delivery of Distributions

(a) Subject to Bankruptcy Rule 9010, all distributions to any holder or permitted designee, as applicable, of an Allowed Claim or Interest shall be made to a Disbursing Agent, who shall transmit such distribution to the applicable holders or permitted designees of Allowed Claims or Interests on behalf of the Debtors. In the event that any distribution to any holder or permitted designee is returned as undeliverable, no further distributions shall be made to such holder or such permitted designee unless and until such Disbursing Agent is notified in writing of such holder’s or permitted designee’s, as applicable, then-current address, at which time all currently-due, missed distributions shall be made to such holder as soon as reasonably practicable thereafter without interest. Nothing in the Plan shall require the Disbursing Agent to attempt to locate holders or permitted designees, as applicable, of undeliverable distributions and, if located, assist such holders or permitted designees, as applicable, in complying with Section 6.19 of the Plan.

(b) Notwithstanding the foregoing, all distributions of Cash on account of Term Loan Claims or Second Lien Notes Claims, if any, shall be deposited with the Prepetition Administrative Agent and the Prepetition Second Lien Notes Trustee, as applicable, for distribution to holders of Term Loan Claims or Second Lien Notes Claims in accordance with the terms of the Prepetition Credit Agreement and the Prepetition Second Lien Notes Indenture. All distributions other than of Cash on account of Term Loan Claims or Second Lien Notes Claims, if any, may, with the consent of the Prepetition Administrative Agent and the Prepetition Second Lien Notes Trustee, be made by the Disbursing Agent directly to holders of Term Loan Claims and Second Lien Notes Claims in accordance with the terms of the Plan, the Prepetition Credit Agreement, and the Prepetition Second Lien Notes Indenture. To the extent the Prepetition Administrative Agent or the Prepetition Second Lien Notes Trustee effectuates, or is requested to effectuate, any distributions hereunder, the Prepetition Administrative Agent and the Prepetition Second Lien Notes Trustee shall be deemed a “Disbursing Agent” for purposes of the Plan.

(c) As soon as reasonably practicable after the Confirmation Order is entered, the DIP Agent shall provide to counsel to the Debtors a list of all holders of DIP Claims as of such date and such additional information as may be reasonably requested by counsel to the Debtors or the Disbursing Agent to make distributions under the Plan. All distributions to holders of DIP Claims shall be governed by the DIP Documents and the DIP Order and shall be made to each holder of an Allowed DIP Claim or such holder’s authorized designee for purposes of distributions to be made hereunder. All reasonable and documented fees and expenses of the DIP Agent incurred after the Effective Date as part of this Section 6.8 shall be paid by the Debtors or Reorganized Debtors, as applicable.

9.	Distributions after Effective Date

Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

10.	Unclaimed Property

Undeliverable distributions or unclaimed distributions shall remain in the possession of the Debtors until such time as a distribution becomes deliverable or holder accepts distribution, or such distribution reverts back to the Debtors, Reorganized Debtors, or Wind Down Estates, as applicable, and shall not be supplemented with any interest, dividends, or other accruals of any kind. Such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of three hundred and sixty-five (365) days from the date of distribution. After such date all unclaimed property or interest in property shall revert to the Reorganized Debtors or Wind Down Estates, and the Claim of any other holder to such property or interest in property shall be discharged and forever barred.

11.	Time Bar to Cash Payments

Checks issued by the Disbursing Agent in respect of Allowed Claims shall be null and void if not negotiated within one hundred and twenty (120) days after the date of issuance thereof. Thereafter, the amount represented by such voided check shall irrevocably revert to the Reorganized Debtors or Wind Down Estates, and any Claim in respect of such voided check shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. Requests for re-issuance of any check shall be made to the Disbursing Agent by the holder of the Allowed Claim to whom such check was originally issued.

12.	Manner of Payment under Plan

Except as otherwise specifically provided in the Plan, at the option of the Debtors, the Reorganized Debtors, or Plan Administrator, as applicable, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

13.	Satisfaction of Claims

Except as otherwise specifically provided in the Plan, any distributions and deliveries to be made on account of Allowed Claims under the Plan shall be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims.

14.	Fractional Stock and Notes

If any distributions of New Common Stock pursuant to the Plan would result in the issuance of a fractional share of New Common Stock, then the number of shares of New Common Stock to be issued in respect of such distribution will be calculated to one decimal place and rounded up or down to the closest whole share (with a half share or greater rounded up and less than a half share rounded down). The total number of shares of New Common Stock to be distributed in connection with the Plan shall be adjusted as necessary to account for the rounding provided for in this Section 6.14. No consideration shall be provided in lieu of fractional shares that are rounded down. Neither the Reorganized Debtors, Wind Down Estates, nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) share of New Common Stock.

15.	Minimum Cash Distributions

The Disbursing Agent shall not be required to make any distribution of Cash less than One Hundred Dollars ($100) to any holder of an Allowed Claim; provided, that if any distribution is not made pursuant to this Section 6.15, such distribution shall be added to any subsequent distribution to be made on behalf of the holder’s Allowed Claim.

16.	Setoffs and Recoupments

The Debtors, the Reorganized Debtors, or Wind Down Estates, as applicable, or such entity’s designee (including, without limitation, the Disbursing Agent) may, but shall not be required to, set off or recoup against any Claim, and any distribution to be made on account of such Claim, any and all claims, rights, and Causes of Action of any nature whatsoever that the Debtors, the Reorganized Debtors, or the Wind Down Estates may have against the holder of such Claim pursuant to the Bankruptcy Code or applicable non-bankruptcy law; provided, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by a Debtor or Reorganized Debtor or its successor of any claims, rights, or Causes of Action that a Debtor or Reorganized Debtor or its successor or assign may possess against the holder of such Claim.

17.	Allocation of Distributions between Principal and Interest

Except as otherwise required by law (as reasonably determined by the Reorganized Debtors or Wind Down Estates), distributions with respect to an Allowed Claim shall be allocated first to the principal portion of such Allowed Claim (as determined for United States federal income tax purposes) and, thereafter, to the remaining portion of such Allowed Claim, if any.

18.	No Distribution in Excess of Amount of Allowed Claim

Except as provided in Section 6.7 of the Plan, no holder of an Allowed Claim shall receive, on account of such Allowed Claim, distributions in excess of the Allowed amount of such Claim.

19.	Withholding and Reporting Requirements

(a) Withholding Rights. In connection with the Plan, any party issuing any instrument or making any distribution described in the Plan shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions pursuant to the Plan and all related agreements shall be subject to any such withholding or reporting requirements. In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and either (i) sell such withheld property to generate Cash necessary to pay over the withholding tax (or reimburse the distributing party for any advance payment of the withholding tax), or (ii) pay the withholding tax using its own funds and retain such withheld property. Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan. Notwithstanding the foregoing, each holder of an Allowed Claim or any other Entity that receives a distribution pursuant to the Plan shall have responsibility for any taxes imposed by any governmental unit, including, without limitation, income, withholding, and other taxes, on account of such distribution. Any party issuing any instrument or making any distribution pursuant to the Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations.

(b) Forms. Any party entitled to receive any property as an issuance or distribution under the Plan shall, upon request, deliver to the Disbursing Agent or such other Entity designated by the Reorganized Debtors or Wind Down Estates (which Entity shall subsequently deliver to the Disbursing Agent any applicable IRS Form W-8 or Form W-9 received) an appropriate Form W-9 or (if the payee is a foreign Entity) Form W-8. If such request is made by the Reorganized Debtors or Wind Down Estates, the Disbursing Agent, or such other Entity designated by the Reorganized Debtors, Wind Down Estates, or Disbursing Agent and the holder fails to comply before the earlier of (i) the date that is one hundred and eighty (180) days after the request is made and (ii) the date that is one hundred and eighty (180) days after the date of distribution, the amount of such distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

20.	Hart-Scott-Rodino Antitrust Improvements Act

Any New Common Stock to be distributed under the Plan to an Entity required to file a premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, to the extent applicable, shall not be distributed until the notification and waiting periods applicable under such Act to such Entity have expired or been terminated.

F.	Procedures for Disputed Claims

1.	Objections to Claims

The Debtors, the Reorganized Debtors, or the Plan Administrator, as applicable, shall exclusively be entitled to object to Claims. After the Effective Date, the Reorganized Debtors or the Plan Administrator, as applicable, shall have and retain any and all rights and defenses that the Debtors had with regard to any Claim to which they may object, except with respect to any Claim that is Allowed. Any objections to proofs of Claim shall be served and filed on or before the later of (a) one-hundred and eighty (180) days after the Effective Date, and (b) on such later date as ordered by the Bankruptcy Court for cause. The expiration of such period shall not limit or affect the Debtors’, the Reorganized Debtors’, or the Plan Administrators’, as applicable, rights to dispute Claims asserted in the ordinary course of business other than through a proof of Claim.

2.	Resolution of Disputed Administrative Expenses and Disputed Claims

On and after the Effective Date, the Debtors, the Reorganized Debtors, or the Plan Administrator, as applicable, shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections to Claims without approval of the Bankruptcy Court, other than with respect to Fee Claims.

3.	Payments and Distributions with Respect to Disputed Claims

Notwithstanding anything in the Plan to the contrary, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

4.	Distributions after Allowance

After such time as a Disputed Claim becomes, in whole or in part, an Allowed Claim, the holder thereof shall be entitled to distributions, if any, to which such holder is then entitled as provided in this Plan, without interest, as provided in Section 7.9 of the Plan. Such distributions shall be made as soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing such Disputed Claim (or portion thereof) becomes a Final Order.

5.	Disallowance of Claims

Except to the extent otherwise agreed to by the Debtors, the Reorganized Debtors, or the Plan Administrator, as applicable, any Claims held by Entities from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, as determined by a Final Order, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Final Order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors, the Reorganized Debtors, or the Plan Administrator, as applicable. All proofs of Claim filed on account of an indemnification obligation to a current or former director, officer, or employee shall be deemed satisfied and expunged from the claims register as of the Effective Date to the extent such indemnification obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court.

6.	Estimation of Claims

The Debtors, the Reorganized Debtors, or the Plan Administrator, as applicable, may (a) determine, resolve and otherwise adjudicate all contingent, unliquidated, and Disputed Claims in the Bankruptcy Court and (b) at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtors, the Reorganized Debtors, or the Plan Administrator, as applicable, may pursue supplementary proceedings to object to the allowance of such Claim; provided, that such limitation shall not apply to Claims requested by the Debtors to be estimated for voting purposes only.

7.	No Distributions Pending Allowance

If an objection, motion to estimate, or other challenge to a Claim is filed, no payment or distribution provided under the Plan shall be made on account of such Claim unless and until (and only to the extent that) such Claim becomes an Allowed Claim.

8.	Claim Resolution Procedures Cumulative

All of the objection, estimation, and resolution procedures in the Plan are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with the Plan without further notice or Bankruptcy Court approval.

9.	Interest

To the extent that a Disputed Claim becomes an Allowed Claim after the Effective Date, the holder of such Claim shall not be entitled to any interest that accrued thereon from and after the Effective Date, except as provided in Section 6.7 of the Plan.

10.	Insured Claims

If any portion of an Allowed Claim is an Insured Claim, no distributions under the Plan shall be made on account of such Allowed Claim until the holder of such Allowed Claim has exhausted all remedies with respect to any applicable insurance policies. To the extent that the Debtors’ insurers agree to satisfy a Claim in whole or in part, then immediately upon such agreement, the portion of such Claim so satisfied may be expunged without an objection to such Claim having to be filed and without any further notice to or action, order or approval of the Court.

G.	Executory Contracts and Unexpired Leases

1.	General Treatment

(a) As of and subject to the occurrence of the Effective Date and solely with respect to the Reorganization Transaction, all executory contracts and unexpired leases to which any of the Debtors are parties shall be deemed rejected, including, but not limited to those set forth on the Rejection Schedule included in the Plan Supplement, unless such contract or lease (i) was previously assumed or rejected by the Debtors pursuant to an order of the Bankruptcy Court; (ii) previously expired or terminated pursuant to its own terms or by agreement of the parties thereto; (iii) is the subject of a motion to assume filed by the Debtors on or before the Confirmation Date; (iv) is identified in section 5.9(a) of the Plan; (v) is identified in section 8.4 of the Plan; or (vi) is identified for assumption on the Assumption Schedule included in the Plan Supplement. Solely with respect to the Sale Transaction, all executory contracts and unexpired leases to which any of the Debtors are parties shall be deemed assumed, assumed and assigned, or rejected by the Successful Bidder in accordance with the applicable purchase agreement.

(b) Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions, assumptions and assignments, or rejections provided for in the Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code and a determination by the Bankruptcy Court that the Reorganized Debtors or Successful Bidder, as applicable, have provided adequate assurance of future performance under such assumed executory contracts and unexpired leases. Each executory contract and unexpired lease assumed or assumed and assigned pursuant to the Plan shall vest in and be fully enforceable by the Reorganized Debtors or Successful Bidder, as applicable, in accordance with its terms, except as modified by the provision of the Plan, any order of the Bankruptcy Court authorizing and providing for its assumption or applicable law.

2.	Determination of Assumption Disputes and Deemed Consent

(a) Any Cure Amount shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure Amount, as reflected in the applicable cure notice, in Cash on the Effective Date, subject to the limitations described below, or on such other terms as the parties to such executory contracts or unexpired leases and the Debtors may otherwise agree. The Debtors or the Wind Down Estates, as applicable, shall satisfy all Cure Amounts with the Sale Transaction Proceeds in the event of a Sale Transaction.

(b) The Debtors shall file, as part of the Plan Supplement, the Assumption Schedule. At least ten (10) days before the deadline to object to confirmation of the Plan, the Debtors shall serve a notice on parties to executory contracts or unexpired leases to be assumed or assumed and assigned reflecting the Debtors’ intention to potentially assume or assume and assign the contract or lease in connection with this Plan and, where applicable, setting forth the proposed Cure Amount (if any). Any objection by a counterparty to an executory contract or unexpired lease to the proposed assumption, assumption and assignment, or related Cure Amount must be filed, served, and actually received by the Debtors within ten (10) days of the service of the assumption notice, or such shorter period as agreed to by the parties or authorized by the Bankruptcy Court. Any counterparty to an executory contract or unexpired lease that does not timely object to the notice of the proposed assumption of such executory contract or unexpired lease shall be deemed to have assented to assumption of the applicable executory contract or unexpired lease notwithstanding any provision thereof that purports to (i) prohibit, restrict, or condition the transfer or assignment of such contract or lease; (ii) terminate or modify, or permit the termination or modification of, a contract or lease as a result of any direct or indirect transfer or assignment of the rights of any Debtor under such contract or lease or a change, if any, in the ownership or control to the extent contemplated by the Plan; (iii) increase, accelerate, or otherwise alter any obligations or liabilities of any Debtor or any Reorganized Debtor under such executory contract or unexpired lease; or (iv) create or impose a Lien upon any property or Asset of any Debtor or any Reorganized Debtor, as applicable. Each such provision shall be deemed to not apply to the assumption of such executory contract or unexpired lease pursuant to the Plan and counterparties to assumed executory contracts or unexpired leases that fail to object to the proposed assumption in accordance with the terms set forth in Section 8.2(b) of the Plan, shall forever be barred and enjoined from objecting to the proposed assumption or to the validity of such assumption (including with respect to any Cure Amounts or the provision of adequate assurance of future performance), or taking actions prohibited by the foregoing or the Bankruptcy Code on account of transactions contemplated by the Plan.

(c) If there is an Assumption Dispute pertaining to assumption of an executory contract or unexpired lease (other than a dispute pertaining to a Cure Amount), such dispute shall be heard by the Bankruptcy Court prior to such assumption being effective, provided, that the Debtors or the Reorganized Debtors, as applicable, may settle any dispute regarding the Cure Amount or the nature thereof without any further notice to any party or any action, order, or approval of the Bankruptcy Court.

(d) To the extent an Assumption Dispute relates solely to the Cure Amount, the Debtors may assume and/or assume and assign the applicable executory contract or unexpired lease prior to the resolution of the Assumption Dispute; provided, that the Debtors or the Reorganized Debtors reserve Cash in an amount sufficient to pay the full amount reasonably asserted as the required cure payment by the non-Debtor party to such executory contract or unexpired lease (or such smaller amount as may be fixed or estimated by the Bankruptcy Court or otherwise agreed to by such non-Debtor party and the applicable Reorganized Debtor).

(e) Assumption or assumption and assignment of any executory contract or unexpired lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims against any Debtor or defaults by any Debtor, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time before the date that the Debtors assume or assume and assign such executory contract or unexpired lease. Any proofs of Claim filed with respect to an executory contract or unexpired lease that has been assumed or assumed and assigned shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, upon the assumption of such executory contract or unexpired lease.

3.	Rejection Damages Claims

In the event that the rejection of an executory contract or unexpired lease hereunder results in damages to the other party or parties to such contract or lease, any Claim for such damages shall be classified and treated in Class 5 (General Unsecured Claims). Such Claim shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their respective Estates, properties or interests in property as agents, successors, or assigns, unless a proof of Claim is filed with the Bankruptcy Court and served upon counsel for the Debtors or the Reorganized Debtors, as applicable, no later than forty-five (45) days after the filing and service of the notice of the occurrence of the Effective Date.

4.	Insurance Policies

Notwithstanding anything to the contrary in the Definitive Documents, the Plan, the Plan Supplement, any bar date notice or claim objection, and any other document related to any of the foregoing, all insurance policies pursuant to which the Debtors have any obligations in effect as of the Effective Date shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the Debtors and Reorganized Debtors and shall continue in full force and effect thereafter in accordance with their respective terms. All other insurance policies shall vest in the Reorganized Debtors.

5.	Intellectual Property Licenses and Agreements

Notwithstanding anything to the contrary in the Definitive Documents, the Plan, the Plan Supplement, any bar date notice or claim objection, and any other document related to any of the foregoing, all intellectual property contracts, licenses, royalties, or other similar agreements to which the Debtors have any rights or obligations in effect as of the date of the Confirmation Order shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the Debtors and Reorganized Debtors and shall continue in full force and effect unless any such intellectual property contract, license, royalty, or other similar agreement otherwise is specifically rejected pursuant to a separate order of the Bankruptcy Court or is the subject of a separate rejection motion filed by the Debtors in accordance with Section 8.1 of the Plan. Unless otherwise noted in the Plan, all other intellectual property contracts, licenses, royalties, or other similar agreements shall vest in the Reorganized Debtors and the Reorganized Debtors may take all actions as may be necessary or appropriate to ensure such vesting as contemplated in the Plan.

6.	Tax Agreements

Notwithstanding anything to the contrary in the Definitive Documents, the Plan, the Plan Supplement, any bar date notice or claim objection, and any other document related to any of the foregoing, any tax sharing agreements to which the Debtors are a party (of which the principal purpose is the allocation of taxes) in effect as of the date of the Confirmation Order shall be deemed and treated as executory contracts pursuant to the Plan and, to the extent the Debtors determine (in their sole discretion) such agreements are beneficial to the Debtors, shall be assumed by the Debtors and Reorganized Debtors and shall continue in full force and effect thereafter in accordance with their respective terms, unless any such tax sharing agreement (of which the principal purpose is the allocation of taxes) otherwise is specifically rejected pursuant to a separate order of the Bankruptcy Court or is the subject of a separate rejection motion filed by the Debtors in accordance with Section 8.1 of the Plan. Unless otherwise noted in the Plan, all other tax sharing agreements to which the Debtors are a party (of which the principal purpose is the allocation of taxes) shall vest in the Reorganized Debtors and the Reorganized Debtors may take all actions as may be necessary or appropriate to ensure such vesting as contemplated in the Plan.

7.	Assignment

To the extent provided under the Bankruptcy Code or other applicable law, any executory contract or unexpired lease transferred and assigned hereunder shall remain in full force and effect for the benefit of the transferee or assignee in accordance with its terms, notwithstanding any provision in such executory contract or unexpired lease (including those of the type set forth in section 365(b)(2) of the Bankruptcy Code) that prohibits, restricts, or conditions such transfer or assignment. To the extent provided under the Bankruptcy Code or other applicable law, any provision that prohibits, restricts, or conditions the assignment or transfer of any such executory contract or unexpired lease or that terminates or modifies such executory contract or unexpired lease or allows the counterparty to such executory contract or unexpired lease to terminate, modify, recapture, impose any penalty, condition renewal or extension, or modify any term or condition upon any such transfer and assignment, constitutes an unenforceable anti-assignment provision and is void and of no force or effect with respect to any assignment pursuant to the Plan.

8.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan or by separate order of the Bankruptcy Court, each executory contract and unexpired lease that is assumed shall include any and all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument, or other document is listed in the notice of assumed contracts.

9.	Reservation of Rights

(a) The Debtors may amend the Assumption Schedule and any cure notice until the Business Day immediately prior to the commencement of the Confirmation Hearing in order to (i) add, delete, or reclassify any executory contract or unexpired lease or amend a proposed assignment and/or (ii) amend the proposed Cure Amount; provided, that if the Confirmation Hearing is adjourned for a period of more than two (2) consecutive calendar days, the Debtors’ right to amend such schedules and notices shall be extended to the Business Day immediately prior to the adjourned date of the Confirmation Hearing, with such extension applying in the case of any and all subsequent adjournments of the Confirmation Hearing. The Debtors shall provide notice of such amendment to any affected counterparty as soon as reasonably practicable.

(b) Neither the exclusion nor inclusion of any contract or lease by the Debtors on any exhibit, schedule, or other annex to the Plan or in the Plan Supplement, nor anything contained in the Plan, will constitute an admission by the Debtors that any such contract or lease is or is not in fact an executory contract or unexpired lease or that the Debtors, Reorganized Debtors, or Wind Down Estates or their respective affiliates have any liability thereunder.

(c) Except as otherwise provided in the Plan, nothing in the Plan shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, Claims, Causes of Action, or other rights of the Debtors and the Reorganized Debtors under any executory or non-executory contract or any unexpired or expired lease.

(d) Nothing in the Plan will increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors, as applicable, under any executory or non-executory contract or any unexpired or expired lease.

H.	Conditions Precedent to Confirmation of Plan and Effective Date

1.	Conditions Precedent to Confirmation of Plan

The following are conditions precedent to confirmation of the Plan:

(a) the Disclosure Statement Order shall have been entered;

(b) the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been filed;

(c) the RSA shall not have been terminated and shall be in full force and effect; and

(d) the DIP Order and the DIP Documents shall be in full force and effect in accordance with the terms thereof, and no event of default shall be continuing thereunder.

2.	Conditions Precedent to Effective Date

(a) The following are conditions precedent to the Effective Date of the Plan with respect to both the Reorganization Transaction and the Sale Transaction:

(i) the Confirmation Order shall have been entered and shall be in full force and effect and no stay thereof shall be in effect;

(ii) an event of default under the DIP Documents shall not be continuing and an acceleration of the obligations or termination of the DIP Lenders’ commitments under the DIP Facilities shall not have occurred;

(iii) all actions, documents, and agreements necessary to implement and consummate the Plan shall have been effected or executed and binding on all parties thereto and, to the extent required, filed with the applicable governmental units in accordance with applicable laws;

(iv) all governmental and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions contemplated by the Plan shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions;

(v) the RSA shall not have been terminated and shall be in full force and effect; and

(vi) all accrued and unpaid Restructuring Expenses shall have been paid in Cash, to the extent invoiced, at least two (2) business days prior to the Effective Date.

(b) The following are additional conditions precedent to the Effective Date of the Plan solely with respect to the Reorganization Transaction:

(i) the Amended Organizational Documents shall have been filed with the appropriate governmental authority, as applicable; and

(ii) the Amended and Restated Credit Facility Agreement, Exit Warehouse Facilities Documents, Exit Working Capital Facility Agreement, and, if applicable, the Master Servicing Agreements, shall (i) have been (or deemed) executed and delivered, and any conditions precedent contained to effectiveness therein have been satisfied or waived in accordance therewith, (ii) be in full force and effect and binding upon the relevant parties; and (iii) contain terms and conditions consistent in all material respects with the RSA.

(c) The following are additional conditions precedent to the Effective Date of the Plan solely with respect to the Sale Transaction:

(i) the applicable purchase agreement(s) shall (i) have been executed and delivered, and any conditions precedent contained to effectiveness therein have been satisfied or waived in accordance therewith, (ii) be in full force and effect and binding upon the relevant parties; and (iii) contain terms and conditions consistent in all material respects with the RSA.

(d) Notwithstanding when a condition precedent to the Effective Date occurs, for purposes of the Plan, such condition precedent shall be deemed to have occurred simultaneously upon the completion of the applicable conditions precedent to the Effective Date; provided, that to the extent a condition precedent (a “Prerequisite Condition”) may be required to occur prior to another condition precedent (a “Subsequent Condition”) then, for purposes of the Plan, the Prerequisite Condition shall be deemed to have occurred immediately prior to a Subsequent Condition regardless of when such Prerequisite Condition or Subsequent Condition shall have occurred.

3.	Waiver of Conditions Precedent

(a) Except as otherwise provided in the Plan, all actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously and no such action shall be deemed to have occurred prior to the taking of any other such action. Each of the conditions precedent in Section 1 and Section V.H.2 of the Plan may be waived in writing by the Debtors with the prior written consent of (i) the Requisite Term Lenders, and (ii) solely with respect to the condition set forth in Section 9.1(d) and 9.2(a)(ii) of the Plan, the DIP Agent (acting at the direction of the Required Buyers (as defined in the DIP Documents)), in each case without leave of or order of the Bankruptcy Court and such consent not to be unreasonably withheld; provided that any such consent provided by the DIP Agent shall solely be for purposes of this Article IX and shall not otherwise limit, restrict or impair any rights or remedies of any DIP Credit Party under the DIP Documents. If the Plan is confirmed for fewer than all of the Debtors as provided for in Section 5.18 of the Plan, only the conditions applicable to the Debtor or Debtors for which the Plan is confirmed must be satisfied or waived for the Effective Date to occur as to such Debtors.

(b) The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) shall be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order shall take effect immediately upon its entry.

4.	Effect of Failure of a Condition

If the conditions listed in Section 9.2 of the Plan are not satisfied or waived in accordance with Section 9.3 of the Plan on or before the first Business Day that is more than sixty (60) days after the date on which the Confirmation Order is entered or by such later date as set forth by the Debtors in a notice filed with the Bankruptcy Court prior to the expiration of such period, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall (a) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (b) prejudice in any manner the rights of any Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, the Requisite Term Lenders, or any other Entity.

I.	Effect of Confirmation of Plan

1.	Vesting of Assets

(a) On the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all remaining property of the Debtors’ Estates shall vest in the Reorganized Debtors or the Wind Down Estates free and clear of all Claims, Liens, encumbrances, charges, and other interests, except as provided pursuant to the Plan, the Confirmation Order, Amended and Restated Credit Facility Documents, the Exit Warehouse Facilities Documents, or the Exit Working Capital Facility Documents. On and after the Effective Date, the Reorganized Debtor may take any action, including, without limitation, the operation of its businesses; the use, acquisition, sale, lease and disposition of property; and the entry into transactions, agreements, understandings, or arrangements, whether in or other than in the ordinary course of business, and execute, deliver, implement, and fully perform any and all obligations, instruments, documents, and papers or otherwise in connection with any of the foregoing, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules and in all respects as if there was no pending case under any chapter or provision of the Bankruptcy Code, except as expressly provided in the Plan. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for professional fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

(b) On the Effective Date and solely with respect to the Sale Transaction, all property of the Debtors’ Estates shall vest in the Wind Down Estates free and clear of all Claims, Liens, encumbrances, charges, and other interests, except as provided pursuant to the Plan, the Confirmation Order, and the applicable purchase agreement.

2.	Binding Effect

As of the Effective Date, the Plan shall bind all holders of Claims against and Interests in the Debtors and their respective successors and assigns, notwithstanding whether any such holders were (a) Impaired or Unimpaired under the Plan; (b) deemed to accept or reject the Plan; (c) failed to vote to accept or reject the Plan; (d) voted to reject the Plan; or (e) received any distribution under the Plan.

3.	Discharge of Claims and Termination of Interests

Upon the Effective Date and in consideration of the distributions to be made hereunder, except as otherwise expressly provided under the Plan, each holder (as well as any representatives, trustees, or agents on behalf of each holder) of a Claim or Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interest, rights, and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such Entities shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in the Debtors against the Debtors, the Reorganized Debtors, or any of their Assets or property, whether or not such holder has filed a proof of Claim and whether or not the facts or legal bases therefor were known or existed prior to the Effective Date.

4.	Term of Injunctions or Stays

Unless otherwise provided in the Plan, the Confirmation Order, or in a Final Order of the Bankruptcy Court, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

5.	Injunction

(a) Upon entry of the Confirmation Order, all holders of Claims and Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan in relation to any Claim extinguished, discharged, or released pursuant to the Plan.

(b) Except as expressly provided in the Plan, the Confirmation Order, or a separate order of the Bankruptcy Court or as agreed to by the Debtors and a holder of a Claim against or Interest in the Debtors, all Entities who have held, hold, or may hold Claims against or Interests in the Debtors (whether proof of such Claims or Interests has been filed or not and whether or not such Entities vote in favor of, against or abstain from voting on the Plan or are presumed to have accepted or deemed to have rejected the Plan) and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates are permanently enjoined, on and after the Effective Date, solely with respect to any Claims, Interests, and Causes of Action that will be or are extinguished, discharged, or released pursuant to the Plan from (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Released Parties or the property of any of the Released Parties; (ii) enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting, or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree, or order against the Released Parties or the property of any of the Released Parties; (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Released Parties or the property of any of the Released Parties; (iv) asserting any right of setoff, directly or indirectly, against any obligation due the Released Parties or the property of any of the Released Parties, except as contemplated or Allowed by the Plan; and (v) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan.

(c) By accepting distributions pursuant to the Plan, each holder of an Allowed Claim or Interest extinguished, discharged, or released pursuant to the Plan will be deemed to have affirmatively and specifically consented to be bound by the Plan, including, without limitation, the injunctions set forth in Section 10.5 of the Plan.

(d) The injunctions in Section 10.5 of the Plan shall extend to any successors of the Debtors and the Reorganized Debtors and their respective property and interests in property.

6.	Releases

(a) Estate Releases

As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce the Plan and the Definitive Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the restructuring, and except as otherwise provided in the Plan or in the Confirmation Order, the Released Parties will be deemed forever released and discharged, to the maximum extent permitted by law, by the Debtors, the Reorganized Debtors and their Estates, and the Wind Down Estates from any and all Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, remedies, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, or Reorganized Debtors (as the case may be), or the Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors or Reorganized Debtors (as the case may be), or the Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Person, based on or relating to, or in any manner arising prior to the Effective Date from, in whole or in part, the Debtors, the Chapter 11 Cases, the pre- and postpetition marketing and sale process, the purchase, sale, or rescission of the purchase or sale of any Security of the

Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any of the Debtors and any Released Party, the restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Disclosure Statement, the RSA, the Plan (including the Plan Supplement), the DIP Documents, and the Prepetition Warehouse Facilities (as defined in the DIP Order), or any related agreements, instruments, and other documents (including the Definitive Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to the Plan, or any other act or omission, in all cases based upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date; provided, that nothing in Section 10.6(a) of the Plan shall be construed to release the Released Parties from willful misconduct or intentional fraud as determined by a Final Order.

(b) Third-Party Releases

As of the Effective Date, except (i) for the right to enforce the Plan or any right or obligation arising under the Definitive Documents that remain in effect or become effective after the Effective Date or (ii) as otherwise expressly provided in the Plan or in the Confirmation Order, in exchange for good and valuable consideration, including the obligations of the Debtors under the Plan and the contributions of the Released Parties to facilitate and implement the Plan, to the fullest extent permissible under applicable law, as such law may be extended or integrated after the Effective Date, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably and forever, released, and discharged by:

(i) the holders of Impaired Claims who voted to accept the Plan;

(ii) the Consenting Term Lenders;

(iii) holders of Term Loan Claims (Class 3) who abstain from voting on the Plan or vote to reject the Plan but do not opt-out of these releases on the Ballots; and

(iv) with respect to any Entity in the foregoing clauses (i) through (iii), such Entity’s (x) predecessors, successors and assigns, (y) subsidiaries, affiliates, managed accounts or funds, managed or controlled by such Entity and (z) all Persons entitled to assert Claims through or on behalf of such Entities with respect to the matters for which the releasing entities are providing releases.

in each case, from any and all Claims, Interests, or Causes of Action whatsoever, including any derivative Claims asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on, relating to, or arising prior to the Effective Date from, in whole or in part, the Debtors, the restructuring, the Chapter 11 Cases, the pre- and postpetition marketing and sale process, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation, preparation, or consummation of the Plan (including the Plan Supplement), the RSA, the Definitive Documents, the DIP Documents, the Prepetition Warehouse Facilities (as defined in the DIP Order), or any related agreements, instruments, or other documents, the solicitation of votes with respect to the Plan, in all cases based upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date; provided, that nothing in this Section 10.6(b) shall be construed to release the Released Parties from willful misconduct or intentional fraud as determined by a Final Order.

7.	Exculpation

To the maximum extent permitted by applicable law, no Exculpated Party will have or incur, and each Exculpated Party is hereby released and exculpated from, any claim, obligation, suit, judgment, damage, demand, debt, right, cause of action, remedy, loss, and liability for any claim in connection with or arising out of the administration of the Chapter 11 Cases, the postpetition marketing and sale process, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors; the negotiation and pursuit of the Disclosure Statement, the RSA, the Reorganization Transaction or the Sale Transaction, as applicable, the Plan, or the solicitation of votes for, or confirmation of, the Plan; the funding or consummation of the Plan; the occurrence of the Effective Date; the DIP Documents; the Prepetition Warehouse Facilities (as defined in the DIP Order); the administration of the Plan or the property to be distributed under the Plan; the issuance of Securities under or in connection with the Plan; or the transactions in furtherance of any of the foregoing; except for fraud or willful misconduct, as determined by a Final Order. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Exculpated Parties from liability.

8.	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to reclassify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

9.	Retention of Causes of Action/Reservation of Rights

Except as otherwise provided in Sections 10.5, 10.6, and 10.7 of the Plan, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, Claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtors had immediately prior to the Effective Date on behalf of their Estates or itself in accordance with any provision of the Bankruptcy Code or any applicable non-bankruptcy law, including, without limitation, any affirmative Causes of Action against parties with a relationship with the Debtors including actions arising under chapter 5 of the Bankruptcy Code. The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such Claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Confirmation Date and Effective Date to the same extent as if the Chapter 11 Cases had not been commenced. Notwithstanding the foregoing, the Debtors and the Reorganized Debtors shall not retain any Claims or Causes of Action released pursuant to the Plan against the Released Parties.

10.	Solicitation of Plan

As of and subject to the occurrence of the Confirmation Date: (i) the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including without limitation, sections 1125(a) and (e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation; and (ii) the Debtors and each of their respective directors, officers, employees, affiliates, agents, financial advisors, investment bankers, professionals, accountants, and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance, and solicitation shall not be, liable at any time for any violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

11.	Corporate and Limited Liability Company Action

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including (a) those set forth in Sections 5.6 and 5.7 of the Plan; (b) the performance of the RSA; and (c) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date), in each case, in accordance with and subject to the terms of the Plan. All matters provided for in the Plan involving the corporate or limited liability company structure of the Debtors or the Reorganized Debtors, and any corporate or limited liability company action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Security holders, directors, managers, or officers of the Debtors or the Reorganized Debtors. On or (as applicable) before the Effective Date, the authorized officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, including, but not limited to: (i) the Amended Organizational Documents; (ii) the Exit Warehouse Facilities; (iii) the Amended and Restated Credit Facility Documents; (iv) the Exit Working Capital Facility Documents; (v) any purchase agreement in connection with the Sale Transaction or an Asset Sale Transaction; and (vi) any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by Section 10.11 of the Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

J.	Retention of Jurisdiction

1.	Retention of Jurisdiction

On and after the Effective Date, the Bankruptcy Court shall retain non-exclusive jurisdiction over all matters arising in, arising under, and related to the Chapter 11 Cases for, among other things, the following purposes:

(a) to hear and determine motions and/or applications for the assumption or rejection of executory contracts or unexpired leases, including Assumption Disputes, and the allowance, classification, priority, compromise, estimation, or payment of Claims resulting therefrom;

(b) to determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date;

(c) to ensure that distributions to holders of Allowed Claims are accomplished as provided for in the Plan and Confirmation Order and to adjudicate any and all disputes arising from or relating to distributions under the Plan, including, cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim or Interest for amounts not timely paid;

(d) to consider the allowance, classification, priority, compromise, estimation, or payment of any Claim;

(e) to enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(f) to issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(g) to hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(h) to hear and determine all Fee Claims and Restructuring Expenses;

(i) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Plan Supplement, or the Confirmation Order, or any agreement, instrument, or other document governing or relating to any of the foregoing;

(j) to take any action and issue such orders as may be necessary to construe, interpret, enforce, implement, execute, and consummate the Plan;

(k) to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(l) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code);

(m) to hear, adjudicate, decide, or resolve any and all matters related to Article X of the Plan, including, without limitation, the releases, discharge, exculpations, and injunctions issued thereunder;

(n) to resolve disputes concerning Disputed Claims or the administration thereof;

(o) to hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

(p) to enter one or more final decrees closing the Chapter 11 Cases;

(q) to recover all Assets of the Debtors and property of the Debtors’ Estates, wherever located;

(r) to resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to a Cure Amount, in each case, for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purpose;

(s) to hear and determine any rights, Claims, or Causes of Action held by or accruing to the Debtors pursuant to the Bankruptcy Code or pursuant to any federal statute or legal theory; and

(t) to hear and resolve any dispute over the application to any Claim of any limit on the allowance of such Claim set forth in sections 502 or 503 of the Bankruptcy Code, other than defenses or limits that are asserted under non-bankruptcy law pursuant to section 502(b)(1) of the Bankruptcy Code.

2.	Courts of Competent Jurisdiction

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of the Plan, such abstention, refusal, or failure of jurisdiction shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

K.	Miscellaneous Provisions

1.	Payment of Statutory Fees

On the Effective Date and thereafter as may be required, the Reorganized Debtors shall pay all fees incurred pursuant to sections 1911 through 1930 of chapter 123 of title 28 of the United States Code, together with interest, if any, pursuant to § 3717 of title 31 of the United States Code for the Debtors’ cases, or until such time as a final decree is entered closing the Debtors’ cases, a Final Order converting the Debtors’ cases to cases under chapter 7 of the Bankruptcy Code is entered, or a Final Order dismissing the Debtors’ cases is entered.

2.	Substantial Consummation of the Plan

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

3.	Plan Supplement

The Plan Supplement shall be filed with the Clerk of the Bankruptcy Court. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Documents included in the Plan Supplement will be posted at the website of the Debtors’ notice, claims, and solicitation agent.

4.	Request for Expedited Determination of Taxes

The Debtors and the Reorganized Debtors, as applicable, shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Commencement Date through the Effective Date and, in the case of a Sale Transaction, through the dissolution of the Debtors.

5.	Exemption from Certain Transfer Taxes

Pursuant to section 1146 of the Bankruptcy Code, (a) the issuance, transfer or exchange of any securities, instruments or documents, (b) the creation of any Lien, mortgage, deed of trust, or other security interest, (c) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of, or in connection with the Plan, including, without limitation, any deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan or the reinvesting, transfer, or sale of any real or personal property of the Debtors pursuant to, in implementation of or as contemplated in the Plan (whether to one or more of the Reorganized Debtors or otherwise), (d) the grant of collateral under the Amended and Restated Credit Facility, and (e) the issuance, renewal, modification, or securing of indebtedness by such means, and the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, the Confirmation Order, shall not be subject to any document recording tax, stamp tax, conveyance fee, or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales tax, use tax, or other similar tax or governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official for any county, city, or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument without requiring the payment of any filing fees, documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax, or similar tax.

6.	Amendments

(a) Plan Modifications. Subject to the terms of the RSA and all consent rights contained therein, (i) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code, and (ii) after entry of the Confirmation Order, the Debtors may, upon order of the Court, amend, modify or supplement the Plan in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, in each case without additional disclosure pursuant to section 1125 of the Bankruptcy Code. In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Allowed Claims or Allowed Interests pursuant to this Plan and subject to the reasonable consent of the Requisite Term Lenders, the Debtors may remedy any defect or omission or reconcile any inconsistencies in this Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes or effects of this Plan, and any holder of a Claim or Interest that has accepted this Plan shall be deemed to have accepted this Plan as amended, modified, or supplemented.

(b) Other Amendments. Subject to the terms of the RSA, before the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan and the documents contained in the Plan Supplement without further order or approval of the Bankruptcy Court.

7.	Effectuating Documents and Further Transactions

Each of the officers, managers, or members of the Reorganized Debtors is authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

8.	Revocation or Withdrawal of Plan

Subject to the terms of the RSA, the Debtors reserve the right to revoke or withdraw the Plan prior to the Effective Date. If the Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date does not occur, then: (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount any Claim or Interest or Class of Claims or Interests), assumption of executory contracts or unexpired leases affected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claim by or against, or any Interest in, the Debtors or any other Entity; (ii) prejudice in any manner the rights of the Debtors or any other Entity; or (iii) constitute an admission of any sort by the Debtors, any Consenting Term Lenders, or any other Entity. This provision shall have no impact on the rights of the Consenting Term Lenders or the Debtors, as set forth in the RSA, in respect of any such revocation or withdrawal.

9.	Dissolution of Creditors’ Committee

On the Effective Date, the Creditors’ Committee shall dissolve and, on the Effective Date, each member (including each officer, director, employee, or agent thereof) of the Creditors’ Committee and each professional retained by the Creditors’ Committee shall be released and discharged from all rights, duties, responsibilities, and obligations arising from, or related to, the Debtors, their membership on the Creditors’ Committee, the Plan, or the Chapter 11 Cases, except with respect to any matters concerning any Fee Claims held or asserted by any professional retained by the Creditors’ Committee.

10.	Severability of Plan Provisions

If, before the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors with the prior consent of the Requisite Term Lenders and the DIP Agent (acting at the direction of the Required Buyers), shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms, (b) integral to the Plan and may not be deleted or modified without the consent of the Debtors or the Reorganized Debtors (as the case may be), and (c) nonseverable and mutually dependent.

11.	Governing Law

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit hereto or a schedule in the Plan Supplement or a Definitive Document provides otherwise, the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof; provided, however, that corporate or entity governance matters relating to any Debtors or Reorganized Debtors shall be governed by the laws of the state of incorporation or organization of the applicable Debtors or Reorganized Debtors.

12.	Time

In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth in the Plan or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

13.	Dates of Actions to Implement the Plan

In the event that any payment or act under the Plan is required to be made or performed on a date that is on a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

14.	Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and Plan Supplement shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the holders of Claims and Interests, the Released Parties, and each of their respective successors and assigns, including, without limitation, the Reorganized Debtors.

15.	Deemed Acts

Subject to and conditioned on the occurrence of the Effective Date, whenever an act or event is expressed under the Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party, by virtue of the Plan and the Confirmation Order.

16.	Successor and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor, or permitted assign, if any, of each Entity.

17.	Entire Agreement

On the Effective Date, the Plan, the Plan Supplement, and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

18.	Exhibits to Plan

All exhibits, schedules, supplements, and appendices to the Plan (including the Plan Supplement) are incorporated into and are a part of the Plan as if set forth in full in the Plan.

19.	Notices

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by electronic or facsimile transmission) and, unless otherwise expressly provided in the Plan, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

(a) If to the Debtors or the Reorganized Debtors:

Ditech Holding Corporation

3000 Bayport Drive, Suite 985

Tampa, FL 33607

Attn: John Haas, General Counsel, Chief Legal Officer and Secretary

Email: JHaas@ditech.com

-and-

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn: Ray C. Schrock, P.C.

Sunny Singh

Telephone: (212) 310-8000

Facsimile: (212) 310-8007

Email: ray.schrock@weil.com

sunny.singh@weil.com

(b) If to the Consenting Term Lenders:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Il 60654

Attn: Patrick J. Nash Jr., P.C.

Email: patrick.nash@kirkland.com

Attn: John R. Luze

Email: john.luze@kirkland.com

After the Effective Date, the Debtors have authority to send a notice to Entities providing that, to continue to receive documents pursuant to Bankruptcy Rule 2002, they must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors, Reorganized Debtors, and Wind Down Estates, as applicable, are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have filed such renewed requests.

VI.

TRANSFER RESTRICTIONS AND CONSEQUENCES

UNDER FEDERAL SECURITIES LAWS

The issuance of and the distribution under the Plan of the New Common Stock shall be exempt from registration under the Securities Act and any other applicable securities laws pursuant to section 1145 of the Bankruptcy Code.

Section 1145 of the Bankruptcy Code generally exempts from registration under the Securities Act the offer or sale under a chapter 11 plan of a security of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under a plan, if such securities are offered or sold in exchange for a claim against, or an interest in, the debtor or such affiliate, or principally in such exchange and partly for cash. In reliance upon this exemption, the New Common Stock will be exempt from the registration requirements of the Securities Act, and state and local securities laws. These securities may be resold without registration under the Securities Act or other federal or state securities laws pursuant to the exemption provided by Section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code. In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

Section 1145(b) of the Bankruptcy Code defines “underwriter” for purposes of the Securities Act as one who, except with respect to ordinary trading transactions, (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim, (b) offers to sell securities issued under a plan for the holders of such securities, (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution or (d) is an issuer, as used in Section 2(a)(11) of the Securities Act, with respect to such securities, which includes control persons of the issuer. Further, based on the legislative history of Section 1145 of the Bankruptcy Code, a creditor who owns 10% or more of the voting securities of a reorganized debtor and/or has the right to appoint a director to the board of directors of a reorganized debtor may be presumed to be a control person, and therefore, an underwriter.

Notwithstanding the foregoing, control person underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 of the Securities Act which, in effect, permit the resale of securities received by such underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own legal advisers as to the availability of the exemption provided by Rule 144.

In any case, recipients of New Common Stock issued under the Plan are advised to consult with their own legal advisers as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability. In order to preserve the ability to utilize tax attributes following the Effective Date, the charter, bylaws, and other organizational documents, as applicable, of the Reorganized Debtors may restrict certain transfers of the New Common Stock.

Legends. To the extent certificated, certificates evidencing the New Common Stock held by holders of 10% or more of the outstanding New Common Stock, or who are otherwise underwriters as defined in Section 1145(b) of the Bankruptcy Code, will bear a legend substantially in the form below:

THE SHARES OF NEW COMMON STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE DEBTOR RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

VII.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF PLAN

The following discussion summarizes certain material U.S. federal income tax consequences of the implementation of the Plan to the Debtors (including the Reorganized Debtors) and to holders of certain Claims. This discussion does not address the U.S. federal income tax consequences to holders of Claims or equity interests who are unimpaired or deemed to reject the Plan and does not address the consequences of a Sale Transaction.

The discussion of U.S. federal income tax consequences below is based on the Tax Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations (possibly with retroactive effect). The U.S. federal income tax consequences of the contemplated transactions are complex and subject to significant uncertainties. The Debtors have not requested an opinion of counsel or a ruling from the IRS or any other taxing authority with respect to any of the tax aspects of the contemplated transactions, and the discussion below is not binding upon the IRS or the courts. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position than any position discussed herein.

This summary does not address foreign, state, or local tax consequences of the contemplated transactions, nor does it purport to address the U.S. federal income tax consequences of the transactions to special classes of taxpayers (e.g., foreign taxpayers, small business investment companies, regulated investment companies, real estate investment trusts, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, individual retirement and other tax-deferred accounts, holders that are, or hold their Claims through, S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes, persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, persons subject to the “Medicare” tax on net investment income, persons subject to special accounting rules under Section 451(b) of the Code, and persons whose Claims are part of a straddle, hedging, constructive sale, or conversion transaction). In addition, this discussion does not address U.S. federal taxes other than income taxes, nor does it apply to any person that acquired any of the New Common Stock or New Term Loan in the secondary market, unless otherwise provided herein. This discussion assumes that the New Common Stock and the New Term Loans will be held as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Tax Code and that the various debt and other arrangements to which any of the Debtors is a party will be respected for U.S. federal income tax purposes in accordance with their form.

The following summary of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon your individual circumstances. You are urged to consult your own tax advisor for the U.S. federal, state, local, non-U.S., and other tax consequences applicable under the Plan.

A.	Consequences to the Debtors

For U.S. federal income tax purposes, DHCP is a common parent of an affiliated group of corporations which files a single consolidated U.S. federal income tax return (the “Ditech Group”). The Debtors estimate that, as of January 1, 2019, the Ditech Group had incurred, for U.S. federal income tax purposes, a consolidated NOL in excess of $20 million. In addition, the Ditech Group has substantial other deferred tax assets, including substantial tax basis in excess of the fair market value of its assets based upon the valuation of the Debtors. The amount of any such NOL carryforwards and other tax attributes remain subject to audit and adjustment by the IRS. As discussed below, such NOL carryforwards and other tax attributes could, depending on the treatment under section 382 of the prior ownership change which occurred in connection with the WIMC Chapter 11 Case, be subject to current limitation. In addition, equity trading activity and certain other actions prior to the Effective Date could result in an ownership change of DHCP independent of the Plan which could adversely affect the ability to fully utilize the Ditech Group’s NOLs. In an attempt to minimize the likelihood of such an ownership change occurring, the Debtors obtained at the inception of the Chapter 11 Cases an interim order from the Bankruptcy Court authorizing a protective equity trading order.

The U.S. federal income tax consequences to the Debtors with respect to the implementation of the Plan depend in part on whether the Debtors, in connection with Consenting Term Lenders, elects to consummate a potential Sale Transaction (as provided in the Restructuring Service Agreement). Absent such an election, the Plan provides for a Reorganization Transaction in which the holders of Term Loan Claims would receive New Common Stock and New Term Loans in satisfaction of the Term Loan Claims. As discussed below, in connection with the implementation of the Plan, the Debtors expect the amount of the Ditech Group’s NOL carryforwards would be eliminated, and that other tax attributes (in particular, the adjusted basis in the Debtors’ assets) will be reduced. In addition, the subsequent utilization of any loss and possibly other tax attributes remaining following the Effective Date may be severely restricted.

1.	Cancellation of Debt Income

In general, absent an exception, a debtor will realize and recognize cancellation of debt (“COD”) income upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of COD, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied, over (b) the sum of (i) the amount of Cash paid, (ii) the issue price of any new indebtedness of the taxpayer issued, and (iii) the fair market value of any other new consideration (including stock of the debtor or a party related to the debtor) given in satisfaction, or as part of the discharge, of such indebtedness at the time of the exchange. Because the Plan provides that holders of Term Loans will receive New Common Stock and New Term Loans, the amount of COD will depend in part on the fair market value of the New Common Stock and the issue price of the New Term Loan. This value, and, consequently, the amount of COD that will be realized by the Debtors as a result of the Plan, cannot be determined at this time.

Under section 108 of the Tax Code, any COD of a debtor is excluded from gross income if the debtor is under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding. As a consequence of such exclusion, a debtor generally must reduce its tax attributes by the amount of COD that it excluded from gross income. As noted above, the amount of COD, and accordingly the amount of tax attributes required to be reduced, cannot be determined at this time. In general, tax attributes of the debtor will be reduced in the following order: (a) net operating loss (“NOLs”) and NOL carryovers; (b) general business credit carryovers; (c) alternative minimum tax credit carryovers; (d) capital loss carryovers; (e) tax basis in assets, which includes the stock of subsidiaries; (f) passive activity loss and credit carryovers; and (g) foreign tax credit carryovers. Alternatively, a debtor with excluded COD income may elect first to reduce the basis of its depreciable assets. The reduction of the debtor’s tax attributes occurs at the end of the tax year for which the excluded COD income is realized, but only after the tax for the year of the debt discharge has been determined; in this way, the attribute reduction is generally effective as of the start of the year following the discharge. If the amount of excluded COD income exceeds available tax attributes, the excess generally is not subject to U.S. federal income tax and has no other U.S. federal income tax impact. Where the debtor joins in the filing of a consolidated U.S. federal income tax return, applicable Treasury Regulations require, in certain circumstances, that the tax attributes of the consolidated subsidiaries of the debtor and other members of the group also be reduced.

2.	Limitation of NOL Carryforwards and Other Tax Attributes

The WIMC Chapter 11 Case resulted in an “ownership change” of the Debtors under sections 382 and 383 of the Code. With respect to that restructuring, Debtors will apply one of two special rules available under section 382 of the Code in connection with an ownership change resulting from a court-ordered restructuring under chapter 11. See general discussion of section 382 rules below. A decision regarding which of those special rules Debtors will choose for the WIMC Chapter 11 Case must be made by the Reorganized Debtors in connection with filing their 2018 federal income tax return. Until this point in time, the Debtors have planned to apply the rule in section 382(l)(5) (as generally described below), but have not finally decided which of the rules to apply to the WIMC Chapter 11 Case; that decision will be made based on further development and analysis of relevant facts. Depending upon that decision, it is possible that Debtors’ NOLs and other tax attributes may be currently subject to limitation under section 382 in connection with the WIMC Chapter 11 Case, or, alternatively, if no section 382 annual limitation currently applies as a result of the WIMC Chapter 11 Case, then in connection with the ownership change of the Debtors which will result from the implementation of the Plan, the Debtors’ NOLs and other tax attributes may be rendered effectively useless for all future taxable periods following the Effective Date.

Following the Effective Date, any remaining NOL carryforwards and certain other tax attributes (collectively, “Pre-Change Losses”) will be subject to additional limitations under section 382 and 383 of the Tax Code. Any such limitation applies in addition to, and not in lieu of, the use of attributes or the attribute reduction that results from COD income arising in connection with the Plan.

If a corporation undergoes an ownership change, the amount of its Pre-Change Losses that may be utilized to offset future taxable income generally is subject to an annual limitation. The Debtors anticipate that the distribution of the New Common Stock pursuant to the Plan will result in an “ownership change” of the Reorganized Debtors for these purposes, and that the Reorganized Debtors’ use of its Pre-Change Losses will be subject to further limitation unless an exception to the general rules of section 382 and 383 of the Tax Code applies.

Generally, if a corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of “built-in” income and deductions), then built-in losses (including, but not limited to, amortization or depreciation deductions attributable to such built-in losses) recognized during the sixty (60) month period following the “ownership change” (up to the amount of the original net unrealized built-in loss) will be treated as Pre-Change Losses, the deductibility of which will be subject to the annual limitation. In general, a corporation’s (or consolidated group’s) net unrealized built-in loss will be deemed to be zero unless it is greater than the lesser of (a) $10,000,000 or (b) 15 percent of the fair market value of its assets (with certain adjustments) before the ownership change. It is currently uncertain whether the Ditech Group will have a net unrealized built-in loss or a net unrealized built-in gain as of the Effective Date.

(a) General Annual Limitation

In general, the amount of the annual limitation to which a corporation that undergoes an “ownership change” would be subject is equal to the product of (a) the fair market value of the stock of the corporation immediately before the “ownership change” (with certain adjustments) multiplied by (b) the “long-term tax-exempt rate” (which is the highest of the adjusted federal long-term rates in effect for any month in the 3-calendar-month period ending with the calendar month in which the “ownership change” occurs: 2.51 percent for February, 2019). For a corporation (or consolidated group) in bankruptcy that undergoes an ownership change pursuant to a confirmed bankruptcy plan, the fair market value of the stock of the corporation (or the parent of the consolidated group) is generally determined immediately after (rather than before) the ownership change, but subject to certain adjustments; in no event, however, can the stock value for this purpose exceed the pre-change gross value of the corporation’s assets.

Any unused annual limitation may be carried forward and therefore available to be utilized in a subsequent taxable year. Where a corporation is subject to a prior annual limitation, both annual limitations apply, effectively subjecting any Pre-Change Losses which pre-date the prior ownership change to the more restrictive of the limitations.

(b) Section 382(l)(5) Bankruptcy Exception

An exception to the foregoing annual limitation rules generally applies when existing shareholders and “qualified creditors” of a debtor corporation in chapter 11 receive, in respect of their equity interests or claims (as applicable), at least 50 percent of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in chapter 11) pursuant to a confirmed chapter 11 plan (the “382(l)(5) Exception”). The IRS has in private letter rulings applied the 382(l)(5) Exception on a consolidated basis where the parent corporation is in bankruptcy. Generally, qualified creditors are creditors who (1) held their claims continuously for at least (18) months at the time the bankruptcy petition is filed and thereafter, (2) hold claims incurred in the ordinary course of the debtor’s business and held those claims continuously since they were incurred, or (3) in certain cases, do not become 5% shareholders of the reorganized corporation.

Under the 382(l)(5) Exception, a debtor’s Pre-Change Losses are not subject to the annual limitation. However, if the 382(l)(5) Exception applies, the Ditech Group’s NOL carryovers will be reduced by the amount of any interest deductions claimed during the three taxable years preceding the taxable year that includes the effective date of the plan of reorganization, and during the part of the taxable year prior to and including the effective date of the plan of reorganization, in respect of all debt converted into stock in the reorganization. If the 382(l)(5) Exception applies and the Reorganized Debtors undergo another “ownership change” within two years after the Effective Date, any further ownership change of the Ditech Group within a two-year period after the Effective Date would preclude the Ditech Group’s utilization of any Pre-Change Losses at the time of the subsequent ownership change against future income. A future “ownership change” after such two-year period would subject the Reorganized Debtors to the general limitations under section 382. A debtor that qualifies for this exception may, if it so desires, elect not to have the 382(l)(5) Exception apply and instead remain subject to the annual limitation described above (as to the prior ownership change in connection with the WIMC Chapter 11 Case, the Debtors have until the time for filing the federal income tax return for the Ditech Group for 2018 to decide about making such an election).

In order to preserve the potential to qualify for the 382(l)(5) Exception, the Debtors obtained at the inception of the Chapter 11 Cases an interim order from the Bankruptcy Court authorizing certain procedures and potential restrictions on the accumulation of Claims with persons who are or will be substantial claimholders.

B.	Consequences to Holders of Term Loan Claims

This summary discusses the U.S. federal income tax consequences to holders of Term Loan Claims who are U.S. Holders and does not discuss tax consequences for those who are not U.S. Holders. The discussion below generally assumes that holders of Term Loan Claims will, as a class, vote to accept the Plan. As used herein, the term “U.S. Holder” means a beneficial owner of Term Loan Claims, New Term Loans, or New Common Stock, that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

If a partnership or other entity or arrangement taxable as a partnership for U.S. federal income tax purposes holds Term Loan Claims, New Term Loans, or New Common Stock, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in such a partnership holding any of such instruments, you should consult your own tax advisor.

1.	Holders of Term Loan Claims

Pursuant to the Plan, and assuming a Reorganization Transaction occurs, holders of Term Loan Claims will receive New Common Stock and New Term Loans in complete and final satisfaction of their Term Loan Claims. The U.S. federal income tax consequences of the Plan to a U.S. Holder of Term Loan Claims depends, in part, on whether the holders’ Claim constitutes a “security” of the Debtors for U.S. federal income tax purposes. If a Term Loan Claim constitutes a security of the Debtors, then the receipt of New

Term Loans and New Common Stock should be treated as part of a tax “reorganization” for U.S. federal income tax purposes, with the consequences described below. If, on the other hand, a Term Loan Claim does not constitute a security of the Debtors, then the receipt of the consideration in exchange therefor will be treated as a fully taxable transaction.

The term “security” is not defined in the Tax Code or in the Treasury regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt, including whether the holder of such debt obligation is subject to a material level of entrepreneurial risk and whether a continuing proprietary interest is intended or not. One of the most significant factors considered in determining whether a particular debt obligation is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of less than five (5) years do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten (10) years or more constitute securities. Additionally, the IRS has ruled that new debt obligations with a term of less than five years issued in exchange for and bearing the same terms (other than interest rate) as securities should also be classified as securities for this purpose, since the new debt represents a continuation of the holder’s investment in the corporation in substantially the same form. A holder of a Term Loan Claim is urged to consult its own tax advisor regarding the appropriate status for U.S. federal income tax purposes of its Term Loan Claim.

If each of the Term Loan Claims constitute “securities” for U.S. federal income tax purposes, the receipt of New Term Loans and New Common Stock in exchange for Term Loan Claims would qualify for reorganization exchange treatment for U.S. federal income tax purposes. The classification as a reorganization exchange generally serves to defer the recognition of any taxable gain or loss by the U.S. Holder. However, a U.S. Holder generally is still required to recognize any gain to the extent the holder receives “boot” in the reorganization exchange, i.e., consideration other than stock or “securities” of the exchanging company. If the New Term Loans are not considered “securities” for this purpose, a U.S. Holder will recognize any realized gain to the extent of the aggregate fair market value as of the Effective Date of the New Term Loans (namely, the “boot”) received by the U.S. Holder in the exchange in respect of its Term Loans Claim. In addition, even within an otherwise tax-free exchange, a U.S. Holder will have interest income to the extent of any exchange consideration allocable to accrued but unpaid interest not previously included in income. See B.1(a) — “Distributions in Discharge of Accrued Interest,” below.

In an exchange of Term Loan Claims treated as a reorganization, a U.S. Holder’s aggregate tax basis in the New Term Loans (if such loans constitute “securities” for U.S. federal income tax purposes) and New Common Stock will equal such holder’s aggregate adjusted tax basis in the Term Loan Claims exchanged therefor, increased by any gain or interest income recognized in the exchange and decreased by the amount of boot received in the exchange. Such aggregate tax basis should be allocated among the New Term Loans (if applicable) and New Common Stock in accordance with their relative fair market values. In an exchange treated as a reorganization, a U.S. Holder’s holding period in such carryover basis property will include its holding period in the Term Loan Claim exchanged therefor, except to the extent of any exchange consideration received in respect of accrued but unpaid interest (and possibly “original issue discount” or “OID”). If the New Term Loans do not constitute “securities,” then a U.S. Holder will have tax basis in the New Term Loan received equal to its issue price, and its holding period in such New Term Loan received should begin on the day following the exchange date.

If the exchange of a Term Loan Claim does not constitute a reorganization, the exchange will be taxable and the U.S. Holder of a Term Loan Claim will recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of the issue price of the New Term Loans and the fair market value of the New Common Stock received (other than any consideration received in respect of a Term Loan Claim for accrued but unpaid interest and possibly accrued OID), and (ii) the U.S. Holder’s adjusted tax basis in the Term Loan Claim exchanged (other than any tax basis attributable to accrued but unpaid interest and possibly accrued OID). See B.1(b)— “Character of Gain or Loss,” below. In addition, a U.S. Holder of a Claim will have ordinary interest income to the extent of any exchange consideration allocable to accrued but unpaid interest not previously included in income. See B.1(a)— “Distributions in Discharge of Accrued Interest,” below.

In the case of a taxable exchange, a U.S. Holder of Term Loan Claims will have a tax basis in the New Term Loans received equal to its issue price and a tax basis in the New Common Stock received equal to its fair market value. The U.S. Holder’s holding period in such New Term Loans and New Common Stock received should begin on the day following the exchange date.

(a) Distributions in Discharge of Accrued Interest

In general, to the extent that any exchange consideration received pursuant to the Plan by a U.S. Holder of a Claim is received in satisfaction of interest accrued during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder’s gross income). Conversely, a U.S. Holder may be entitled to recognize a deductible loss to the extent any accrued interest or amortized OID was previously included in its gross income and is not paid in full. However, the IRS has privately ruled that a holder of a “security” of a corporate issuer, in an otherwise tax-free exchange, could not claim a current deduction with respect to any unpaid OID. Accordingly, it is also unclear whether, by analogy, a U.S. Holder of a Term Loan Claim that does not constitute a “security” would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID that is not paid in full.

The Plan provides that except as otherwise required by law (as reasonably determined by the Reorganized Debtors), consideration received in respect of a Term Loan Claim is allocable first to the principal amount of the Claim (as determined for U.S. federal income tax purposes) and then, to the extent of any excess, to any Claim for accrued but unpaid interest. See Section 6.17 of the Plan. There is no assurance that the IRS will respect such allocation for U.S. federal income tax purposes. You are urged to consult your own tax advisor regarding the allocation of consideration received under the Plan, as well as the deductibility of accrued but unpaid interest (including OID) and the character of any loss claimed with respect to accrued but unpaid interest (including OID) previously included in gross income for U.S. federal income tax purposes.

(b) Character of Gain or Loss

Where gain or loss is recognized by a U.S. Holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Term Loan Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Term Loan Claim was acquired at a market discount, and whether and to what extent the holder previously claimed a bad debt deduction.

A U.S. Holder that purchased its Term Loan Claims from a prior holder at a “market discount” (relative to the principal amount of the Term Loan Claims at the time of acquisition) may be subject to the market discount rules of the Tax Code. In general, a debt instrument is considered to have been acquired with “market discount” if the holder’s adjusted tax basis in the debt instrument is less than (i) its stated principal amount or (ii) in the case of a debt instrument issued with OID, its adjusted issue price, in each case, by at least a de minimis amount. Under these rules, any gain recognized on the exchange of Term Loan Claims (other than in respect of a Term Loan Claim for accrued but unpaid interest) generally will be treated as ordinary income to the extent of the market discount accrued (on a straight line basis or, at the election of the holder, on a constant yield basis) during the holder’s period of ownership, unless the holder elected to include the market discount in income as it accrued. If a U.S. Holder of a Loan Claim did not elect to include market discount in income as it accrued and, thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its Term Loan Claim, such deferred amounts would become deductible at the time of the exchange but, if the exchange is a reorganization exchange, only up to the amount of gain that the holder recognizes in the exchange.

In the case of an exchange of a Term Loan Claim that qualifies as a reorganization exchange, the Tax Code indicates that any accrued market discount in respect of the Term Loan Claim should not be currently includible in income under Treasury regulations to be issued. Any accrued market discount that is not included in income should carry over to any nonrecognition property received in exchange therefor (i.e., for New Term Loans, if also treated as a “security” for U.S. federal income tax purposes, and New Common Stock in the case of Term Loan Claims). Any gain recognized by a U.S. Holder upon a subsequent disposition of such New Common Stock or New Term Loans should be treated as ordinary income to the extent of any accrued market discount not previously included in income. To date, specific Treasury regulations implementing this rule have not been issued.

C.	Disposition of New Common Stock

Unless a nonrecognition provision applies and subject to the discussion above with respect to market discount and the discussion below, U.S. Holders generally will recognize capital gain or loss upon the sale or exchange of the New Common Stock in an amount equal to the difference between (i) the holder’s adjusted tax basis in the New Common Stock held and (ii) the sum of the cash and the fair market value of any property received from such disposition. Any such gain or loss generally should be long-term capital gain or loss if the holder’s holding period for its New Common Stock is more than one year at that time. A reduced tax rate on long-term capital gain may apply to non-corporate holders. The deductibility of capital loss is subject to significant limitations.

In general, any gain recognized by a U.S. Holder upon a disposition of the New Common Stock (or any stock or property received for such New Common Stock in a later tax-free exchange) received in exchange for a Term Loan Claim will be treated as ordinary income for U.S. federal income tax purposes to the extent of (i) any ordinary loss deductions previously claimed as a result of the write-down of the Term Loan Claim, decreased by any income (other than interest income) recognized by the holder upon exchange of the Term Loan Claim, and (ii) with respect to a cash-basis holder and in addition to clause (i) above, any amounts which would have been included in its gross income if the holder’s Term Loan Claim had been satisfied in full but which was not included by reason of the cash method of accounting.

D.	Ownership and Disposition of the New Term Loan

The U.S. federal income tax consequences to a holder of a New Term Loan may depend on certain terms of the New Term Loan which have not yet been finalized. The final terms of the New Term Loan will be described at a later date in a Plan Supplement. Accordingly, depending on the final terms of the New Term Loan, the U.S. federal income tax consequences of owning and disposing of a New Term Loan may differ from that described below.

1.	Payment of Interest and OID on the New Term Loan

Stated interest paid on the New Term Loan will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received, in accordance with its method of accounting for U.S. federal income tax purposes to the extent such stated interest is “qualified stated interest.” Stated interest is “qualified stated interest” if it is payable in cash at least annually. Thus, the cash interest payable on the New Term Loan is expected to be treated as qualified stated interest. The remainder of the stated interest payable on the New Term Loan is payable by the issuance of additional notes (“PIK interest”); the amount of PIK interest payable on the New Term Loan will be included in the determination of the OID on such debt, as discussed below. Accordingly, the New Term Loan will be issued with OID to the extent of the PIK interest and, depending on the issue price of the New Term Loan, the New Term Loan may be issued with additional OID.

If the principal amount of the New Term Loan exceeds its issue price by more than a de minimis amount, then the New Term Loan will be considered to have been issued with OID for U.S. federal income tax purposes in the amount of such excess. For these purposes, the PIK interest will be included in the principal amount of the New Term Loan at maturity and taxed as part of OID. A U.S. Holder will be required to include any such OID in income for U.S. federal income tax purposes as it accrues, regardless of its regular method of accounting, in accordance with a constant-yield method, before the receipt of cash payments attributable to this income. Under this method, a U.S. Holder generally will be required to include in income increasingly greater amounts of OID in successive accrual periods.

If the New Term Loan is not considered to be publicly traded, but a substantial portion of the Term Loan Claims are considered publicly traded, the issue price of the New Term Loan will be determined by reference to the fair market value of such publicly traded Term Loan Claims on the Effective Date. If the New Term Loan is publicly traded, the issue price of the New Term Loan is its fair market value. If neither the New Term Loan nor the Term Loan Claims are considered publicly traded, the issue price of the New Term Loan will equal their stated principal amount. The determination of whether a debt instrument is “publicly traded” for these purposes depends on whether such instrument is traded on an established market. A debt instrument is traded on an established market for U.S. federal income tax purposes only if they are traded on an established market during the 31-day period ending 15 days after the Effective Date. Pursuant to applicable Treasury regulations, an “established market” need not be a formal market. It is sufficient if there is a readily available sales price for an executed purchase or sale of the debt instrument, or if there is one or more “firm quotes” or “indicative quotes” for such debt, in each case as such terms are defined in applicable Treasury regulations.

Under the applicable Treasury regulations, the Reorganized Debtors are required to determine whether the New Term Loan is publicly traded and, if so, the fair market value of the New Term Loan, and make these determinations available to holders in a commercially reasonable fashion, including by electronic publication, within 90 days of the issue date of the New Term Loan. The Debtors intend to make this information available on our website. Our determination is binding on a U.S. Holder unless a U.S. Holder explicitly discloses on its tax return that its determination is different and the reasons for its determination (including how it determined the fair market value of its New Term Loan or Term Loan Claims, if applicable). The Debtors expect that the New Term Loan will be considered to be “publicly traded” for U.S. federal income tax purposes and that, accordingly, the issue price of the New Term Loan will equal their fair market value on the Effective Date.

2.	Market Discount on the New Term Loan

A U.S. Holder will have market discount with respect to a New Term Loan if its initial basis in any portion of the New Term Loan is less than the issue price of such portion of the New Term Loan, unless the difference is less than a specified de minimis amount. If a U.S. Holder’s New Term Loan has market discount with respect to any portion of such New Term Loan and, if such holder so elects or has so elected, it will be required to include the market discount as ordinary income as it accrues, either on a ratable basis or on the basis of a constant-yield method. Any such election applies to all debt instruments with market discount that the U.S. Holder acquires on or after the first day of the first taxable year to which the election applies. In addition, the U.S. Holder may be required to defer, until the maturity of the New Term Loan, as applicable, or its earlier disposition (including in one of certain nontaxable transactions), the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry any portion of such New Term Loan with respect of which the U.S. Holder has market discount.

3.	Acquisition and Bond Premium on the New Term Loan

A U.S. Holder will have acquisition premium with respect to a New Term Loan if its initial basis in any portion of the New Term Loan, as applicable, exceeds the issue price of such portion of the New Term Loan but does not exceed the stated redemption price at maturity of such portion of the New Term Loan. If a U.S. Holder has acquisition premium with respect to a portion of the New Term Loan, it may reduce the amount of any OID accruing on such portion of the New Term Loan for any taxable year by a portion of the acquisition premium properly allocable to that year.

If a U.S. Holder’s initial basis in any portion of the New Term Loan exceeds the stated redemption price at maturity of such portion of the New Term Loan, the excess generally will constitute amortizable bond premium and the U.S. Holder will not be required to include any OID attributable to its income with respect to such portion of the New Term Loan. Generally a U.S. Holder may elect to amortize this bond premium over the remaining term of such portion of the New Term Loan using a constant yield method and apply the amortization to offset stated interest otherwise required to be included in income with respect to such portion of the New Term Loan.

4.	Disposition of the New Term Loan

Upon the sale or other taxable disposition of a New Term Loan, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and its adjusted tax basis in the New Term Loan. A U.S. Holder’s adjusted tax basis in a New Term generally will equal its initial tax basis in the New Term Loan, increased by any OID or market discount previously included in income with respect to the New Term Loan and decreased by payments on the New Term Loan other than payments of stated interest and any previously amortized bond premium. For these purposes, the amount realized does not include any amount attributable to accrued interest, which will be taxable as interest if not previously included in income. Except to the extent attributable to any accrued market discount not previously included in income, gain or loss recognized on the sale or other taxable disposition of a New Term Loan will generally be capital gain or loss and will be long-term capital gain or loss if, at the time of sale or other taxable disposition, the New Term Loan is treated as held for more than one year. Any gain attributable to accrued market discount not previously included in income will be recharacterized as ordinary income. Long-term capital gains recognized by non-corporate taxpayers are subject to reduced tax rates. The deductibility of capital losses is subject to significant limitations.

E.	Information Reporting and Backup Withholding

Payments of interest (including accruals of OID) or dividends and any other reportable payments, possibly including amounts received pursuant to the Plan and payments of proceeds from the sale, retirement or other disposition of the exchange consideration, may be subject to “backup withholding” (currently at a rate of 24%) if a recipient of those payments fails to furnish to the payor certain identifying information and, in some cases, a certification that the recipient is not subject to backup withholding. Backup withholding is not an additional tax. Any amounts deducted and withheld generally should be allowed as a credit against that recipient’s U.S. federal income tax, provided that appropriate proof is timely provided under rules established by the IRS. Furthermore, certain penalties may be imposed by the IRS on a recipient of payments who is required to supply information but who does not do so in the proper manner. Backup withholding generally should not apply with respect to payments made to certain exempt recipients, such as corporations and financial institutions. Information may also be required to be provided to the IRS concerning payments, unless an exemption applies. You should consult your own tax advisor regarding your qualification for exemption from backup withholding and information reporting and the procedures for obtaining such an exemption.

Treasury regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of certain thresholds. You are urged to consult your own tax advisor regarding these regulations and whether the contemplated transactions under the Plan would be subject to these regulations and require disclosure on your tax return.

The foregoing summary has been provided for informational purposes only and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder of a Term Loan Claim. All holders of Term Loan Claims are urged to consult their tax advisors concerning the federal, state, local, non U.S., and other tax consequences applicable under the Plan.

VIII.

CERTAIN RISK FACTORS TO BE CONSIDERED

Prior to voting to accept or reject the Plan, holders of Claims and Interests should read and carefully consider the risk factors set forth below, in addition to the other information set forth in this Disclosure Statement including any attachments, exhibits, or documents incorporated by reference.

THIS SECTION PROVIDES INFORMATION REGARDING POTENTIAL RISKS IN CONNECTION WITH THE PLAN. THE FACTORS BELOW SHOULD NOT BE REGARDED AS THE ONLY RISKS ASSOCIATED WITH THE PLAN OR ITS IMPLEMENTATION. ADDITIONAL RISK FACTORS IDENTIFIED IN THE COMPANY’S PUBLIC FILINGS WITH THE SEC MAY ALSO BE APPLICABLE TO THE MATTERS SET OUT HEREIN AND SHOULD BE REVIEWED AND CONSIDERED IN CONJUNCTION WITH THIS DISCLOSURE STATEMENT, TO THE EXTENT APPLICABLE. THE RISK FACTORS SET FORTH IN DHCP’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2017 FILED WITH THE SEC ON APRIL 16, 2018, AS UPDATED BY THE QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2018 FILED WITH THE SEC ON JUNE 6, 2018, THE QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2018 FILED WITH THE SEC ON AUGUST 9, 2018, AND THE QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2018 FILED WITH THE SEC ON NOVEMBER 14, 2018 ARE HEREBY INCORPORATED BY REFERENCE. NEW FACTORS, RISKS AND UNCERTAINTIES EMERGE FROM TIME TO TIME AND IT IS NOT POSSIBLE TO PREDICT ALL SUCH FACTORS, RISKS AND UNCERTAINTIES.

A.	Certain Bankruptcy Law Considerations

1.	General

While the Debtors believe that the Chapter 11 Cases will be of short duration and will not be materially disruptive to the Company’s business, the Debtors cannot be certain that this will be the case. Although the Plan is designed to minimize the length of the Chapter 11 Cases, it is impossible to predict with certainty the amount of time that the Debtors may spend in bankruptcy or to assure parties in interest that the Plan will be confirmed. Even if confirmed on a timely basis, bankruptcy proceedings to confirm the Plan could have an adverse effect on the Company’s business. Among other things, it is possible that bankruptcy proceedings could adversely affect the Company’s relationships with its key customers and employees. In addition, the bankruptcy proceedings may divert some of the attention of the Debtors’ management away from business operations and the Company will incur additional expenses.

2.	Risk of Non-Confirmation of Plan

Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that modifications to the Plan will not be required for confirmation or that such modifications would not necessitate re-solicitation of votes. Moreover, the Debtors can make no assurances that it will receive the requisite acceptances to confirm the Plan, and even if the Voting Class (defined below) voted in favor of the Plan or the requirements for “cramdown” are met with respect to any Class that rejected the Plan, the Bankruptcy Court, which may exercise substantial discretion as a court of equity, may choose not to confirm the Plan. If the Plan is not confirmed, it is unclear what distributions (if any) holders of Claims or Interests ultimately would receive with respect to their Claims or Interests in a subsequent plan of reorganization.

3.	Risk of Failing to Satisfy Vote Requirement

In the event that the Debtors are unable to get sufficient votes from the Voting Class, the Debtors may seek to accomplish an alternative chapter 11 plan. There can be no assurance that the terms of any such alternative chapter 11 plan would be similar or as favorable to holders of Allowed Claims and Parent Equity Interests as those proposed in the Plan.

4.	Risk of Non-Consensual Confirmation

In the event that any impaired class of Claims or Parent Equity Interests does not accept or is deemed not to accept the Plan, the Bankruptcy Court may nevertheless confirm such Plan at the request of the Debtors if at least one impaired class has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and as to each impaired class that has not accepted the plan, the Bankruptcy Court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes. Should any Class vote to reject the Plan, then these requirements must be satisfied with respect to such rejecting Classes. The Debtors believe that the Plan satisfies these requirements.

5.	Risk of Non-Occurrence of Effective Date

There can be no assurance as to the timing of the Effective Date. If the conditions precedent to the Effective Date set forth in the Plan have not occurred or have not been waived as set forth in Section 9.3 of the Plan, then the Confirmation Order may be vacated, in which event no distributions would be made under the Plan, the Debtors and all holders of Claims or Interests would be restored to the status quo as of the day immediately preceding the Confirmation Date, and the Debtors’ obligations with respect to Claims and Interests would remain unchanged.

6.	Risk of Termination of Restructuring Support Agreement

The Restructuring Support Agreement contains certain provisions that give the parties the ability to terminate the Restructuring Support Agreement if various conditions are satisfied. As noted above, termination of the Restructuring Support Agreement could result in protracted Chapter 11 Cases, which could significantly and detrimentally impact the Company’s relationships with GSEs, regulators, government agencies, vendors, suppliers, employees, and major customers. If the Restructuring Support Agreement is terminated, each vote or any consent given by any Consenting Term Lender prior to such termination will be deemed null and void ab initio. If the termination of the Restructuring Support Agreement takes place when Bankruptcy Court approval is required for a Consenting Term Lender to change or withdraw its vote to accept the Plan, the Company has agreed to support and not oppose any such attempt to change or withdraw a vote. Future termination of the Restructuring Support Agreement is an “Event of Default” under the Debtors’ DIP Facilities. If the Debtors lose access to their DIP Facilities it may force the Debtors to liquidate the Company.

7.	Risk Related to Parties in Interest Objecting to Debtors’ Classification of Claims and Equity Interests

Bankruptcy Code Section 1122 provides that a plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class. The Debtors believe that the classification of Claims and Equity Interests under the Plan complies with the requirements set forth in the Bankruptcy Code. However, there can be no assurance that a party in interest will not object or that the Bankruptcy Court will approve the classifications.

8.	Risk Related to Possible Objections to Plan

There is a risk that certain parties could oppose and object to the Plan in the Bankruptcy Court either in its entirety or to specific provisions of the Plan. While the Debtors believe that the proposed Plan complies with all relevant Bankruptcy Code provisions, there can be no guarantee that a party in interest will not file an objection to the Plan or that the Bankruptcy Court will not sustain such an objection.

9.	Conversion to Chapter 7 Case

If no plan of reorganization can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interest of holders of Claims and Interests, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code. See Article XI hereof, as well as the Liquidation Analysis attached hereto as Exhibit E, for a discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of Claims and Interests.

B.	Additional Factors Affecting Value of Reorganized Debtors

1.	Claims Could Be More than Projected

There can be no assurance that the estimated Allowed amount of Claims in certain Classes will not be significantly more than projected, which, in turn, could cause the value of distributions to be reduced substantially. Inevitably, some assumptions will not materialize, and unanticipated events and circumstances may affect the ultimate results. Therefore, the actual amount of Allowed Claims may vary from the Debtors’ Projections and feasibility analysis, and the variation may be material.

2.	Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary

Certain of the information contained in this Disclosure Statement is, by nature, forward-looking, and contains (i) estimates and assumptions which might ultimately prove to be incorrect and (ii) projections which may be materially different from actual future experiences. There are uncertainties associated with any projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims in the various Classes that might be allowed.

C.	Risks Relating to Debtors’ Business and Financial Condition

1.	Risks Associated with Debtors’ Business and Industry

The Debtors’ business is subject to extensive regulation by federal, state and local governmental and regulatory authorities. Further, in recent years the policies, laws, rules and regulations applicable to the Debtors’ business have been rapidly evolving. Such changes, as well as the actual or alleged failure to comply with applicable federal, state, and local laws and regulations, GSE, Ginnie Mae and other business counterparty requirements, or to implement and adhere to adequate remedial measures designed to address any identified compliance deficiencies, may have an adverse consequence on the Company or its business, in addition to the following factors, risks or uncertainties that may affect the Company or its business:

•	Limitations, restrictions or complete bans on the Debtors’ business or various segments of the business;

•	Damage to the Debtors’ reputation;

•	Scrutiny of the industry by, and potential enforcement actions by, federal and state authorities;

•

The substantial resources (including senior management time and attention) the Company devotes to, and the significant compliance costs the Company incurs in connection with, regulatory compliance and regulatory examinations and inquiries, and any consume redress, fines, penalties or similar payments made in connection with resolving such matters;

•	Uncertainties relating to interest curtailment obligations and any related financial and litigation exposure (including exposure relating to false claims);

•

Potential costs and uncertainties, including the effect on future revenues, associated with and arising from litigation, regulatory investigations, and other legal proceedings, and uncertainties relating to the reaction of key counterparties to the announcement of any such matters;

•

Dependence on GSEs and agencies (especially Fannie Mae, Freddie Mac and Ginnie Mae) and their residential loan programs and the Company’s ability to maintain relationships with such entities, and uncertainties relating to the status and future role of GSEs and agencies;

•

Ability to remain qualified as a GSE and agency approved seller, servicer or component servicer, including the ability to continue to comply with the GSEs’ and agencies’ respective residential loan selling and servicing guides;

•

The ability to maintain the loan servicing, loan origination or collection agency licenses and/or third-party default specialists, or any other licenses necessary to operate the business, or changes to, or ability to comply with, licensing requirements;

•	The ability to comply with the terms of the stipulated order resolving allegations arising from an Federal Trade Commission and CFPB investigation of Ditech Financial and RMS;

•	The ability to comply with HUD Guidelines or VA regulations regarding mortgage loan conditions;

•

Operational risks inherent in the mortgage servicing and mortgage origination businesses, including the ability to comply with the various contracts to which the Company is a party and reputational risks;

•	Risks related to a significant amount of senior management turnover and employee reductions;

•

Risks related to the substantial level of indebtedness, including ability to comply with covenants contained in debt agreements or obtain any necessary waivers or amendments, generate sufficient cash to service such indebtedness and refinance such indebtedness on favorable terms, if at all, as well as the ability to incur substantially more debt;

•	The ability to maintain or grow the residential loan servicing or subservicing business and the mortgage loan originations business;

•

The ability to achieve the Company’s strategic initiatives, particularly the ability to: enter into new subservicing arrangements; improve servicing performance, successfully develop origination capabilities; and execute and realize planned operational improvements and efficiencies;

•	The success of the business strategy in returning to sustained profitability;

•	Changes in prepayment rates and delinquency rates on the loans serviced and subserviced;

•	A downgrade of, other adverse change, relating to, or the Company’s inability to improve the servicer rating or credit ratings;

•	The Company’s ability to collect reimbursements for servicing advances and earn and timely receive incentive payments and ancillary fees on the servicing portfolio;

•

The ability to collect indemnification payments and enforce repurchase obligations relating to mortgage loans the Company purchases from correspondent clients and the ability to collect in a timely manner indemnification payments relating to servicing rights purchased from prior servicers;

•

Local, regional, national, and global economic trends and developments in general, and local, regional, and national real estate and residential mortgage market trends in particular, including the volume and pricing of home sales and uncertainty regarding the levels of mortgage originations and prepayments;

•

Risks associated with the reverse mortgage business, including changes to reverse mortgage programs operated by FHA, HUD, or Ginnie Mae; the Company’s ability to accurately estimate interest curtailment liabilities; the Company’s ability to fund HECM repurchase obligations; the Company’s ability to fund principal additions on the HECM loans, and the Company’s ability to securitize the HECM tails;

•	Changes in interest rates and the effectiveness of any hedge the Company may employ against such changes;

•

Risks and potential costs associated with technology and cybersecurity , including: the risks of technology failures and of cyber-attacks against us or our vendors; our ability to adequately respond to actual or attempted cyber-attacks; and our ability to implement adequate internal security measures and protect confidential borrower information;

•

Risks and potential costs associated with the implementation of new or more current technology, the use of vendors, or the transfer of the Company’s servers or other infrastructure to new data center facilities;

•	Risks related to the Company’s deferred tax asset, risk of an “ownership change,” including uncertainties as to the Company’s ability to preserve the tax assets through and after a bankruptcy filing;

•	the ability to renew advance financing facilities or warehouse facilities on favorable terms, or at all, and maintain adequate borrowing capacity under such facilities;

•	risks related to the concentration of the Company’s subservicing portfolio and the ability of the Company’s subservicing clients to terminate the Company as a subservicer;

•	the ability of Fannie Mae, Freddie Mac and Ginnie Mae, as well as other clients and credit owners, to transfer or otherwise terminate our servicing or subservicing rights, with or without cause;

•	the effects of competition on existing and potential future business, including the impact of competitors with greater financial resources and broader scopes of operation;

•	the expiration of, or changes to, government mortgage modification, refinancing or other programs;

•	the ability to comply with evolving and complex accounting rules, many of which involve significant judgment and assumptions;

•	the ability to implement and maintain effective internal controls over financial reporting and disclosure controls and procedures;

•	Uncertainties regarding impairment charges relating to the intangible assets of the Company;

•	Risks related to the Company’s relationship with Walter Energy;

•	Administrative fines and financial penalties;

•	Litigation, including class action lawsuits; and

•	Civil and criminal liability.

2.	Loss of Subservicing Clients

The Company, as of December 31, 2018, subserviced 0.8 million forward and reverse loan accounts with an unpaid principal balance of $111.7 billion. Under the Company’s subservicing contracts, the primary servicers for whom the Company conducts subservicing activities have the right to terminate such contracts, with or without cause, with generally 60-90 days’ notice. In some instances, the subservicing contracts require payment to the Company of deboarding, deconversion or other fees in connection with any termination thereof, while in other instances there is little to no consideration owed to the Company in connection with the termination of subservicing contract. The Company’s business may suffer significant hardship if these subservicing contracts are terminated.

On January 17, 2019, the Company received notice from NRM, its largest subservicing customer, initiating the process of termination under their subservicing agreement with the Company. The Debtors have disputed NRM’s basis for termination and intend to explore all legal remedies against NRM in connection with the timing and issuance of the Termination Notice. The Company is evaluating the impact, if any, of any fees payable in connection with the termination of the subservicing agreement.

3.	Downgrade in the Company’s Servicer Ratings

Standard & Poor’s and Moody’s rate the Company as a residential loan servicer. Certain of these ratings have been downgraded in the past, and any of these ratings may be downgraded in the future. Any such downgrade could adversely affect the Company, financial condition, or results of operations, as well as the Company’s ability to finance servicing advances and maintain the Company’s status as an approved servicer by Fannie Mae, Freddie Mac, and Ginnie Mae. The Company’s failure to maintain favorable or specified ratings may cause the Company’s termination as servicer and further impair the Company’s ability to consummate future servicing transactions.

4.	Risk of Ginnie Mae, Fannie Mae, and Freddie Mac Termination

Under the terms of the Ginnie MBS Guide and the required Ginnie Mae Guaranty Agreement that is executed in connection with each GMBS the Company issues (together with related documents, the “Ginnie Mae Guaranty Agreement”), Ginnie Mae may terminate Ditech Financial for cause as the issuer of GMBS and as servicer of the underlying mortgage loans, and transfer all of Ditech Financial’s rights as issuer and servicer, including the servicing rights relating to the mortgage loans underlying the GMBS issued by the Company, to a third party without payment to the Company of any consideration in connection therewith. Events that could allow Ginnie Mae to terminate the Company as issuer and servicer include, without limitation, the impending or actual insolvency of Ditech Financial; any withdrawal or suspension of Ditech Financial’s status as an approved mortgagee by FHA or an approved seller/servicer by Fannie Mae or Freddie Mac; or any change to Ditech Financial’s business condition which materially and adversely affects its ability to carry out its obligations as an approved Ginnie Mae issuer. A default by Ditech Financial’s affiliate, RMS, under RMS’s Ginnie Mae Guaranty Agreements may also result in an event of default under Ditech Financial’s Ginnie Mae Guaranty Agreement under a cross-default agreement among Ginnie Mae, Ditech Financial, and RMS, which could result in the Company’s termination as issuer and servicer of all GMBS and HMBS. If the Company were to have the Ginnie Mae issuer and servicing rights transferred or otherwise terminated, this could materially and adversely affect the Company’s business, financial condition, liquidity and results of operations.

Under the terms of Ditech Financial’s master servicing agreement (including any amendments and addendums thereto) with Fannie Mae, Fannie Mae has the ability to terminate Ditech Financial as servicer for some or all of the Fannie Mae loans it services, with or without cause. In connection with such termination by Fannie Mae without cause, Ditech Financial would have a right to a specified termination fee; however, in connection with such termination by Fannie Mae for cause, Ditech Financial would not have any right to a termination fee or other consideration in connection with such termination and the related transfer of servicing rights to another servicer. Events that could allow Fannie Mae to terminate Ditech Financial for cause as servicer of some or all of the Fannie Mae loans include, without limitation, a breach of the mortgage selling and servicing contract by Ditech Financial; unacceptable performance as determined by Fannie Mae with regard to Ditech Financial’s compliance with, among other things, servicer performance as determined by Fannie Mae with regard to Ditech Financial’s compliance with, among other things, servicer performance measurements and any written performance improvement plan; Ditech Financial’s insolvency, the adjudication of Ditech Financial as bankrupt or the execution by Ditech Financial of a general assignment for the benefit of its creditors; any change in Ditech Financial’s financial status that, in Fannie Mae’s opinion, materially and adversely affects Ditech Financial’s ability to provide satisfactory servicing of mortgages; the sale of a majority interest in Ditech Financial without Fannie Mae’s prior written consent; a change in Ditech Financial’s financial or business condition, or in its operations, which, in Fannie Mae’s sole judgment, is material and adverse; Ditech Financial has certain delinquency rates or REO Property rates more than 50% higher than the average of such rates for certain specified Fannie Mae portfolios; and any judgment, order, finding, or regulatory action to which Ditech Financial is subject that would materially and adversely affect Ditech Financial’s ability to comply with the terms or conditions of its Fannie Mae contract. In addition, a default by Ditech Financial’s affiliate, RMS, under RMS’s agreements with Fannie Mae may also result in an event of default under Ditech Financial’s Fannie Mae contract under a cross-default agreement.

Under the terms of Ditech Financial’s master servicing agreement and the Freddie Mac Seller/Servicer Guide (including any amendments and addendums thereto), Freddie Mac has the ability to terminate Ditech Financial as servicer for some or all of the Freddie Mac loans it services, with or without cause. If Freddie Mac terminated Ditech Financial without cause, Ditech Financial would have a right to a specified termination fee; however, if Freddie Mac terminates Ditech Financial as servicer for cause, Ditech Financial would not have any right to a termination fee or other consideration in connection with such termination and the related transfer of servicing rights to another servicer. Events that could allow Freddie Mac to terminate Ditech Financial for cause as servicer of some or all of the Freddie Mac loans include, without limitation, the impending or actual insolvency of Ditech Financial or an affiliate thereof; the filing of a voluntary petition by Ditech Financial or an affiliate thereof under federal bankruptcy or state insolvency laws; Ditech Financial’s failure to maintain qualified staff and/or adequate facilities to assure the adequacy of servicing Freddie Mac loans; any weakness or notable change in the financial or organizational status or management of Ditech Financial or an affiliate thereof, including any adverse change in profitability or liquidity that, in the opinion of Freddie Mac, could adversely affect Freddie Mac; Ditech Financial’s failure to meet any eligibility requirement, including failure to maintain acceptable net worth or other indicia of financial soundness; Ditech Financial having delinquency rates or REO rates higher than certain averaged; and Freddie Mac’s determination that Ditech Financial’s overall performance is unacceptable (taking into account, among other things, scorecard results that rate absolute and comparative performance with respect to various measures such as loss mitigation, workout effectiveness, default timeline management, data integrity, investor reporting, and alternatives to foreclosure).

5.	DIP Facilities

The DIP Facilities are intended to provide liquidity to the Debtors during the pendency of the Chapter 11 Cases. If the Chapter 11 Cases take longer than expected to conclude, the Debtors may exhaust or lose access to their financing. There is no assurance that the Debtors will be able to obtain additional financing from the Debtors’ existing lenders or otherwise. In either such case, the liquidity necessary for the orderly functioning of the Debtors’ business may be materially impaired.

Relatedly, the continuation of the National Founders Facility is necessary for RMS’s servicing activities during the Chapter 11 Cases. There can be no assurance that National Founders will continue to provide RMS access to postpetition credit for servicing advances or that it would agree to forbear from seeking to enforce remedies against RMS’s non-debtor affiliate, each of which would materially disrupt the Debtors’ business.

6.	Post-Effective Date Indebtedness

Following the Effective Date, in the Reorganization Transaction only, the Reorganized Debtors expect to have outstanding funded debt of up to approximately $550 million. The Reorganized Debtors’ ability to service their debt obligations will depend on, among other things, the Debtors’ compliance with affirmative and negative covenants, the Debtors’ future operating performance, which depends partly on economic, financial, competitive, and other factors beyond the Reorganized Debtors’ control. The Reorganized Debtors may not be able to generate sufficient cash from operations to meet their debt service obligations as well as fund necessary capital expenditures. In addition, if the Reorganized Debtors need to refinance their debt, obtain additional financing, or sell assets or equity, they may not be able to do so on commercially reasonable terms, if at all.

D.	Factors Relating to Securities to be Issued Under Plan, Generally

1.	Market for Securities

There is currently no market for the New Common Stock and there can be no assurance as to the development or liquidity of any market for any such securities. The Reorganized Debtors are under no obligation to list any securities on any national securities exchange. Therefore, there can be no assurance that any of the foregoing securities will be tradable or liquid at any time after the Effective Date. If a trading market does not develop or is not maintained, holders of the foregoing securities may experience difficulty in reselling such securities or may be unable to sell them at all. Even if such a market were to exist, such securities could trade at prices higher or lower than the estimated value set forth in this Disclosure Statement depending upon many factors including, without limitation, prevailing interest rates, markets for similar securities, industry conditions, and the performance of, and investor expectations for, the Reorganized Debtors.

2.	Potential Dilution

The ownership percentage represented by the New Common Stock distributed on the Effective Date under the Plan will be subject to dilution from the conversion of any options, warrants, convertible securities, exercisable securities, or other securities that may be issued post-emergence, including under the Management Incentive Plan.

In the future, similar to all companies, additional equity financings or other share issuances by any of the Reorganized Debtors could adversely affect the value of the New Common Stock. The amount and dilutive effect of any of the foregoing could be material.

E.	Risk Related to Obtaining Exit Financing

During the course of these Chapter 11 Cases, the Debtors will solicit commitments to provide exit financing to refinance the DIP Facilities prior to the Effective Date. However, there is no assurance that such commitments will be obtained, which will hinder the Debtors’ ability to consummate the Reorganization Transaction.

F.	Risks Related to Investment in New Common Stock

1.	Significant Holders

Pursuant to the Plan, certain holders of Term Loan Claims may acquire a significant ownership interest in the New Common Stock. If such holders of New Common Stock were to act as a group, such holders would be in a position to control all actions requiring stockholder approval, including the election of directors, without the approval of other stockholders. This concentration of ownership could also facilitate or hinder a negotiated change of control of the Reorganized Debtors and, consequently, have an impact upon the value of the New Common Stock.

2.	Equity Interests Subordinated to Reorganized Debtors’ Indebtedness

In any subsequent liquidation, dissolution, or winding up of the Reorganized Debtors, the New Common Stock will rank below all debt claims against the Reorganized Debtors. As a result, holders of the New Common Stock will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution, or winding up of the Reorganized Debtors until after all the Reorganized Debtors’ obligations to its debt holders have been satisfied.

3.	Implied Valuation of New Common Stock Not Intended to Represent Trading Value of New Common Stock

The valuation of the Reorganized Debtors may not represent the trading value of the New Common Stock in public or private markets and is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things: (1) prevailing interest rates; (2) conditions in the financial markets; (3) the anticipated initial securities holdings of prepetition creditors, some of whom may prefer to liquidate their investment rather than hold it on a long-term basis; and (4) other factors that generally influence the prices of securities. The actual market price of the New Common Stock is likely to be volatile. Many factors including factors unrelated to the Reorganized Debtors’ actual operating performance and other factors not possible to predict, could cause the market price of the New Common Stock to rise and fall. Accordingly, the implied value, stated herein and in the Plan, of the securities to be issued does not necessarily reflect, and should not be construed as reflecting, values that will be attained for the New Common Stock in the public or private markets.

4.	No Intention to Pay Dividends

The Reorganized Debtors do not anticipate paying any dividends on the New Common Stock as they expect to retain any future cash flows for debt reduction and to support operations. As a result, the success of an investment in the New Common Stock will depend entirely upon any future appreciation in the value of the New Common Stock. There is, however, no guarantee that the New Common Stock will appreciate in value or even maintain its initial value.

5.	The New Common Stock May be Subject to Further Dilution

The New Common Stock to be issued on the Effective Date is subject to dilution from the Management Incentive Plan. In addition, in the future, the Company may issue equity securities in connection with future investments, acquisitions or capital rising transactions. Such issuances or grants could constitute a significant portion of the then-outstanding common stock, which may result in a dilution in ownership of common stock, including shares of New Common Stock issued pursuant to the Plan.

G.	Additional Factors

1.	Debtors Could Withdraw Plan

Subject to the terms of, and without prejudice to, the rights of any party to the Restructuring Support Agreement, the Plan may be revoked or withdrawn prior to the Confirmation Date by the Debtors.

2.	Debtors Have No Duty to Update

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. The Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

3.	No Representations Outside Disclosure Statement are Authorized

No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than those contained in, or included with, this Disclosure Statement should not be relied upon in making the decision to accept or reject the Plan.

4.	No Legal or Tax Advice is Provided by Disclosure Statement

The contents of this Disclosure Statement should not be construed as legal, business, or tax advice. Each Claim or Interest holder should consult their own legal counsel and accountant as to legal, tax, and other matters concerning their Claim or Interest.

This Disclosure Statement is not legal advice to you. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

5.	No Admission Made

Nothing contained herein or in the Plan will constitute an admission of, or will be deemed evidence of, the tax or other legal effects of the Plan on the Debtors or on holders of Claims or Interests.

6.	Certain Tax Consequences

For a discussion of certain tax considerations to the Debtors and certain holders of Claims in connection with the implementation of the Plan, see Article VII hereof.

IX.

VOTING PROCEDURES AND REQUIREMENTS

A.	Voting Deadline

Before voting to accept or reject the Plan, each Eligible Holder as of the Voting Record Date should carefully review the Plan attached hereto as Exhibit A. All descriptions of the Plan set forth in this Disclosure Statement are subject to the terms and conditions of the Plan.

Ballots will be provided for holders of Voting Claims as of the Voting Record Date (April 9, 2019) to vote to accept or reject the Plan (a “Ballot”). Only holders of Class 3 Claims (Term Loan Claims) (the “Eligible Holders”) are entitled to vote to accept or reject the Plan. Because Classes 1, 2, 7, and 8 are unimpaired and deemed to accept, and Classes 4, 5, 6, 9, and 10 are conclusively deemed to reject, only Class 3 is entitled to vote.

Each Ballot contains detailed voting instructions and sets forth in detail, among other things, the deadlines, procedures, and instructions for voting to accept or reject the Plan, the Voting Record Date for voting purposes, and the applicable standards for tabulating Ballots.

The Debtor has engaged Epiq Corporate Restructuring, LLC as its voting agent (the “Voting Agent”) to assist in the transmission of voting materials and in the tabulation of votes with respect to the Plan.

THE VOTING DEADLINE IS 5:00 P.M., PREVAILING EASTERN TIME, ON MAY 24, 2019, UNLESS EXTENDED BY THE DEBTORS (THE “VOTING DEADLINE”).

CLASS 3: IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE EXECUTED IN ACCORDANCE WITH THE INSTRUCTIONS INCLUDED IN THE BALLOT AND RECEIVED BY THE VOTING AGENT AT THE ADDRESS SET FORTH BELOW ON OR BEFORE THE VOTING DEADLINE.

Delivery of a Ballot must conform to the instructions on the Ballot. Mailed Ballots must be returned by the Voting Deadline with an original signed copy to:

By First Class Mail, Overnight Courier, or Hand Delivery:

DITECH BALLOT PROCESSING

C/O EPIQ CORPORATE RESTRUCTURING. LLC

10300 SW ALLEN BOULEVARD

BEAVERTON, OREGON 97005

FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE EXECUTED IN ACCORDANCE WITH THE INSTRUCTIONS INCLUDED IN THE APPLICABLE BALLOT AND MUST BE ACTUALLY RECEIVED BY THE VOTING AGENT NO LATER THAN THE VOTING DEADLINE.

ANY BALLOT THAT IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN OR INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN WILL NOT BE COUNTED. THE DEBTORS, IN THEIR SOLE DISCRETION, MAY REQUEST THAT THE VOTING AGENT ATTEMPT TO CONTACT SUCH VOTERS TO CURE ANY SUCH DEFECTS IN THE BALLOTS. THE FAILURE TO VOTE DOES NOT CONSTITUTE A VOTE TO ACCEPT OR REJECT THE PLAN. AN OBJECTION TO THE CONFIRMATION OF THE PLAN, EVEN IF TIMELY SERVED, DOES NOT CONSTITUTE A VOTE TO ACCEPT OR REJECT THE PLAN.

B.	Voting Procedures

The Debtors are providing copies of this Disclosure Statement (including all exhibits and appendices) and related materials and a Ballot (collectively, a “Solicitation Package”) to record holders of the Term Loan Claims. In order to vote, holders of Term Loan Claims should provide all of the information requested by the Ballot and, as applicable, should complete and deliver their completed Ballots so that they are actually received by the Voting Agent no later than the Voting Deadline.

C.	Parties Entitled to Vote

Under the Bankruptcy Code, only holders of claims or interests in “impaired” classes are entitled to vote on a plan. Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests do not actually vote on the plan. If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the Plan.

A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

The Bankruptcy Code defines “acceptance” of a plan by a class of: (i) claims as acceptance by creditors in that class that hold at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the claims that cast ballots for acceptance or rejection of the plan; and (ii) interests as acceptance by interest holders in that class that hold at least two-thirds (2/3) in dollar amount of the interests that cast ballots for acceptance or rejection of the plan.

Class 3 (Term Loan Claims) is impaired under the Plan and the only Class of Claims or Interests entitled to vote to accept or reject the Plan (the “Voting Class” or the “Voting Claims”).

Claims in all other Classes are either unimpaired and deemed to accept or impaired and deemed to reject the Plan and are not entitled to vote. For a detailed description of the treatment of Claims and Interests under the Plan, see Article I of this Disclosure Statement.

The Debtors will request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code over the deemed rejection of the Plan by all Parent Equity Interests and Subordinated Securities Claims. Section 1129(b) of the Bankruptcy Code permits the confirmation of a chapter 11 plan notwithstanding the rejection of such plan by one or more impaired classes of claims or interests. Under section 1129(b), a plan may be confirmed by a bankruptcy court if it does not “discriminate unfairly” and is “fair and equitable” with respect to each rejecting class. For a more detailed description of the requirements for confirmation of a nonconsensual plan, see Article X of this Disclosure Statement.

1.	Miscellaneous

All Ballots must be signed by the Eligible Holder, or any person who has obtained a properly completed Ballot proxy from the Eligible Holder by the Voting Record Date. Unless otherwise ordered by the Bankruptcy Court, Ballots that are signed, dated, and timely received, but on which a vote to accept or reject the Plan has not been indicated, will not be counted. The Debtors, in their sole discretion, may request that the Voting Agent attempt to contact such voters to cure any such defects in the Ballots. Any ballot marked to both accept and reject the Plan will not be counted. If you cast more than one Ballot voting the same Claim(s) before the Voting Deadline, the last valid Ballot received on or before the Voting Deadline will be deemed to reflect your intent, and thus, will supersede any prior Ballot. If you cast Ballots received by the Voting Agent on the same day, but which are voted inconsistently, such Ballots will not be counted.

An otherwise properly executed Ballot that attempts to partially accept and partially reject the Plan will likewise not be counted.

The Ballots provided to Eligible Holders will reflect the amount of such Eligible Holder’s Claim; however, when tabulating votes, the Voting Agent may adjust the amount of such Eligible Holder’s Claim by multiplying that amount by a factor that reflects all amounts accrued between the Voting Record Date and the Commencement Date including, without limitation, interest.

Under the Bankruptcy Code, for purposes of determining whether the requisite votes for acceptance have been received, only holders of the Term Loan Claims who actually vote will be counted. The failure of a holder to deliver a duly executed Ballot to the Voting Agent will be deemed to constitute an abstention by such holder with respect to voting on the Plan and such abstentions will not be counted as votes for or against the Plan.

Except as provided below, unless the Ballot is timely submitted to the Voting Agent before the Voting

Deadline together with any other documents required by such Ballot, the Debtors may, in their sole discretion, reject such Ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the Plan.

2.	Fiduciaries and Other Representatives

If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another, acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, if requested, must submit proper evidence satisfactory to the Debtor of authority to so act. Authorized signatories should submit a separate Ballot of each Eligible Holder for whom they are voting.

UNLESS THE BALLOT IS SUBMITTED TO THE VOTING AGENT ON OR PRIOR TO THE VOTING DEADLINE, SUCH BALLOT WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PLAN; PROVIDED, HOWEVER, THAT THE DEBTORS RESERVE THE RIGHT, IN THEIR SOLE DISCRETION, TO REQUEST THE BANKRUPTCY COURT TO ALLOW SUCH BALLOT TO BE COUNTED.

3.	Agreements Upon Furnishing Ballots

The delivery of an accepting Ballot pursuant to one of the procedures set forth above will constitute the agreement of the creditor with respect to such Ballot to accept: (i) all of the terms of, and conditions to, the solicitation; and (ii) the terms of the Plan including the injunction, releases, and exculpations set forth in Sections 10.5, 10.6, and 10.7 of the Plan. All parties in interest retain their right to object to confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code, subject to any applicable terms of the Restructuring Support Agreement.

4.	Change of Vote

Subject to the terms of the Restructuring Support Agreement, any party who has previously submitted to the Voting Agent prior to the Voting Deadline a properly completed Ballot may revoke such Ballot and change its vote by submitting to the Voting Agent prior to the Voting Deadline a subsequent, properly completed Ballot voting for acceptance or rejection of the Plan.

5.	Waivers of Defects, Irregularities, etc.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawals of Ballots will be determined by the Voting Agent and/or the Debtors, as applicable, in their sole discretion, which determination will be final and binding. The Debtors reserve the right to reject any and all Ballots submitted by any of their respective creditors not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, as applicable, be unlawful. The Debtors further reserve their respective rights to waive any defects or irregularities or conditions of delivery as to any particular Ballot by any of their creditors. The interpretation (including the Ballot and the respective instructions thereto) by the applicable Debtor, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determines. Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

X.

CONFIRMATION OF PLAN

A.	Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a confirmation hearing upon appropriate notice to all required parties. The Debtors will request that the Bankruptcy Court schedule the Confirmation Hearing. Notice of the Confirmation Hearing will be provided to all known creditors and equity holders or their representatives. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjourned date made at the Confirmation Hearing, at any subsequent adjourned Confirmation Hearing, or pursuant to a notice filed on the docket of the Chapter 11 Cases.

B.	Objections to Confirmation

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan. Any objection to confirmation of the Plan must (a) be in writing; (b) state the name and address of the objecting party and the amount and nature of the Claim or Interest of such party; (c) state with particularity the basis and nature of any objection, and provide proposed language that, if accepted and incorporated by the Debtors, would obviate such objection; (d) conform to the Bankruptcy Rules and the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the Southern District of New York; (e) be filed with the Bankruptcy Court, with a copy to the chambers of the United States Bankruptcy Judge appointed to the Chapter 11 Cases, together with proof of service thereof; and (f) be served upon the following parties, including such other parties as the Bankruptcy Court may order:

(a)	The Debtor at:

Ditech Holding Corporation

3000 Bayport Drive, Suite 985

Tampa, FL 33607

Attn: John Haas, General Counsel, Chief Legal Officer and Secretary

(b)	Office of the U.S. Trustee at:

Office of the U.S. Trustee for Region 2

U.S. Federal Office Building

201 Varick Street, Suite 1006

New York, New York 10014

Attn:    Greg M. Zipes, Esq.

            Benjamin J. Higgins, Esq.

(c)	Counsel to the Debtor at:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn:     Ray C. Schrock, P.C.

             Sunny Singh, Esq.

(d)	Counsel to the Prepetition Administrative Agent at:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York, 10017

Attn:    Brian M. Resnick, Esq.

            Michelle M. McGreal, Esq.

(e)	Counsel to the Term Loan Ad Hoc Group at:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attn:    Patrick J. Nash Jr., P.C.

            John Luze, Esq.

(f)	Counsel to the DIP Agent and DIP Lender at:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

Attn:    Sarah M. Ward, Esq.

            Mark A. McDermott, Esq.

            Melissa Tiarks, Esq.

(g)	Counsel to Nomura Corporate Funding Americas, LLC at:

Jones Day

250 Vesey Street

New York, New York 10281

Attn: Ben Rosenblum, Esq.

(h)	Counsel to the Creditors’ Committee at:

Pachulski Stang Ziehl & Jones LLP

780 Third Avenue, 34th Floor

New York, New York 10017

Attn:     Robert J. Feinstein, Esq.

             Bradford J. Sandler, Esq.s

             Steven W. Golden, Esq.

             - and -

Rich Michaelson Megaliff, LP

335 Madison Avenue, 9th Floor

New York, New York 10017

Attn:     Robert N. Michaelson, Esq.

             Elwood F. Collins, Esq.

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY

NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

C.	Requirements for Confirmation of Plan

1.	Requirements of Section 1129(a) of Bankruptcy Code

(a)     General Requirements

At the Confirmation Hearing, the Bankruptcy Court will determine whether the confirmation requirements specified in section 1129(a) of the Bankruptcy Code have been satisfied including, without limitation, whether:

(i)	the Plan complies with the applicable provisions of the Bankruptcy Code;

(ii)	the Debtors have complied with the applicable provisions of the Bankruptcy Code;

(iii)	the Plan has been proposed in good faith and not by any means forbidden by law;

(iv)

any payment made or promised by the Debtors or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;

(v)

the Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of the Reorganized Debtors, an affiliate of the Debtors participating in a Plan with the Debtors, or a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of the holders of Claims and Interests and with public policy, and the Debtors have disclosed the identity of any insider who will be employed or retained by the Reorganized Debtors, and the nature of any compensation for such insider;

(vi)

with respect to each Class of Claims or Interests, each holder of an impaired Claim or impaired Interest has either accepted the Plan or will receive or retain under the Plan, on account of such holder’s Claim or Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date of the Plan under chapter 7 of the Bankruptcy Code;

(vii)

except to the extent the Plan meets the requirements of section 1129(b) of the Bankruptcy Code (as discussed further below), each Class of Claims either accepted the Plan or is not impaired under the Plan;

(viii)

except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that administrative expenses and priority Claims, other than Priority Tax Claims, will be paid in full on the Effective Date, and that Priority Tax Claims will receive either payment in full on the Effective Date or deferred cash payments over a period not exceeding five years after the Commencement Date, of a value, as of the Effective Date of the Plan, equal to the Allowed amount of such Claims;

(ix)	at least one Class of impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such Class;

(x)	confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan; and

(xi)

all fees payable under section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of all such fees on the Effective Date of the Plan.

(b)    Best Interests Test

As noted above, with respect to each impaired class of claims and equity interests, confirmation of a plan requires that each such holder either (i) accept the plan or (ii) receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtor was liquidated under chapter 7 of the Bankruptcy Code. This requirement is referred to as the “best interests test.”

This test requires a Bankruptcy Court to determine what the holders of allowed claims and allowed equity interests in each impaired class would receive from a liquidation of the debtor’s assets and properties in the context of a liquidation under chapter 7 of the Bankruptcy Code. To determine if a plan is in the best interests of each impaired class, the value of the distributions from the proceeds of the liquidation of the debtor’s assets and properties (after subtracting the amounts attributable to the aforesaid claims) is then compared with the value offered to such classes of claims and equity interests under the plan.

The Debtors believe that under the Plan all holders of impaired Claims and Interests will receive property with a value not less than the value such holder would receive in a liquidation under chapter 7 of the Bankruptcy Code. The Debtors’ belief is based primarily on (i) consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to holders of impaired Claims and Interests and (ii) the Liquidation Analysis.

The Debtors believe that any liquidation analysis is speculative, as it is necessarily premised on assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors. The Liquidation Analysis is solely for the purpose of disclosing to holders of Claims and Interests the effects of a hypothetical chapter 7 liquidation of the Debtors, subject to the assumptions set forth therein. There can be no assurance as to values that would actually be realized in a chapter 7 liquidation nor can there be any assurance that a bankruptcy court will accept the Debtors’ conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

(c)    Feasibility

Also as noted above, section 1129(a)(11) of the Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtor has analyzed its ability to meet its obligations under the Plan. As part of this analysis, the Debtors have prepared the Projections provided in Section VI hereof. Based upon such Projections, the Debtors believe they will have sufficient resources to make all payments required pursuant to the Plan and that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization. Moreover, Section X hereof sets forth certain risk factors that could impact the feasibility of the Plan.

(d)    Equitable Distribution of Voting Power

On or before the Effective Date, pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, the organizational documents for the Debtors will be amended as necessary to satisfy the provisions of the Bankruptcy Code and will include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, (i) a provision prohibiting the issuance of non-voting equity securities and (ii) a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power.

2.	Additional Requirements for Non-Consensual Confirmation

In the event that any impaired Class of Claims or Interests does not accept or is deemed to reject the Plan, the Bankruptcy Court may still confirm the Plan at the request of the Debtors if, as to each impaired Class of Claims or Interests that has not accepted the Plan, the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such Classes of Claims or Interests, pursuant to section 1129(b) of the Bankruptcy Code. Both of these requirements are in addition to other requirements established by case law interpreting the statutory requirements.

Pursuant to the Plan, holders of Interests in Class 9 (Parent Equity Interests) and Claims in Class 4 (Second Lien Note Claims), Class 5 (General Unsecured Claims), Class 6 (Go-Forward Trade Claims), and Class 10 (Subordinated Securities Claims) will not receive a distribution and are thereby deemed to reject the Plan. However, the Debtors submit that they satisfy the “unfair discrimination” and “fair and equitable” tests, as discussed in further detail below.

(a)    Unfair Discrimination Test

The “unfair discrimination” test applies to Classes of Claims or Interests that are of equal priority and are receiving different treatment under the Plan. A chapter 11 plan does not discriminate unfairly, within the meaning of the Bankruptcy Code, if the legal rights of a dissenting Class are treated in a manner consistent with the treatment of other Classes whose legal rights are substantially similar to those of the dissenting Class and if no Class of Claims or Interests receives more than it legally is entitled to receive for its Claims or Interests. This test does not require that the treatment be the same or equivalent, but that such treatment is “fair.”

The Debtors believe the Plan satisfies the “unfair discrimination” test. Claims of equal priority are receiving comparable treatment and such treatment is fair under the circumstances.

(b)    Fair and Equitable Test

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class. As to dissenting classes, the test sets different standards depending on the type of claims in such class. The Debtors believe that the Plan satisfies the “fair and equitable” test as further explained below.

(i) Other Secured Creditors

The Bankruptcy Code provides that each holder of an impaired secured claim either (i) retains its liens on the property to the extent of the allowed amount of its secured claim and receives deferred cash payments having a value, as of the effective date, of at least the allowed amount of such claim, (ii) has the right to credit bid the amount of its claim if its property is sold and retains its liens on the proceeds of the sale or (iii) receives the “indubitable equivalent” of its allowed secured claim.

(ii) Unsecured Creditors

The Bankruptcy Code provides that either (i) each holder of an impaired unsecured claim receives or retains under the plan of reorganization, property of a value equal to the amount of its allowed claim or (ii) the holders of claims and equity interests that are junior to the claims of the dissenting class will not receive any property under the plan of reorganization. The Plan provides that the holders of General Unsecured Claims in Class 6 and Go-Forward Trade Claims in Class 7 will receive the treatment summarized above in Article V of this Disclosure Statement.

(iii) Equity Interests

The Bankruptcy Code requires that either (a) each holder of an equity interest receive or retain under the plan property of a value equal to the greater of (i) the fixed liquidation preference or redemption price, if any, of such stock and (ii) the value of the stock, or (b) the holders of equity interests that are junior to any dissenting class of equity interests not receive any property under the plan. Pursuant to the Plan, all Existing Equity Interests will be cancelled and the holders of Parent Equity Interests will neither receive nor retain any property on account of such interests.

XI.

ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF PLAN

The Debtors have evaluated several alternatives to the Plan. After studying these alternatives, the Debtors have concluded that the Plan is the best alternative and will maximize recoveries to parties in interest, assuming confirmation and consummation of the Plan. If the Plan is not confirmed and consummated, the alternatives to the Plan are (i) the preparation and presentation of an alternative plan of reorganization, (ii) a sale of some or all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code, or (iii) a liquidation under chapter 7 of the Bankruptcy Code.

A.	Alternative Plan of Reorganization

If the Plan is not confirmed, the Debtors (or if the Debtors’ exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either: (i) a reorganization and continuation of the Debtors’ business or (ii) an orderly liquidation of the Debtors’ assets. The Debtors, however, submit that the Plan, as described herein, enables their creditors to realize the most value under the circumstances.

B.	Sale Under Section 363 of Bankruptcy Code

If the Plan is not confirmed, the Debtors could seek from the Bankruptcy Court, after notice and a hearing, authorization to sell their assets through a stand-alone alternative transaction under section 363 of the Bankruptcy Code. Upon analysis and consideration of this alternative, the Debtors do not believe that a stand-alone alternative sale of their assets under section 363 of the Bankruptcy Code (as opposed to the consummation of the Sale Transaction pursuant to the Plan) would yield a higher recovery for holders of Claims and Interests than the Plan.

C.	Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law

If no plan can be confirmed, the Chapter 11 Cases may be converted to a case under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to the Debtors’ creditors in accordance with the priorities established by the Bankruptcy Code. The effect a chapter 7 liquidation would have on the recovery of holders of Allowed Claims and Interests is set forth in the Liquidation Analysis attached hereto as Exhibit E.

As noted in Article XI of this Disclosure Statement, the Debtors believe that liquidation under chapter 7 would result in smaller distributions to creditors than those provided for in the Plan because of the delay resulting from the conversion of the cases and the additional administrative expenses associated with the appointment of a trustee and the trustee’s retention of professionals who would be required to become familiar with the many legal and factual issues in the Chapter 11 Cases.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

XIII.

CONCLUSION AND RECOMMENDATION

The Debtors believe the Plan is in the best interests of all stakeholders and urge the holders of Claims in Class 3 to vote in favor thereof.

Dated: March 5, 2019

DEBTORS

DF INSURANCE AGENCY LLC

DITECH FINANCIAL LLC

DITECH HOLDING CORPORATION

GREEN TREE INSURANCE AGENCY OF NEVADA, INC.

By:	/s/ Kimberly Perez
Name: Kimberly Perez
Title: Senior Vice President and Chief Accounting Officer

DEBTORS

GREEN TREE CREDIT LLC

GREEN TREE CREDIT SOLUTIONS LLC

GREEN TREE INVESTMENT HOLDINGS III LLC

GREEN TREE SERVICING CORP.

WALTER MANAGEMENT HOLDING COMPANY LLC

WALTER REVERSE ACQUISITION LLC

By:	/s/ Laura Reichel
Name: Laura Reichel
Title: President

SIGNATURE PAGE TO DISCLOSURE STATEMENT

DEBTOR MARIX SERVICING LLC

By:	/s/ Clinton Hodder
Name: Clinton Hodder
Title: President

SIGNATURE PAGE TO DISCLOSURE STATEMENT

DEBTORS

MORTGAGE ASSET SYSTEMS, LLC

REO MANAGEMENT SOLUTIONS, LLC

REVERSE MORTGAGE SOLUTIONS, INC.

By:	/s/ Jeanetta Brown
Name: Jeanetta Brown
Title: Vice President

SIGNATURE PAGE TO DISCLOSURE STATEMENT

Exhibit A

The Joint Chapter 11 Plan

[filed separately]

Exhibit B

Restructuring Support Agreement

[previously filed]

EXHIBIT C

Organizational Structure Chart

EXHIBIT D

Financial Information and Projections

To Be Filed Separately

EXHIBIT E

Liquidation Analysis

To Be Filed Separately